EXHIBIT T3E.1
OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT

E*TRADE Financial Corporation

Offer to Exchange

Any and All Outstanding 8% Senior Notes due 2011
for Class A Senior Convertible Debentures due 2019 or Class B Senior Convertible Debentures due 2019
and
Up to $1,000,000,000 Aggregate Principal Amount of 12.5% Springing Lien Notes due 2017 Held By Citadel Equity Fund Ltd. and Up to $310,000,000 Aggregate Principal Amount of 12.5% Springing Lien Notes due 2017 Not Held By Citadel Equity Fund Ltd.
for Class A Senior Convertible Debentures due 2019 or Class B Senior Convertible Debentures due 2019
and

Consent Solicitation

E*TRADE Financial Corporation is offering to exchange (i) any and all tendered and accepted 8% Senior Notes due 2011 (CUSIP No. 269246 AF1) (the “2011 Notes”) and (ii) up to $1 billion aggregate principal amount of our outstanding 12.5% Springing Lien Notes due 2017 held by Citadel Equity Fund Ltd. and its affiliates (“Citadel”) and up to $310,000,000 aggregate principal amount of our outstanding 12.5% Springing Lien Notes due 2017 (CUSIP Nos. 269246 AS3, 269246 AT1 and 269246 AV6) (the “2017 Notes”) held by holders other than Citadel that are tendered and accepted for the exchange consideration described below.  We refer to the 2011 Notes and the 2017 Notes collectively as the “Notes” and persons or entities in whose name the Notes are registered as “Holders.”

In exchange for each $1,000 principal amount of Notes that is tendered and accepted, Holders will receive $1,000 principal amount of either Class A Senior Convertible Debentures due 2019 (the “Class A Debentures”) or Class B Senior Convertible Debentures due 2019 (the “Class B Debentures,” and together with the Class A Debentures, the “Debentures”). Holders tendering Notes prior to the Early Tender Deadline will be entitled to receive Class A Debentures in the exchange, while Holders tendering Notes after the Early Tender Deadline will be entitled to receive Class B Debentures in the exchange, in each case assuming such Notes are accepted for exchange. The terms of the Class A Debentures and the Class B Debentures will be identical except for the initial conversion price.  The Debentures will not bear interest and will be convertible into shares of our common stock as described herein.  The initial conversion price for the Class A Debentures will be $1.0340.  The initial conversion price for the Class B Debentures will be $1.5510, or 150% of the initial conversion price applicable to the Class A Debentures.

The Early Tender Date (“Early Tender Date”) shall be July 1, 2009, or such later date as may be set by us with Citadel’s consent. Holders who have tendered their Notes by 12:00 midnight, New York City time, on the Early Tender Date (the “Early Tender Deadline”) and have their Notes accepted will receive Class A Debentures. Holders who tender their Notes prior to 5:00 p.m., New York City time, on the Early Tender Date (the “Early Withdrawal Deadline”) may withdraw their notes at any time prior to the Early Withdrawal Deadline.  Holders who have tendered their Notes after the Early Withdrawal Deadline but prior to the Early Tender Deadline will not have the right to withdraw such Notes.  We will make a preliminary announcement of the tenders received to date at 6:00 p.m., New York City time, on the Early Tender Date.  Notes tendered by the Early Tender Deadline that will be accepted if the exchange offer is consummated will be assigned a temporary CUSIP and may be transferred and sold under that CUSIP during the period beginning promptly after the Early Tender Date until 12:00 midnight, New York City time, on the Expiration Date (as defined below).

The Expiration Date (“Expiration Date”) shall be the date of the vote at the special stockholder meeting we will call to approve the issuance of the exchange consideration in this exchange offer under the applicable provisions of NASDAQ Marketplace Rule 5635 and to increase the authorized shares of our common stock (the “Special Meeting”), which we currently expect to be on or around August 14, 2009. Holders who have tendered their Notes after the Early Tender Deadline but prior to 12:00 midnight, New York City time, on the Expiration Date (the “Expiration Time”) and have their Notes accepted will receive Class B Debentures.  The deadline for withdrawing Notes tendered in the exchange offer after the Early Tender Date will be the Expiration Time.  Promptly after we have fixed the date of the Special Meeting, we will supplement this offering memorandum and consent solicitation statement (this “Offering Memorandum”) to advise Holders of the Expiration Date.  You may withdraw Notes tendered after the Early Tender Date at any time prior to the Expiration Time, but you may not do so after that deadline.

Any Note withdrawn pursuant to the terms of this exchange offer shall not thereafter be considered tendered for any purpose of this offering memorandum unless and until such Note is again tendered pursuant to this exchange offer.

We have entered into an exchange agreement with Citadel, which beneficially holds approximately 52.8% of the principal amount of our outstanding 2011 Notes and approximately 81.2% of the principal amount of our outstanding 2017 Notes, under which Citadel has agreed to early tender not less than $200 million aggregate principal amount of its 2011 Notes and not less than $600 million, nor more than $1 billion, aggregate principal amount of its 2017 Notes for exchange in, and not to withdraw any of these tendered Notes from (except as set forth in the exchange agreement) the exchange offer; provided, however, that if we do not obtain Requisite Consents (as defined below) with respect to the 2017 Notes, the amount of 2017 Notes tendered by Citadel that we accept shall be limited such that Citadel’s beneficial ownership of our voting stock on an as-converted basis (determined without regard to any limitations on conversion of the Debentures) will not exceed 49.9% after giving effect to the exchange offer, in which case the aggregate principal amount of 2017 Notes tendered by Citadel and accepted may be less than $600 million.

In connection with this exchange offer, we are soliciting consents representing a majority of the aggregate principal amount of each of the 2011 Notes and the 2017 Notes (both including and excluding such Notes held by Citadel) to approve our proposal to amend the indentures relating to such Notes to permit us to participate in the U.S. Department of Treasury’s TARP Capital Purchase Program in the event our application is approved and provided we obtain an analogous amendment to the indentures governing our 7.375% Senior Notes due 2013 and 7.875% Notes due 2015.  In addition, we are also seeking consents representing a majority of the aggregate principal amount of the 2017 Notes (both including and excluding such Notes held by Citadel) to approve our proposal to amend the definition of “Change of Control” in the indenture relating to the 2017 Notes to make clause (1) of the definition (concerning the beneficial ownership of our capital stock) consistent with the analogous provision in the indentures relating to the 2011 Notes and our 7.375% Senior Notes due 2013 and 7.875% Senior Notes due 2015.  We refer to these consents collectively as the “Consents,” and the amendments to the respective indentures governing the Notes as the “Amendments.” All Consents relate to the Amendments as a single proposal, and any Consent purporting to consent to only a portion of the Amendments will not be valid.

Prior to the Early Tender Deadline, Holders may deliver Consents without tendering the related Notes or may tender Notes for exchange and be deemed to have consented. Holders that tender 2011 Notes or 2017 Notes pursuant to the exchange offer by the Early Tender Deadline will be deemed automatically to have delivered a Consent with respect to all such Notes and to have waived any consent fee in connection with such Consent, even if any 2017 Notes so tendered are not accepted for exchange due to proration; provided that if the Requisite Consents with respect to a series of Notes are obtained but the exchange offer is not consummated, we will pay each Holder who has tendered Notes of such series by the Early Tender Deadline the consent fee as described below. Tendering Holders may not revoke Consents without withdrawing the previously tendered Notes to which such Consents relate.  A Holder who withdraws tendered Notes will be deemed to have revoked its Consent with respect to all such Notes unless such Holder (i) provides or has provided a separate Consent with respect to such Notes or (ii) subsequently re-tenders such Notes pursuant to this exchange offer before the Early Tender Deadline.

Alternatively, Holders may deliver Consents without tendering the related Notes until the Early Withdrawal Deadline by following the procedures set forth in this Offering Memorandum.  Holders who consent without tendering the related Notes during the Early Tender Period may tender such Notes after the Early Tender Date and be eligible to receive Class B Debentures. Holders who deliver Consents during the Early Tender Period without tendering Notes may revoke such Consents only until the Early Withdrawal Deadline. Non-tendering Holders who deliver and do not revoke Consents by the Early Withdrawal Deadline will be eligible to receive a consent fee equal to $5.00 per $1,000 principal amount of Notes to which such Consent relates (the “Consent Fee”) upon execution of the supplemental indenture for such series of Notes, which shall occur as soon as practicable after the Early Tender Date; provided that Consents representing a majority of the outstanding principal amount of the 2011 Notes or 2017 Notes (both including and excluding such Notes held by Citadel) (with respect to each series, “Requisite Consents”) are received and not revoked by the Early Tender Deadline. Citadel, which by itself controls a majority of the outstanding principal amount of each of the 2011 Notes and the 2017 Notes, has separately agreed pursuant to its exchange agreement with us to provide its Consent with respect to a principal amount of 2011 Notes and 2017 Notes, whether by tendering Notes or providing Consent as necessary, to ensure that Consents with respect to a majority of the aggregate principal amount of each of the 2011 Notes and 2017 Notes are delivered by the Early Tender Deadline, and has waived its right to the consent fee with respect to any and all such Notes unless the exchange offer is not consummated.

See “Risk Factors” beginning on page 18 for a discussion of risk factors that you should consider prior to tendering your Notes in the exchange offer.

The date of this Offering Memorandum is June 22, 2009

The amounts of our 2017 Notes that are exchanged in the exchange offer by Holders other than Citadel may be prorated as set forth herein.  See “General Terms of the Exchange Offer and Consent Solicitation—Proration.”  Holders other than Citadel should therefore tender the maximum amount of Notes that they wish to be accepted. We intend to promptly return tendered Notes which may not be not accepted due to proration to the Holders thereof.

Completion of the exchange offer is subject to the satisfaction or waiver of a number of conditions as set forth in this Offering Memorandum, including, but not limited to, receipt of stockholder approval for the issuance of the exchange consideration in the exchange and the increase in the authorized shares of our common stock.  See “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation” beginning on page 45.

The acceptance of Consents in the consent solicitation and the payment of the Consent Fee, if applicable, with respect to the 2011 Notes or the 2017 Notes is conditioned on Requisite Consents for such series being received from the date of this Offering Memorandum through the Early Tender Deadline (such period, the “Early Tender Period”).

We plan to issue the exchange consideration promptly following the Expiration Date (the “Settlement Date”).

The exchange offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act.  As a result, the Debentures we issue to you in exchange for your Notes may be subject to transfer restrictions. If the Notes you tender in the exchange are freely tradable, the Debentures can be transferred freely.  If, however, any or all of the Notes you tender are subject to transfer restrictions, for example by virtue of being “restricted securities” within the meaning of Rule 144 under the Securities Act, the Debentures will be subject to the same transfer restrictions such Notes were subject to immediately prior to being tendered.  We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the offer.

None of E*TRADE Financial Corporation, its subsidiaries, or its Board of Directors, the Exchange Agent, the Information Agent, the trustees under the indentures governing the Notes or the affiliates of any of them makes any recommendation as to whether Holders of the Notes should exchange their Notes in the exchange offer.

You should rely only on the information contained or incorporated by reference in this Offering Memorandum or to which we have referred you.  We have not authorized any person (including any dealer, salesman or broker) to provide you with different information.  The information contained or incorporated by reference in this Offering Memorandum may only be accurate on the date hereof or the dates of the documents incorporated by reference herein.  You should not assume that the information contained or incorporated by reference in this Offering Memorandum is accurate as of any other date.

The Debentures have not been approved or recommended by any U.S. federal, state or foreign jurisdiction or regulatory authority.  Those authorities have not passed upon the fairness or merits of this transaction.  Furthermore, those authorities have not been requested to confirm the accuracy or adequacy of this Offering Memorandum.  Any representation to the contrary is a criminal offense.

We refer to E*TRADE Financial Corporation in this Offering Memorandum as “E*TRADE,” the “Company,” “we,” “us,” “our” or comparable terms.  All such references refer to E*TRADE Financial Corporation and not its consolidated subsidiaries unless expressly indicated or the context otherwise requires.

Our corporate offices are located at 135 East 57th Street, New York, New York 10022 (tel: 646-521-4300).  We were incorporated in California in 1982 and reincorporated in Delaware in July 1996.  We maintain a website at www.etrade.com where general information about us is available.  Information on our website is not a part of this Offering Memorandum.

SUMMARY OF THE EXCHANGE OFFER

This summary highlights the more detailed information in this Offering Memorandum and you should read the entire Offering Memorandum carefully. Any Note withdrawn pursuant to the terms of this exchange offer shall not thereafter be considered tendered for any purpose of this agreement unless and until such Note is again tendered pursuant to this exchange offer.

The Exchange Offer
We are offering to exchange (i) any and all of our outstanding 2011 Notes and (ii) up to $1 billion aggregate principal amount of our outstanding 2017 Notes held by Citadel and up to $310,000,000 aggregate principal amount of our outstanding 2017 Notes not held by Citadel tendered by the Expiration Time for Class A Debentures or Class B Debentures, upon the terms and subject to the conditions set forth in this Offering Memorandum and the Letter of Transmittal and Consent (collectively, as the same may be amended or supplemented from time to time, the “Offer Documents”).

For additional information regarding the terms of the Debentures, see “Description of the Debentures.”

Expiration Time
The exchange offer will expire at 12:00 midnight, New York City time, on the date of the Special Meeting vote, which we currently expect to be on or around August 14, 2009, unless extended or terminated earlier.

Early Tender Date	July 1, 2009 or such later time and date as may be set by us with Citadel’s consent.

Early Tender Deadline	12:00 midnight, New York City time, on the Early Tender Date.

Early Withdrawal Deadline
A Holder’s right to withdraw any Notes tendered on or prior to the Early Tender Date will expire at 5:00 p.m., New York City time, on the Early Tender Date.

We will make a preliminary announcement of the tenders received to date at 6:00 p.m., New York City time, on the Early Tender Date.

A Holder will not have the right to withdraw any Notes tendered after the Early Withdrawal Deadline but prior to the Early Tender Deadline.

Withdrawal Deadline
A Holder’s right to withdraw any Notes tendered after the Early Tender Date will expire at 12:00 midnight., New York City time, on the date of the Special Meeting vote, which we currently expect to be on or around August 14, 2009, unless extended or terminated earlier.

Early Tender Consideration
Holders will receive $1,000 principal amount of Class A Debentures per $1,000 principal amount of Notes tendered by the Early Tender Deadline and accepted.

The terms of the Class A Debentures and the Class B Debentures will be identical except for the initial conversion price.  The initial conversion price for the Class A Debentures will be $1.0340.

All Notes entitled to receive the Class A Debentures in the exchange will be assigned a new temporary CUSIP number or numbers. As soon as practicable following the Early Tender Date, each Note bearing a new temporary CUSIP number will be released by the Exchange Agent, and may be transferred and sold during the period beginning promptly after the Early Tender Date until the Expiration Time, subject to any transfer restrictions to which such Note was subject prior to tender.

For additional information regarding the terms of the Debentures, see “Description of the Debentures.”

Extended Tender Consideration
Holders will receive $1,000 principal amount of Class B Debentures per $1,000 principal amount of Notes tendered after the Early Tender Date and prior to the Expiration Time and accepted.

The terms of the Class A Debentures and the Class B Debentures will be identical except for the initial conversion price and will vote as a single class for all purposes under the indenture.  The initial conversion price for the Class B Debentures will be $1.5510, or 150% of the initial conversion price applicable to the Class A Debentures.

For additional information regarding the terms of the Debentures, see “Description of the Debentures.”

Supplemental Information	Promptly after we have fixed the date of the Special Meeting, we will supplement this Offering Memorandum to advise Holders of the Expiration Date.

Exchange Agreement with Citadel
We have entered into an exchange agreement with Citadel, which beneficially holds approximately 52.8% of the principal amount of our outstanding 2011 Notes and approximately 81.2% of the principal amount of our outstanding 2017 Notes, under which Citadel has agreed to early tender not less than $200 million aggregate principal amount of its 2011 Notes and not less than $600 million, nor more than $1 billion, aggregate principal amount of its 2017 Notes for exchange, and not to withdraw any of these tendered Notes except as set forth in the exchange agreement with Citadel; provided, however, that if we do not obtain Requisite Consents with respect to the 2017 Notes, the amount of 2017 Notes tendered by Citadel that will be accepted shall be limited such that Citadel’s beneficial ownership of our voting stock on an as-converted basis determined without regard to any limitations on conversion of the Debentures will not exceed 49.9% after giving effect to the exchange offer, in which case the aggregate principal amount of 2017 Notes tendered by Citadel and accepted may be less than $600 million. See “Exchange Agreement.”

Proration	Subject to satisfaction of the conditions of the exchange offer, we will accept for exchange:

•      any and all outstanding 2011 Notes tendered;

•      up to $310,000,000 aggregate principal amount of our outstanding 2017 Notes tendered by Holders other than Citadel; and

•      up to $1 billion aggregate principal amount of 2017 Notes tendered by Citadel, subject to receiving Requisite Consents with respect to the 2017 Notes.

If more than $310,000,000 aggregate principal amount of our outstanding 2017 Notes is tendered by Holders other than Citadel by the Early Tender Deadline, we will accept:

•      from each such Holder other than Citadel that tenders in the Early Tender Period, a ratable amount of such Holder’s tendered 2017 Notes, based on the proportion that the aggregate principal amount of 2017 Notes tendered by such Holder during the Early Tender Period bears to the aggregate principal amount of all 2017 Notes tendered, other than by Citadel, during the Early Tender Period; and

•      none of the Notes tendered after the Early Tender Deadline but on or prior to the Expiration Time (such period, the “Extended Tender Period”).

If more than $310,000,000 aggregate principal amount of our outstanding 2017 Notes is tendered by Holders other than Citadel by the Expiration Time, but not by the Early Tender Deadline, we will accept:

•      first, all such 2017 Notes tendered by the Early Tender Deadline (such aggregate principal amount, the “Initial Tender Amount”); and

•      second, an aggregate principal amount of 2017 Notes tendered by Holders other than Citadel during the Extended Tender Period, equal to the excess of $310,000,000 over the Initial Tender Amount, and we will accept from each such Holder other than Citadel a ratable amount of such Holder’s 2017 Notes tendered in the Extended Tender Period, based on the proportion that the aggregate principal amount of 2017 Notes tendered by such Holder during the Extended Tender Period bears to the aggregate principal amount of all 2017 Notes tendered, other than by Citadel, during the Extended Tender Period; and

Holders other than Citadel should therefore tender the maximum amount of Notes that they wish to be accepted. We intend to promptly return tendered Notes which may not be accepted due to proration to the Holders thereof.

Accrued Interest	If Notes are tendered by a holder and accepted for exchange

pursuant to the exchange offer, such holder will be entitled to accrued and unpaid interest on those Notes in cash up to, but not including, the Settlement Date in addition to the exchange consideration.

Settlement Date
The Settlement Date will be promptly after the Expiration Date and is expected to be the third business day after the Expiration Date.  Assuming the exchange offer is not extended and the Special Meeting is held on August 14, 2009, we expect the Settlement Date will be August 19, 2009.

Acceptance of Tenders
Subject to the description of “Proration” above, all properly completed, executed and delivered Letters of Transmittal and Consent tendered along with Notes received by the Exchange Agent on or prior to the Expiration Date may be accepted.

Holders that tender 2011 Notes or 2017 Notes prior to the Early Tender Deadline will be deemed automatically to have delivered a Consent with respect to all such Notes and to have waived any consent fee in connection with such Consent, even if any 2017 Notes so tendered are not accepted due to proration.

Procedure for Tenders
If you wish to participate in the exchange offer and your existing Notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your Notes on your behalf pursuant to the procedures of the custodial entity.

Custodial entities that are participants in The Depository Trust Company, or DTC, may tender Notes through DTC’s Automated Tender Offer Program, known as ATOP, by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the Letter of Transmittal and Consent.  See “General Terms of the Exchange Offer and Consent Solicitation—Procedures for Tendering Notes—Guaranteed Delivery Procedures.” Holders may also tender Notes at their option through the completion of a Letter of Transmittal and Consent.  See “General Terms of the Exchange Offer and Consent Solicitation—Procedures for Tendering Notes.” A Letter of Transmittal and Consent need not accompany tenders effected through ATOP.

Withdrawal of Tenders
Early Tenders: You may withdraw the tender of any Notes tendered prior to the Early Withdrawal Deadline at any time prior to the Early Withdrawal Deadline by submitting a notice of withdrawal to the Exchange Agent using ATOP procedures and/or by complying with the other procedures described herein.  Any Notes tendered prior to the Early Withdrawal Deadline that are not withdrawn prior to the Early Withdrawal Deadline may not be withdrawn.

Extended Tenders: You may withdraw the tender of your Notes tendered after the Early Tender Date at any time prior to the Expiration Time by submitting a notice of withdrawal to the Exchange Agent using ATOP procedures and/or by complying with the other procedures described herein.

Withdrawals of tenders may be made only in accordance with the procedures described in “General Terms of the Exchange Offer and Consent Solicitation—Withdrawal of Tenders; Revocation of Consents.”

Conditions to the Exchange Offer
Completion of the exchange offer is subject to the satisfaction or waiver of a number of conditions as set forth in this Offering Memorandum, including, but not limited to:

•      Citadel shall have tendered, prior to the Early Tender Deadline, not less than $200 million aggregate principal amount of its 2011 Notes and not less than $600 million, nor more than $1 billion, aggregate principal amount of its 2017 Notes for exchange in, and not withdrawn any of these tendered Notes from, the exchange offer; provided, however, that if we do not obtain the Requisite Consents with respect to the 2017 Notes, the amount of 2017 Notes tendered by Citadel that will be accepted shall be limited such that Citadel’s beneficial ownership of our voting stock on an as-converted basis determined without regard to any limitations on conversion of the Debentures will not exceed 49.9% after giving effect to the exchange offer, in which case the aggregate principal amount of 2017 Notes tendered by Citadel and accepted may be less than $600 million;

•       we must obtain shareholder approval to issue the exchange consideration in the exchange offer and to increase the authorized shares of our common stock at the Special Meeting of our stockholders;

•      all conditions to the exchange agreement with Citadel shall have been satisfied or waived, including approval of an amendment to Citadel’s rebuttal of control agreement with the Office of Thrift Supervision permitting Citadel to participate in this exchange offer on terms substantially identical to those described herein.

See “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and Consent Solicitation” beginning on page 45 for a more detailed discussion of the conditions to the exchange offer.

Amendment and Termination
We may terminate the exchange offer if the conditions to the exchange offer are not met by the Expiration Time or if the exchange agreement with Citadel is terminated by either party in accordance with its terms.  We reserve the right, subject to applicable law, (i) to waive any and all of the conditions of the exchange offer by the Expiration Time or (ii) to amend the terms of the exchange offer.  In the event that the exchange offer is terminated, withdrawn or otherwise not consummated by the Expiration Time, neither the Class A Debentures nor the Class B Debentures will be issued or become payable to Holders who have tendered their Notes. In any such event, the Notes previously tendered pursuant to the exchange offer will be promptly returned to the tendering Holders.

Use of Proceeds	We will not receive any cash proceeds in the exchange offer.

Delivery of Letters of Transmittal and Consent
Completed and executed Letters of Transmittal and Consent should be sent by mail, first class postage prepaid, overnight courier or hand delivery to the Exchange Agent at the address, or faxed to the Exchange Agent at the facsimile number, set forth on the back cover of this Offering Memorandum.

In lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the exchange offer through the ATOP procedures described below.

Letters of Transmittal and Consent should not be delivered directly to the Company.

Registration Rights
Pursuant to our exchange agreement with Citadel, we have agreed, effective as of the closing of the exchange offer, to amend our current Registration Rights Agreement with Citadel to provide, among other things, registration rights with respect to securities acquired by Citadel in the Public Equity Offering and Debentures in this exchange offer (including common stock issuable upon conversion of the Debentures) that constitute “restricted securities” within the meaning of Rule 144 under the Securities Act.  Citadel, its affiliates and any transferee will be eligible to register such securities on a shelf registration statement that we will be obligated to file or amend to include such securities and use our reasonable best efforts to have declared and kept effective subject to certain exceptions.

Certain U.S. Federal Tax Considerations
Holders of Notes may be subject to certain U.S. federal income tax consequences and certain estate tax consequences as a result of participating in the exchange offer, as described in “Certain U.S. Federal Tax Considerations.”

Additional Information
Questions or requests for assistance in completing and delivering the Letter of Transmittal and Consent or tendering Notes or for additional copies of any Offer Document or other related documents should be directed to the Information Agent, at the addresses and telephone numbers set forth on the back cover of this Offering Memorandum.

Information Agent	MacKenzie Partners, Inc.

Exchange Agent	MacKenzie Partners, Inc.

SUMMARY OF THE CONSENT SOLICITATION

This summary highlights the more detailed information in this Offering Memorandum and you should read the entire Offering Memorandum carefully. Any Consent revoked pursuant to the terms of this exchange offer shall not thereafter be considered valid for any purpose of this agreement unless and until such Consent is again delivered pursuant to this exchange offer.

The Consent Solicitation
We are soliciting Consents from the Holders of Notes to the Amendments as a single proposal.

The tender of Notes pursuant to the exchange offer and in accordance with the procedures described in the Offer Documents, to the extent such Notes are tendered by the Early Tender Deadline, will be deemed to automatically constitute delivery of a Consent with respect to the Notes tendered regardless of whether such Notes are accepted by us in the exchange offer, whether due to proration of the 2017 Notes or otherwise.

Alternatively, Holders may deliver Consents without tendering the related Notes until the Early Withdrawal Deadline. Only Holders who deliver a Consent without tendering the related Notes by the Early Withdrawal Deadline will be eligible to receive the Consent Fee. Holders who tender Notes during the Early Tender Period will be deemed to have waived the Consent Fee with respect to such tendered Notes; provided that if the Requisite Consents with respect to a series of Notes are obtained but the exchange offer is not consummated, we will pay the Consent Fee to all Holders who tendered Notes of such series during the Early Tender Period.

Record Date	The record date for the consent solicitation is the Early Tender Date, which will be July 1, 2009, unless extended with Citadel’s consent.

Amendments
The Amendments will amend the indentures relating to the Notes to permit us to participate in the U.S. Department of Treasury’s TARP Capital Purchase Program in the event our application is approved and provided we obtain an analogous amendment to the indentures governing our 7.375% Senior Notes due 2013 and 7.875% Notes due 2015.  In addition, the Amendments will amend the definition of “Change of Control” in the indenture relating to the 2017 Notes to make clause (1) of the definition (concerning the beneficial ownership of our capital stock) consistent with the analogous provision in the indentures relating to the 2011 Notes and our 7.375% Senior Notes due 2013 and 7.875% Notes due 2015.

For a detailed discussion of the Amendments, see “The Amendments.”

Consent Vote Required
The Exchange Agent and Information Agent must receive unrevoked Consents representing at least a majority of the aggregate principal amount of the 2011 Notes or the 2017 Notes, respectively (both including and excluding Notes held by Citadel) for the Amendments to be approved with respect to such series of

Notes. The Amendments will be effective upon execution of a supplemental indenture governing the Notes of such series giving effect to the Amendments.

Citadel, which by itself controls a majority of the outstanding principal amount of each of the 2011 Notes and the 2017 Notes, has separately agreed to provide its Consent under the exchange agreement with respect to a principal amount of 2011 Notes and 2017 Notes, whether by tendering Notes or providing Consent as necessary, to ensure that Consents with respect to a majority of the aggregate principal amount of each of the 2011 Notes and 2017 Notes are delivered by the Early Tender Deadline, and has waived any Consent Fee with respect to any and all such Notes, except in the event that the exchange offer is not consummated.

Consent Solicitation Period
The consent solicitation will expire at 12:00 midnight, New York City time, on the Early Tender Date.  Holders who deliver Consents without tendering the related Notes may do so until the Early Withdrawal Deadline.

Consent Fee
A Holder who delivers and does not revoke a Consent that is not accompanied by a tender of the related Notes by the Early Withdrawal Deadline will be eligible to receive the Consent Fee (equal to $5.00 per $1,000 principal amount of Notes to which such Consent relates); provided that the consents representing a majority of the outstanding principal amount of the Notes of such series are received by the Early Withdrawal Deadline and the other conditions set forth herein are satisfied or waived.  Notes tendered by the Early Tender Deadline will be deemed to have waived the Consent Fee except as provided above.

We will pay the Consent Fee to all Holders that have delivered a Consent not in connection with a tender of the related Notes promptly upon execution of the applicable supplemental indenture, which shall occur as soon as practicable after the Early Tender Date, provided the Requisite Consents have been obtained.

Additionally, all Holders who tender Notes during the Early Tender Period (including in connection with a tender of the related Notes) are eligible to receive a Consent Fee in the event the exchange offer is not consummated.  Such Consent Fee will be paid to the consenting Holders upon termination of the exchange offer.

Certain U.S. Federal Tax Considerations
Holders of Notes may be subject to certain U.S. federal income tax consequences and certain estate tax consequences as a result of participating in the exchange offer or as a result of the consent solicitation, as described in “Certain U.S. Federal Tax Considerations.”

SUMMARY DESCRIPTION OF THE DEBENTURES

The following summary contains basic information about the debentures and is not intended to be complete.  It does not contain all the information that is important to you.  For a more complete understanding of the debentures, you should read the section of this offering memorandum entitled “Description of the Debentures.”  For purposes of this summary and the “Description of the Debentures,” references to “the Company,” “E*TRADE,” “we,” “our” and “us” refer only to E*TRADE Financial Corporation and not to its subsidiaries.

Issuer	E*TRADE Financial Corporation, a Delaware corporation.

Debentures	Class A Senior Convertible Debentures due 2019 and Class B Senior Convertible Debentures due 2019.

Maturity	The anniversary of the Closing Date (as defined below) in 2019, unless earlier repurchased or converted.

Interest	The debentures will not bear interest.

Conversion Rights
Subject to the limitations below, Holders may convert their debentures at their option on any day to and including the second scheduled trading day immediately preceding the maturity date into a number of shares of our common stock equal to the quotient of $1,000 and the conversion price, subject to adjustment in certain circumstances.

Upon conversion of a convertible note, we will deliver, on the third business day after the relevant conversion date, a number of shares of our common stock equal to (A) the aggregate principal amount of debentures to be converted, divided by (B) the applicable conversion price in effect on the conversion date; provided, however, that for any conversion that occurs on or after the fifth business day immediately preceding the maturity date, we will deliver such shares on the maturity date.

The initial conversion price of the debentures will be:

$1.0340 for the Class A Debentures; and

$1.5510 for the Class B Debentures, or 150% of the initial conversion price of the Class A Debentures.

No holder may convert debentures to the extent such conversion would result in either (A) such holder beneficially owning in excess of 9.9% of our outstanding common stock, or (B) such holder owning in excess of 24.9% of our outstanding common stock, which limitations may be amended or waived, as applicable, upon the later of (a) one year notice to us and (b) receipt of any necessary regulatory approvals.

See “Description of the Debentures—Conversion Rights.”

Covenants
The indenture governing the debentures contains many financial and other covenants that limit our ability and the ability of certain of our subsidiaries, among other things, to

•      incur additional debt and issue preferred stock;

•      pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•      place limitations on distributions from certain subsidiaries;

•      issue or sell capital stock of certain subsidiaries;

•      issue guarantees;

•      sell or exchange assets;

•      enter into transactions with shareholders and affiliates;

•      create liens; and

•      effect mergers.

The covenants will permit us to participate in the TARP Capital Purchase Program on the same terms as the indentures governing the Notes after giving effect to the amendments for which we are seeking consents. See “Description of the Debentures—Covenants” and “The Amendments.”

Fundamental Change
If we undergo a “Fundamental Change” (as defined in this offering memorandum under “Description of the Debentures—Fundamental Change Permits Holders to Require Us to Repurchase Debentures”), you will have the option to require us to repurchase all or any portion of your debentures.  The fundamental change repurchase price will be 101% of the principal amount of the debentures to be repurchased.  We will pay the fundamental change repurchase price in cash.

Events of Default
If there is an event of default under the debentures, the principal amount of the debentures may be declared immediately due and payable.  These amounts will automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking
The debentures will be our general unsecured obligations and will:

•      rank equal in right of payment to all of our current and future senior indebtedness;

•      rank senior in right of payment to all of our current and future subordinated indebtedness;

•      be effectively subordinated in right of payment to all of our future secured indebtedness to the extent of the collateral securing such indebtedness; and

•      be structurally subordinated in right of payment to all future indebtedness and other liabilities of our subsidiaries.

At March 31, 2009, we had $3.2 billion aggregate principal amount of senior indebtedness outstanding and our subsidiaries had liabilities of $43.1 billion, including deposits of $27.2 billion.

Book-Entry Form
The debentures will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.  Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Transfer Restrictions; Absence of a Public Market for the Debentures
The exchange offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the debentures we issue to you in exchange for your Notes will have similar characteristics to such Notes with respect to transfers to third parties. If the Notes you tender in the exchange are freely tradable, the debentures can be transferred freely. If, however, any or all of the Notes you tender are subject to transfer restrictions, for example by virtue of being “restricted securities” within the meaning of Rule 144 under the Securities Act, the debentures will be subject to the same transfer restrictions such Notes were subject to immediately prior to being tendered.  Debentures issued to Citadel may also be subject to other transfer restrictions.

See “Description of the Debentures—Transfer Restrictions.”

The debentures are new securities, and there is currently no established market for the debentures.  Accordingly, we cannot assure you as to the development or liquidity of any market for the debentures.

Although we have agreed to use reasonable best efforts to list the Debentures on the NASDAQ Stock Market, listing is not a condition to the exchange offer and we cannot assure you that the Debentures will be listed for trading on any stock market or exchange or that any liquid market will develop for the Debentures.  Our common stock is listed on the NASDAQ Global Select Market under the symbol “ETFC.”

Risk Factors
Investment in the debentures involves risk.  You should carefully consider the information under the section titled “Risk Factors” and all other information included in this offering memorandum and the documents incorporated by reference before exchanging Notes held by you for the debentures.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a website at www.sec.gov, from which interested persons can electronically access our SEC filings.

We “incorporate by reference” the information we file with the SEC, which means that we disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this Offering Memorandum, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the expiration of the exchange offer under this Offering Memorandum:

(a)      our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009, except for Items 6, 7 and 8, which were updated on the Current Report on Form 8-K filed with the SEC on May 14, 2009;

(b)     our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the SEC on May 5, 2009;

(c)      our Current Reports on Form 8-K filed with the SEC on May 8, 2009, May 14, 2009, June 10, 2009 and June 10, 2009; June 17, 2009; and June 19, 2009; and

(d)     The description of our capital stock and the rights associated therewith included in our Registration Statement on Form 8-A12B filed with the SEC on December 26, 2006, including any amendments or reports filed for the purpose of updating such descriptions.

Any statements contained in a previously filed document incorporated by reference into this Offering Memorandum is deemed to be modified or superseded for purposes of this Offering Memorandum to the extent that a statement contained in this Offering Memorandum, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of these filings at no cost by writing or telephoning the office of Investor Relations, E*TRADE Financial Corporation, 135 East 57th Street, New York, New York 10022, (888) 772-3477.  Information about us, including our SEC filings, is also available at our website at www.etrade.com.  However, the information on our website is not a part of, or incorporated by reference in, this Offering Memorandum and should not be relied upon in determining whether to make an investment in our securities.

E*TRADE FINANCIAL CORPORATION

E*TRADE Financial Corporation is a financial services company that provides online brokerage and related products and services primarily to individual retail investors, under the brand “E*TRADE Financial.” Our products and services include investor-focused banking, primarily sweep deposits and savings products, and asset gathering.  Our competitive strategy is to attract and retain customers by emphasizing low-cost, ease of use and innovation, with delivery of our products and services primarily through online and technology-intensive channels.

Our corporate offices are located at 135 East 57th Street, New York, New York 10022. We were incorporated in California in 1982 and reincorporated in Delaware in July 1996. We operate directly and through numerous subsidiaries many of which are overseen by governmental and self-regulatory organizations.  Our most significant direct and indirect subsidiaries are described below:

•
E*TRADE Bank is a federally chartered savings bank that provides investor-focused banking services to retail customers nationwide and deposit accounts insured by the Federal Deposit Insurance Corporation (“FDIC”);

•	E*TRADE Capital Markets, LLC is a registered broker-dealer and market-maker;

•
E*TRADE Clearing LLC is the clearing firm for our brokerage subsidiaries and is a wholly-owned operating subsidiary of E*TRADE Bank.  Its main purpose is to transfer securities from one party to another; and

•	E*TRADE Securities LLC is a registered broker-dealer and the primary provider of brokerage services to our customers.

We provide services primarily to customers in the U.S. through our website at www.etrade.com.  We also offer, either alone or with our partners, branded retail websites in countries outside of the U.S., the most significant of which are: Denmark, Estonia, Finland, France, Germany, Hong Kong, Iceland, the Netherlands, Norway, Singapore, Sweden, the United Arab Emirates and the United Kingdom.

In addition to our websites, we also provide services through our network of customer service representatives, relationship managers and investment advisors.  We provide these services over the phone or in person through our 29 E*TRADE Financial Centers.

We maintain a website at www.etrade.com where general information about us is available. Information on our website is not a part of this prospectus.

Recent Developments

Public Equity Offering

On June 18, 2009, we priced an underwritten public equity offering of 435 million shares of our common stock (the “Public Equity Offering”) at a public offering price of $1.10 per share.  The net proceeds to us from the sale of the shares of common stock will be approximately $455.3 million, after deducting underwriting discounts and commissions and estimated offering expenses.  The underwriters in the Public Equity Offering have a 30-day option to purchase up to an additional 65 million shares of our common stock to cover over-allotments, if any.  The Public Equity Offering is scheduled to close on June 24, 2009.

Special Stockholder Meeting

We intend to file a preliminary proxy statement on Schedule 14A with the SEC to solicit proxies for a Special Meeting, which we currently expect to be held on August 14, 2009, to (1) increase the number of authorized shares of our common stock, (2) approve the issuance of the exchange consideration in this exchange offer under the applicable provisions of NASDAQ Marketplace Rule 5635 and (3) approve the potential issuance of  365 million shares of common stock, or securities convertible into or exercisable or exchangeable for common stock, in connection with future debt exchange transactions.  Approval by our stockholders of the issuance of the exchange consideration in this exchange offer is a condition to the completion of the exchange offer.  In addition, we will also ask our stockholders for an advisory vote on whether to maintain our Stockholder Rights Plan as described herein under “Relationship with Citadel—Exchange Agreement.” The record date of the Special Meeting will be after the closing date of our Public Equity Offering and the meeting date is expected to be as soon as practicable thereafter, based on SEC review of the proxy statement, if any, and subject to applicable law. Holders of shares of our common stock on the record date, including shares of our common stock issued in our Public Equity Offering, will be able to vote their shares at the Special Meeting. In connection with the Special Meeting, we expect to deliver all stockholders entitled to vote at the Special Meeting a definitive proxy statement, specifying the actual record date, meeting date and other important information.

Equity Drawdown Program

On May 8, 2009, we entered into a distribution agreement with J.P. Morgan Securities Inc. (“J.P. Morgan”) pursuant to which we may offer and sell up to $150,000,000 of our common stock from time to time (the “Equity Drawdown Program”) through J.P. Morgan as our distribution agent. During the period from May 11, 2009 through June 2, 2009, we sold 40.7 million shares of our common stock pursuant to the Equity Drawdown Program, resulting in gross proceeds to us of $65.1 million, or approximately $63.2 million after deducting estimated expenses and an aggregate commission to J.P. Morgan of approximately $1.6 million.

We have suspended sales under the Equity Drawdown Program. We may resume sales under the Equity Drawdown Program following the expiration or waiver of the lock-up period, which period runs for 90 days following the date of our Public Equity Offering.

Revised Segment Reporting

Beginning in the first quarter of 2009, we revised our segment financial reporting to reflect the manner in which our management had begun assessing our performance and making resource allocation decisions. We filed a current report on Form 8-K on May 14, 2009 to provide a presentation of our results for the years ended December 31, 2008, 2007 and 2006 with our new segment reporting. The current report on Form 8-K filed on May 14, 2009 also contained a revised presentation of portions of our annual reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006 set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results Review” solely to reflect the change in segment reporting.

Amended Order Flow Agreement

On June 15, 2009, we and a subsidiary entered into an Amended and Restated Equities and Options Order Handling Agreement (the “Amended and Restated Order Handling Agreement”) with Citadel Derivatives Group, LLC, an affiliate of Citadel, which will become effective only upon receipt of regulatory approval from the OTS. See “Relationship with Citadel—Amended Order Flow Agreement” for more details.

E*TRADE Securities Became A Subsidiary Of E*TRADE Bank

At the request of the Office of Thrift Supervision, or OTS, which was approved by our Board of Directors on November 11, 2008, E*TRADE Securities LLC became a subsidiary of E*TRADE Bank on June 9, 2009.  See “Risk Factors—Risks Relating to an Investment in Our Company” for a discussion of the risks to investors that result from this transfer.

New Board Member

On June 8, 2009, our Board of Directors appointed Kenneth C. Griffin, President and Chief Executive Officer of Citadel, as a Class II Director. Mr. Griffin will stand for election at the 2010 annual stockholder meeting.

FDIC Special Assessment

On May 22, 2009, the FDIC enacted a rule that would charge banks and thrifts a special assessment based on their assets, rather than deposits.  Pursuant to this rule, the FDIC will charge banks and thrifts a one-time fee in the second quarter of 2009 of 5 cents per $100 of an institution’s assets minus its Tier 1 capital.  For banks and thrifts with large asset portfolios, the assessment will be capped at 10 basis points of their domestic deposits.  We estimate the total fees payable by us pursuant to this rule to be approximately $20 million.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain information included in this Offering Memorandum and in the documents we incorporate herein by reference may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act.  Statements in this Offering Memorandum that are not statements of historical facts are hereby identified as forward-looking statements for these purposes.  In particular, statements that we make under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K filed May 14, 2009 relating to our overall volume trends, and industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements.  When used in this document, the words “may,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” “should” and similar expressions are intended to identify forward-looking statements.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of, historical trends, current conditions, expected future developments and other factors they believe to be appropriate.  Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements.  Except as expressly stated herein, or as required by the rules and regulations under the Exchange Act applicable to this exchange offer, we disclaim any duty to update any forward-looking statements.  Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements are set forth under “Risk Factors” and discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K dated May 14, 2009, including the following:

•	potential actions that government regulators may take with respect to us or our subsidiaries;

•	our potential inability to service and reduce our substantial indebtedness and to raise sufficient additional capital, and the potential negative regulatory consequences that may result therefrom;

•
our potential inability to return to profitability, particularly in light of the significant losses we incurred in 2008 and the substantial diminution in customer assets and accounts we experienced as a result of the losses in our Balance Sheet Management segment in 2007;

•
potential increases in our loan losses and provisions for loan losses if the residential real estate and credit markets continue to deteriorate, which could lead to concerns about our continued viability;

•	our potential inability to retain our current customer assets and accounts and to rebuild our franchise by reclaiming customers and growing assets;

•	our potential inability to reduce the credit risk in our loan portfolio;

•	liabilities and costs associated with investigations and lawsuits, including those relating to our losses from mortgage loans and asset-backed securities;

•	our potential inability to compete effectively;

•	our potential inability to reduce our operating expenses;

•	adverse changes in general economic conditions, including fluctuations in interest rates;

•	adverse changes in governmental regulations or enforcement practices; and

•	other factors described elsewhere in this Offering Memorandum or in our current and future filings with the SEC.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks.  New information, future events or risks may cause the forward-looking events we discuss in this Offering Memorandum not to occur.

RISK FACTORS

In addition to the other information set forth in this Offering Memorandum, you should carefully consider the following factors which could materially affect our business, financial condition or future results.  The risks described below are not the only risks we are facing.

Risks Relating to an Investment in Our Company

We face negative regulatory actions, including a public form of supervisory action by the Office of Thrift Supervision, or OTS, if we do not raise sufficient new cash equity to support E*TRADE Bank and reduce debt at the Company.  Any such actions could have a material negative effect on our business and the value of our common stock.

We are a Savings and Loan Holding Company for E*TRADE Bank, our FDIC-insured thrift subsidiary, and both we and E*TRADE Bank are subject to regulation by the OTS as our primary federal banking regulator.  The OTS has advised us, and we agree, that we need to raise additional equity capital for E*TRADE Bank and reduce substantially the amount of the Company’s outstanding debt in order to withstand any further deterioration in current credit and market conditions.  Pursuant to a memorandum of understanding we expect to enter into with the OTS in the near future, the OTS is requiring us to submit to the OTS and implement written plans to address these and related matters.

If we are unable to raise enough cash equity capital for E*TRADE Bank or to reduce our debt in the near term, we would face negative regulatory consequences in the form of a public supervisory action, such as a written agreement or a cease and desist order, from the OTS.  If the OTS were to take any such supervisory action against us, we and E*TRADE Bank could, among other things, become subject to significant restrictions on our ability to develop any new business, as well as restrictions on our existing business, and we could be required to raise additional capital and/or dispose of certain assets and liabilities within a prescribed period of time.  The terms of any public supervisory action by the OTS could have a material negative effect on our business and financial condition and the value of our common stock.  Furthermore, any significant reduction in E*TRADE Bank’s regulatory capital could result in E*TRADE Bank being less than “well capitalized” or “adequately capitalized” under applicable capital rules.  Either condition could also lead to a public supervisory action by the OTS.  A failure of E*TRADE Bank to be “adequately capitalized” which is not cured within time periods specified in the indentures governing our high-yield debt securities, would constitute a default under our high-yield debt securities and likely result in the high-yield debt securities becoming immediately due and payable at their full face value.

If we were unable to comply with the terms of any supervisory action against us, we and E*TRADE Bank could become subject to further regulatory actions by the OTS, including more severe restrictions on E*TRADE Bank’s business.  We and E*TRADE Bank could also become subject to supervisory actions by the OTS if market conditions were to deteriorate to such an extent that any additional equity capital we raise proved to be insufficient for E*TRADE Bank’s or our needs.  In either event, in the worst case, the OTS has the authority to place a thrift, such as E*TRADE Bank, into receivership, in which case the FDIC would likely be appointed receiver of the thrift and would proceed to, among other things:  (i) enter into a purchase and assumption agreement with a third party in which that third party would purchase and assume all or some of the thrift’s assets and deposits and liquidate the remaining assets and liabilities; (ii) transfer all or some of the thrift’s assets and deposits to a “bridge bank” until such time as one or more purchasers may be found for all or some of the “bridge bank’s” assets and deposits, and liquidate the remaining assets and liabilities; or (iii) liquidate the thrift’s assets and liabilities and pay insured depositors the amount of their deposits up to the insured limits and, to the extent sufficient proceeds from the liquidation are available, pay the remaining claims of insured depositors and the claims of uninsured depositors and other creditors.

In the event of our bankruptcy or liquidation and E*TRADE Bank’s receivership, E*TRADE Financial Corporation would not be entitled to receive any cash or other property or assets from its subsidiaries (including E*TRADE Bank and E*TRADE Securities) until those subsidiaries pay in full their respective creditors, including customers of those subsidiaries and, as applicable, the FDIC and SIPC.  At the request of the OTS, E*TRADE Securities became a subsidiary of E*TRADE Bank on June 9, 2009.  As a result, claims of the FDIC would also have to be satisfied in full before any of E*TRADE Securities’ assets would be available to holders of our common stock.  Furthermore, in the event of our bankruptcy or liquidation, holders of common stock would not be entitled to receive any cash or other property or assets until holders of our high-yield debt securities and our other creditors have been paid in full, and you as a result would likely lose the entire value of your investment.

This offering is part of our plans to satisfy the requirements by the OTS that we increase our equity and reduce our debt.  Upon completion of the Public Equity Offering, there will be dilution of existing shareholders and purchasers in the Public Equity Offering could potentially, as a result of additional equity offerings, experience dilution in the future, but we do not know whether it will be fully sufficient to avoid any public supervisory action. Any such action could have a material negative effect on our or E*TRADE Bank’s business and the value of our common stock.

In order to raise capital, we have considered and engaged in transactions involving the issuance of preferred stock, common stock, rights, warrants or other equity securities, transactions involving the sale of businesses or assets, the incurrence of secured or unsecured indebtedness, and transactions involving specialized commercial arrangements, each of which may require, either in whole or with respect to certain aspects of the transaction, approval by various regulators, including the OTS, or holders of our securities.  Certain transactions are described above under “E*TRADE Financial Corporation—Recent Developments.”  If the Public Equity Offering is successful, we will have improved our and E*TRADE Bank’s capital position, but we may still consider it advantageous to raise additional cash equity capital.  The common stock issued in the Public Equity Offering will dilute our existing stockholders.  Additional cash equity required could be issued at a discount to market, which would dilute holders of common stock issued in the Public Equity Offering.

We cannot assure you that the amount of cash equity raised in the Public Equity Offering for E*TRADE Bank, together with the this exchange offer if consummated, will satisfy the OTS’s requirements.  The OTS is not, at this time, confirming whether the completion of the Public Equity offering and this exchange offer would improve ours and E*TRADE Bank’s capital position and financial condition to the extent necessary to avoid the conditions that would lead the OTS to take public supervisory actions against us or E*TRADE Bank.  Even if we complete this exchange offer, the OTS, which we believe is currently considering public supervisory actions against us in the absence of a satisfactory increase in capital and reduction in debt, may still take such actions at any time.  If the OTS takes any such public supervisory actions against us and E*TRADE Bank, such as a cease and desist order, we believe that it could lead to a loss of confidence in the Company and E*TRADE Bank by investors and customers, as applicable, which could have a materially adverse impact on our business and financial condition.

Our existing high-yield debt securities contain restrictive covenants and it may be difficult to obtain any consents to amend these covenants which may be required as part of our capital raising activities.

Our existing high-yield debt securities contain restrictive financial covenants.  Although these covenants provide substantial flexibility, for example to incur “refinancing indebtedness” and to incur up to $300 million of secured debt under a credit facility, the covenants, among other things, would generally limit our ability to incur additional debt even if we were to substantially reduce our existing debt through debt exchange transactions.  We could be forced to repay immediately all our outstanding high-yield debt securities at their full principal amount if we were to breach these covenants and did not cure the breach within the cure periods specified in the respective indentures.  Further, if we experience a “change of control,” we could be required to offer to purchase our high-yield debt securities at 101% of their principal amount. If we do not obtain Requisite Consents with respect to the 2017 Notes by the Early Tender Deadline, a “change of control” under the 2017 Notes would occur if a person (including Citadel) became the beneficial owner of more than 50% of the economic value or voting power of our outstanding equity securities, whereas under the other high-yield debt securities a “change of control” would occur if a person became the beneficial owner of more than 50% of the total voting power of our voting stock and would need to be coupled with a ratings downgrade before we would be required to offer to purchase those securities.  We are seeking an amendment to the 2017 Notes that would eliminate the “economic value of equity” test for a change of control and amendments to other covenants in our 2017 and 2011 Notes related to possible TARP financing.  We could seek to amend the terms of one or more of our other high-yield debt securities as part of a broad-based debt exchange transaction.  Because Citadel is deemed our affiliate, we need to obtain the consent of a majority of the non-Citadel Holders of the relevant series of high-yield debt securities as well as the consent of Citadel itself to amend the restrictive and other covenants.  Because Citadel owns a significant percentage of our high yield debt securities, particularly of our 2017 Notes, a holder of a relatively small percentage of those notes could significantly delay or block proposed transactions by refusing to grant consents on a timely basis.  If we are not successful in obtaining consents to amend our 2017 Notes, Citadel’s participation in this exchange offer may be cut back.

We are substantially restricted by the terms of our high-yield debt securities.

The indentures governing our high-yield debt securities contain various covenants and restrictions that limit our ability and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	create liens;

•	pay dividends or make other distributions;

•	repurchase or redeem capital stock;

•	make investments or other restricted payments;

•	enter into transactions with our stockholders or affiliates;

•	sell assets or shares of capital stock of our subsidiaries;

•	receive dividend or other payments from our subsidiaries; and

•	merge, consolidate or transfer substantially all of our assets.

As a result of the covenants and restrictions contained in the indentures, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities.  Each series of our high-yield debt securities contains a limitation, subject to important exceptions, on our ability to incur additional debt if our Consolidated Fixed Charge Coverage Ratio (as defined in the relevant indentures) is less than or equal to 2.50 to 1.0.  Our Consolidated Fixed Charge Coverage Ratio was (0.5) to 1.0 as of December 31, 2008 and (0.9) to 1.0 as of March 31, 2009.  The terms of any future indebtedness could include more restrictive covenants.

We cannot assure that we will be able to remain in compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the appropriate parties and/or amend the covenants.  Although we are soliciting consents to amend covenants in the 2011 Notes and 2017 Notes, there can be no guarantee that our consent solicitation will be successful with respect to either or both the 2011 Notes and 2017 Notes.  In addition, even if our consent solicitation is successful with respect to both the 2011 Notes and the 2017 Notes, the covenants and restrictions in our other outstanding high-yield securities will not have been amended.

We could as a result of the various transactions described herein, or as a result of future transactions, experience an “ownership change” for tax purposes that could cause us to permanently lose a significant portion of our U.S. federal and state deferred tax assets.

The transactions contemplated in this Offering Memorandum and the concurrent public common stock offering could cause us to experience an “ownership change” as defined for U.S. federal income tax purposes.  Even if these transactions do not cause us to experience an “ownership change,” these transactions materially increase the risk that we could experience an “ownership change” in the future. As a result, issuances or sales of common stock or other securities in the future (including common stock issued on conversion of the convertible debentures issued pursuant to this Offering Memorandum and any debt-for-equity exchanges), or certain other direct or indirect changes in ownership, could result in an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended. In the event an “ownership change” were to occur, we could realize a permanent loss of a significant portion of our U.S. federal and state deferred tax assets and lose certain built-in losses that have not been recognized for tax purposes. The amount of the permanent loss would depend on the size of the annual limitation (which is in part a function of our market capitalization at the time of an ownership change) and the remaining carryforward period (U.S. federal net operating losses generally may be carried forward for a period of 20 years). The resulting loss would have a material adverse effect on our results of operations and financial condition.

We have not established a valuation allowance against our U.S. federal deferred tax assets or against a portion of our state and local deferred tax assets as of March 31, 2009, as we believed, based on our analysis as of that date,  that it was more likely than not that all of these assets would be realized. Section 382 imposes restrictions on the use of a corporation’s net operating losses, certain recognized built-in losses and other carryovers after an “ownership change” occurs. An “ownership change” is generally a greater than 50 percentage point increase by certain “5% shareholders” during the testing period, which is generally the three year-period ending on the transaction date. Upon an “ownership change,” a corporation generally is subject to an annual limitation on its pre-change losses and certain recognized built-in losses equal to the value of the loss corporation immediately before the “ownership change,” multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation is increased each year to the extent that there is an unused limitation in a prior year. Since U.S. federal net operating losses generally may be carried forward for up to 20 years, the annual limitation also effectively provides a cap on the cumulative amount of pre-change losses and certain recognized built-in losses that may be utilized. Pre-change losses and certain recognized built-in losses in excess of the cap are effectively lost.

The relevant calculations under Section 382 are technical and highly complex. The transactions contemplated in this Offering Memorandum and the concurrent public common stock offering could cause us to experience an “ownership change.” As of March 31, 2009, our deferred tax asset reflected on our balance sheet was $1.1 billion. If an “ownership change” were to occur, we believe we would permanently lose the ability to realize a substantial amount of this asset, resulting in reduction to our total stockholders’ equity. This could also decrease E*TRADE Bank’s regulatory capital. We do not believe, however, that any such decrease in regulatory capital would be material because, among other things, only a small portion of the federal deferred tax asset is currently included in E*TRADE Bank’s regulatory capital.

We may need additional funds in the future, which may not be available and which may result in dilution of the value of our common stock.

In the future, we may need to raise additional funds via debt and/or equity instruments, which may not be available on favorable terms, if at all.  If adequate funds are not available on acceptable terms, we may be unable to fund our plans for the growth of our business.  In addition, if funds are available, the issuance of equity securities could significantly dilute the value of our shares of our common stock and cause the market price of our common stock to fall.  If the matters to be voted on at the Special Meeting are approved by stockholders, we would have the ability to issue a significant number of shares of stock in future transactions without seeking further stockholder approval.  If such approval is not granted, then our ability to raise additional funds may be curtailed.

Since the second half of 2008, the global financial markets were in turmoil and the equity and credit markets experienced extreme volatility, which caused already weak economic conditions to worsen.  Continued turmoil in the global financial markets could further restrict our access to the public equity and debt markets.

In October 2008, we applied to participate in the TARP Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008.  To date, our application has not been approved or rejected.  If our application is approved, the acceptance of this funding by us would result in significant dilution to the holders of our common stock as the terms of this program would require us to issue equity instruments to the federal government.  In addition, the approval would likely be conditioned upon additional capital raising activities by us, including possible transactions with existing security holders, which likely would result in further substantial dilution to the holders of our common stock.  We expect that our participation in the TARP program would require bondholder consent and any additional capital raising activities may require stockholder approval.  No assurance can be given that our TARP application will be approved or that, if required, we would receive bondholder consent or stockholder approval.  Recent announcements by the U.S. Treasury have indicated that there will be changes to the program going forward, and our application may be approved under a program with different terms than those of the current Capital Purchase Program.  If our application is rejected, customers could view this as a negative assessment of our viability, which could in turn lead to destabilization and asset and customer attrition.

Risks Relating to the Exchange Offer and the Debentures

If a substantial number of Holders fail to tender their Notes, we may not be able to achieve the desired results of the exchange offer.  If we are unable to achieve the desired results of the exchange offer, we may face negative regulatory consequences, which may include public enforcement actions by the OTS.  See the discussion above under “Risks Relating to an Investment in Our Company.”

Risks to Holders Tendering in the Exchange Offer

The Debentures will not bear interest.

If you tender your Notes in the exchange offer, you will be exchanging interest-bearing notes for Debentures that will not bear interest.  If you hold the Debentures to maturity without converting, you will receive the face amount of your Debentures and no yield.  You will have to rely on the appreciation of the common stock underlying the Debentures from the issue date to see any return on your investment.

The Debentures are a new issue of securities, and the trading market for such Debentures may be limited.

The Debentures will be securities for which there currently is no established trading market.  Although we have agreed to use reasonable best efforts to list the Debentures on the NASDAQ Stock Market, listing is not a condition to the exchange offer and we cannot assure you that the Debentures will be listed for trading on any stock market or exchange or that any liquid market will develop for the Debentures.  If any of the Debentures are traded after their initial issuance, they may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.  Any decline in trading prices, regardless of the cause, may adversely affect the liquidity and trading markets for the Debentures.

The exchange offer may not be consummated.

We are not obligated to complete the exchange offer unless and until each of the conditions to the offer is satisfied or (to the extent permitted hereunder) waived.  If each of the conditions to the offers is not satisfied, we will not be obligated to accept any Notes tendered in the offers.  The exchange offer is conditioned upon, among other things, approval by our shareholders of the increase in authorized shares of common and preferred stock, approval of shareholders of issuance of EC and approval by the OTS.  See “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation” for a list of the conditions to the consummation of the exchange offer.

General market conditions and unpredictable factors could adversely affect market prices for the Debentures.

There can be no assurance about the market prices for the Debentures.  Several factors, many of which are beyond our control, will influence the market value of the Debentures.  Factors that might influence the market value of the Debentures include, but are not limited to:

•	our creditworthiness, financial condition, performance and prospects;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Because the Debentures are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our Debentures.  Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock.  In addition, the existence of the Debentures may encourage short selling in our common stock by market participants which could depress the price of our common stock.  See the discussion below under the risk factor titled “The market price of our common stock may continue to be volatile.”

The Debentures are unsecured, rank pari passu with our other senior debt and will be subordinated to any secured debt and structurally subordinated to all liabilities of our subsidiaries.

The Debentures rank pari passu with our other senior debt.  The Debentures are not secured by any of our assets or those of our subsidiaries.  As a result, the Debentures will be effectively subordinated to any secured debt we may incur in the future.  In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the Debentures.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the Debentures.  As a result, the Debentures will be effectively subordinated to all liabilities of our subsidiaries.  Our rights and the rights of our creditors, including holders of the Debentures, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the prior claims of those subsidiaries’ creditors.

We may not have the ability to repurchase the Debentures in cash when due as required by the indenture governing the Debentures.

Holders of the Debentures will have the right to require us to repurchase the Debentures upon the occurrence of an event of default or a fundamental change as described under “Description of the Debentures.”  We may not have sufficient funds to repurchase the Debentures in cash or to make the required repayment at such time, or at maturity, or have the ability to arrange necessary financing on acceptable terms.  Our ability to repurchase the Debentures in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.  Our failure to repurchase the Debentures when required would result in an event of default with respect to the Debentures.  Our inability to pay for your Debentures that are tendered for repurchase could result in your receiving substantially less than the principal amount of the Debentures.

The conversion rate of the Debentures may not be adjusted for all dilutive events.

The conversion rate of the Debentures will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock (including the stock of a subsidiary), indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Debentures— Conversion Rights—Conversion Price Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the Debentures or the common stock.  An event that adversely affects the value of the Debentures may occur, and that event may not result in an adjustment to the conversion rate.

The Debentures may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the Debentures.  However, if one or more rating agencies rates the Debentures and assigns the Debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the Debentures and our common stock could be harmed.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold Debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our Board of Directors designates as payable to the holders of the Debentures), but if you subsequently convert your Debentures and receive common stock upon such conversion, you will be subject to all changes affecting the common stock.  You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your Debentures and, to a limited extent, under the conversion rate adjustments applicable to the Debentures.  For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of the Debentures into our common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the Debentures.

The Debentures will be immediately convertible upon issuance.  Sales, or the perception that such sales may occur, of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the Debentures, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities.  We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the

Debentures.  The price of our common stock could be affected by possible sales of our common stock by investors who view the Debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock.  This hedging or arbitrage could, in turn, affect the market price of the Debentures.

You may be subject to tax upon an adjustment to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

As discussed in “Certain U.S. Federal Tax Considerations,” you cannot use the tax summary below for purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code of 1986, as amended.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends.  If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent of our earnings and profits without the receipt of any cash.  If you are a Non-U.S Holder (as defined in “Certain U.S. Federal Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against subsequent payments on the notes.  See “Certain U.S. Federal Tax Considerations.”

If certain types of fundamental changes occur on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change.  Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend.  See “Certain U.S. Federal Tax Considerations.”

As the classification of the Debentures as debt or equity for U.S. federal income tax purposes is uncertain, it is possible that Non-U.S. Holders of Debentures may be subject to withholding tax with respect to any accruals of income on the Debentures.

Although it is uncertain whether the Debentures should be classified as debt or equity for U.S. federal income tax purposes, the Company currently intends to take the position that the Debentures should be treated as debt for U.S. federal income tax purposes and to comply with the related information reporting and income tax withholding obligations, as applicable, on that basis.  However, the Company may determine, based on the facts and circumstances that exist at the time the Debentures are issued (including the trading price of the common stock at that time), that it cannot take this position, or alternatively, the Internal Revenue Service could successfully challenge this position.  If the Debentures were treated as equity, instead of debt, for U.S. federal income tax purposes, any accruals of income on the Debentures attributable to the Debentures being issued at a discount may be treated as deemed dividends.  Any such deemed dividends on Debentures held by a Non-U.S. Holder would generally be subject to information reporting as such and withholding of income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty).  For a more complete discussion, see “Certain U.S. Federal Tax Considerations—Characterization of the Debentures” and “Certain U.S. Federal Tax Considerations—Tax Consequences for Non-U.S. Holders—Payments on the Debentures” below.

Risks to Holders Not Tendering in the Exchange Offer

There will be less liquidity in the market for Notes that are not accepted for exchange, and the market prices for such Notes may therefore decline.

If the offer is consummated, the aggregate principal amount of outstanding Notes, particularly the 2011 Notes, will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered Notes.  An issue of securities with a small outstanding principal amount available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float.  Therefore, the market price for Notes that are not tendered in the offers may be adversely affected.  The reduced float also may tend to make the trading prices of Notes that are not exchanged more volatile.  The Notes may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors.

We cannot assure non-tendering Holders of Notes that, if we consummate the offers, existing ratings for the Notes will be maintained.

We cannot assure you that, as a result of the offers, the rating agencies, including Standard & Poor’s Ratings Service, Moody’s Investors Service and Fitch Ratings, will not downgrade or negatively comment upon the ratings for non-tendered Notes.  If this were to occur, the market price for Notes that are not tendered in the offers may be adversely affected.

Risks Relating to Owning Our Common Stock

Our plans to reduce our debt will result in significant dilution to our stockholders.  We anticipate that the primary method for reducing our debt will involve debt exchanges in which we raise no cash but reduce the outstanding principal amount or extend the maturity profile of our debt, which equaled approximately $3.2 billion as of March 31, 2009, and reduce the associated interest expense, which equaled approximately $350 million on an annualized basis for the three months ended March 31, 2009.  A reduction of our debt in sufficient size to meet our capital objectives will require the participation of Citadel, which, we believe, owns more than 70% of our outstanding high-yield debt securities.

To reduce the amount of debt we have outstanding, we are engaging in this exchange offer and anticipate engaging in future debt exchange transactions, in which we issue new shares of common stock or securities convertible into or exchangeable or exercisable for our common stock in exchange for our existing high-yield debt securities.  Such exchange transactions would reduce the amount of interest we are required to pay in the future, reduce the principal amount due at maturity or extend the maturity profile of our outstanding debt  and allow us to recognize income to the extent we retire the debt at a fair value that is less than its face value, but would not result in our receiving cash proceeds.  If we are able to consummate these debt exchange transactions, including this exchange offer, we expect that the fair market value of the equity or convertible debt we issue would have to exceed the fair market value of the debt offered in exchange in order to provide sufficient incentive to debtholders to participate.  As of March 31, 2009, we had $3.2 billion face amount of high-yield debt securities outstanding.  Although these high-yield debt securities trade sporadically, the available trading data for the twenty trading days ended June 12, 2009 indicates the aggregate fair market value of these high-yield debt securities is significantly less than the aggregate principal amount of such high-yield debt securities.  Based on the available trading data, we estimate the fair market value of the high-yield debt securities to be approximately $2.1 billion, compared to a fair market value of our common stock of approximately $1.2 billion, based on the reported last sale price of our common stock on June 12, 2009.  Therefore, any meaningful reduction in our leverage through debt exchange transactions would result in significant dilution to holders of our common stock.  In addition, a reduction of our debt in sufficient size to meet our capital objectives will require some participation in these debt exchanges by Citadel, which, we believe, owns more than 70% of our outstanding high-yield debt securities.

Although Citadel has committed to exchange not less than $200 million aggregate principal amount of 2011 Notes and not less than $600 million, nor more than $1 billion, aggregate principal amount of 2017 Notes in this exchange offer, the total principal amount of debt which may be exchanged in this exchange offer is not known at this time and will depend on a number of factors. If we do not obtain Requisite Consents with respect to the 2017 Notes by the Early Tender Deadline, the amount of 2017 Notes tendered by Citadel that we accept shall be limited such that Citadel’s beneficial ownership of our voting stock on an as-converted basis determined without regard to any limitations on conversion of the Debentures will not exceed 49.9% after giving effect to the exchange offer, in which case the aggregate principal amount of 2017 Notes tendered by Citadel and accepted may be less than $600 million.  In addition, we will not be able to complete this exchange offer if any of the conditions  described below relating to the exchange offer in “General Terms of the Exchange Offer and Consent Solicitation—Conditions of the Exchange Offer and the Consent Solicitation” are not met.  In particular, our stockholders must vote to approve the issuance of the exchange consideration in this exchange under the applicable provisions of NASDAQ Marketplace Rule 5635 and to increase our authorized shares of common stock.  If stockholders do not approve these proposals at a Special Meeting, we will not complete the exchange offer.  We have no commitments from any holder of our high-yield debt securities other than Citadel to exchange Notes in this exchange offer or to engage in any other debt exchange transactions, and OTS approval is required for Citadel’s participation in this exchange offer.  Stockholder approval will be required in order to complete this exchange offer and before we can issue a significant amount of stock or convertible debt to the holders of our high-yield debt securities, including Citadel.  We cannot assure you that stockholder approval or OTS approval will be granted.  Even if stockholders approve the matters to be voted on at the Special Meeting, we will likely need to seek additional stockholder approvals to cover future equity or convertible debt issuances to Citadel or other Holders of our high-yield debt securities.

The interests of our debtholders, including Citadel, may conflict with the interests of the holders of our common stock.

Our existing high-yield debt securities have been trading at prices substantially less than their face value.  Since January 1, 2009 through June 12, 2009, our 2017 Notes have traded at prices ranging from 38.5% to 72.3%, our 2011 Notes have traded at prices ranging from 26.2% to 85.0%, our 7.375% Senior Notes due 2013 have traded at prices ranging from 27.0% to 66.0% and our 7.875% Senior Notes due 2015 have traded at prices ranging from 27.0% to 58.2%.  The deeply discounted trading prices of our existing high-yield debt securities suggest that certain investors believe there is a substantial risk that we will not be able to pay the principal amount of such securities when due.

In the event of our bankruptcy or liquidation, our debtholders will be entitled to payment in full before holders of our common stock will be entitled to receive any cash or other property or assets.  To the extent we are able to raise equity capital, either as a result of the transactions described above or otherwise, the value of our existing high-yield debt securities may increase.  Any such resulting increase in the trading prices of our existing high-yield debt securities will benefit our debtholders, including Citadel, but will not benefit holders of our common stock who do not also own our existing high-yield debt securities.

Citadel is our largest stockholder, with approximately 15% of our common stock, and, we believe, owns more than 70% of our outstanding high-yield debt securities.  Accordingly, Citadel’s interests may conflict with the interests of other stockholders.

Citadel is the largest holder of our common stock, and currently owns approximately 89.1 million shares (15%) of our common stock.  In addition, although Citadel is not required to disclose to us the amount of our outstanding high-yield debt securities it owns, we believe it owns in the aggregate more than 70% our high-yield debt securities, including, we believe, more than 85% of our 2017 Notes and a majority of each of our 2011 Notes, 7.375% Senior Notes due 2013 and 7.875% Senior Notes due 2015.  In addition, Kenneth Griffin, President and CEO of Citadel, joined the Board of Directors on June 8, 2009 pursuant to a director nomination right granted to Citadel in 2007.

Citadel is an independent entity with its own investors and is entitled to act in its own economic interest with respect to its equity and debt investments in E*TRADE.  As discussed below, our 2017 Notes contain restrictive covenants and as a holder of in excess of 25% of the 2017 Notes or 25% or more of any other series of our high-yield debt securities, Citadel has a right to declare defaults and enforce remedies just like any other lender for so long as Citadel retains 25% or more of the applicable series of high-yield debt securities.  In pursuing its economic interests, Citadel may make decisions with respect to fundamental corporate transactions which may be different than the decisions of investors who own only common shares.

Citadel is the largest holder of our common stock and has not entered into any contractual arrangements to protect the interests of other shareholders.

Citadel currently owns approximately 15% of our outstanding common shares.  Following this exchange offer and the Public Equity Offering, we believe that the common stock owned by Citadel, together with the common stock issuable on conversion of the securities acquired by Citadel in this exchange offer, could potentially represent up to nearly 50% of the common stock on a fully diluted basis.  Under the law of Delaware, where the Company is incorporated, this would most likely be sufficient to permit Citadel to elect a substantial number of directors and control, or significantly impact, corporate policy, including decisions to enter into mergers or other extraordinary transactions.  Citadel will be unable to accomplish these matters for so long as it is subject to certain rules of the OTS regarding rebuttals of control over thrifts and thrift holding companies.  If these rules change, or if Citadel receives a waiver or decides to become a thrift holding company, it will be in a position to elect a substantial number of directors and to control, or substantially impact, corporate policy.  Further, if Citadel acquires securities representing more than 50% of the total voting power, holders of our debt securities would have the right to require the Company to repurchase all such securities for cash at a premium to their face amount.  The Company’s Board of Directors has requested that Citadel agree to certain arrangements to freeze the amount of Citadel’s common stock ownership and to provide contractually that non-Citadel directors are permitted to represent the shareholders other than Citadel in connection with a range of affiliate and control-related transactions.  Citadel is unwilling to agree to these arrangements.  In addition, as part of the negotiations leading to our Public Equity Offering and this exchange offer, Citadel requested, and the Board has agreed, to grant Citadel pre-emptive rights to maintain its fully diluted percentage ownership of our common stock in the event of certain issuances of securities by us, and to put the question of whether to retain our Stockholder Rights Plan to an advisory vote at the Special Meeting. Following this vote, the Board will determine whether to terminate our Stockholder Rights Plan in which case it would no longer be available in the event of acquisitions of additional common stock or certain actions by Citadel that may be detrimental to the non-Citadel stockholders.

The market price of our common stock may continue to be volatile.

From January 1, 2006 through June 19, 2009, the price per share of our common stock ranged from a low of $0.59 to a high of $27.76.  The market price of our common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations.  In the past, volatility in the market price of a company’s securities has often led to securities class action litigation.  Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business.  As discussed in “Note 23—Commitments, Contingencies and Other Regulatory Matters” in “Item 8.  Financial Statements and Supplementary Data” in our Current Report on Form 8-K filed May 14, 2009, we are currently a party to litigation related to the decline in the market price of our stock, and such litigation could occur again in the future.  Declines in the market price of our common stock or failure of the market price to increase could also harm our ability to retain key employees, reduce our access to capital and otherwise harm our business.

We have various mechanisms in place that may discourage takeover attempts.

Certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a third party from acquiring control of us in a merger, acquisition or similar transaction that a stockholder may consider favorable.  Such provisions include:

•	authorization for the issuance of “blank check” preferred stock;

•	provision for a classified Board of Directors with staggered, three-year terms;

•	the prohibition of cumulative voting in the election of directors;

•	a super-majority voting requirement to effect business combinations or certain amendments to our certificate of incorporation and bylaws;

•	limits on the persons who may call special meetings of stockholders;

•	the prohibition of stockholder action by written consent;

•	and advance notice requirements for nominations to the Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Attempts to acquire control of the Company may also be delayed or prevented by our stockholder rights plan, which is designed to enhance the ability of our Board of Directors to protect stockholders against unsolicited attempts to acquire control of the Company that do not offer an adequate price to all stockholders or are otherwise not in the best interests of the Company and our stockholders.  In connection with our Public Equity Offering and this exchange offer, we have agreed to put the question of whether to retain our Stockholder Rights Plan to an advisory vote of our stockholders. Our Board of Directors, in the exercise of its fiduciary duties, has discretion over whether to retain our Stockholder Rights Plan and the advisory vote will not be binding. In addition, certain provisions of our stock incentive plans, management retention and employment agreements (including severance payments and stock option acceleration), and Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

Risks Relating to the Nature and Operation of Our Business

We have incurred significant losses and cannot assure that we will be profitable.

We incurred a net loss of $511.8 million, or $1.00 loss per share, for the year ended December 31, 2008, and $232.7 million, or $0.41 loss per share, for the three months ended March 31, 2009, and we expect to incur a net loss for the three months ended June 30, 2009 (and a related decrease in stockholders’ equity as of such date), in each case due primarily to losses in our home equity portfolio.  Although we have taken a significant number of steps to reduce our credit exposure, we likely will continue to suffer significant credit losses in 2009 and 2010.  In late 2007, we experienced a substantial diminution of customer assets and accounts as a result of customer concerns regarding our credit related exposures.  While we were able to stabilize and return our retail franchise to growth during 2008, it could take a significant amount of time to fully mitigate the credit issues in our loan portfolio and return to profitability.

We will continue to experience losses in our mortgage loan portfolio.

At March 31, 2009, the principal balance of our home equity loan portfolio was $9.5 billion.  During 2008 and the first quarter of 2009, the allowance for loan losses in this portfolio increased by $374.7 million to $833.8 million and decreased by $15.2 million to $818.6 million, respectively, primarily due to a rapid deterioration in performance in the second half of 2007 and continuing into 2008.  While losses on the one-to-four family loan portfolio are smaller in scope than the losses on the home equity loan portfolio, and may be offset somewhat by the value of the real estate held upon foreclosure, the allowance for loan losses in this portfolio increased by $166.3 million to $185.2 million and by $123.6 million to $308.8 million during 2008 and the first quarter of 2009, respectively.  As the crisis in the residential real estate and credit markets continues, we expect credit losses to continue at historically high levels.  There can be no assurance that our provision for loan losses will be adequate if the residential real estate and credit markets continue to deteriorate beyond our expectations.  We may be required under such circumstances to further increase our provision for loan losses, which could have an adverse effect on our regulatory capital position and our results of operations in future periods.

We could experience significant losses on other securities held on the balance sheet of E*TRADE Bank.

At March 31, 2009, we held $869.3 million in amortized cost of collateralized mortgage obligations on the consolidated balance sheet.  While the majority of this portfolio remains AAA-rated, we incurred impairment charges of $95.0 million during 2008 and $18.8 million in the first quarter of 2009, which was a result of the deterioration in the expected credit performance of the underlying loans in the securities.  In the event that these securities have a further decline in credit quality, this could result in additional impairment charges which would have an adverse effect on our regulatory capital position and our results of operations in future periods.

Losses of customers and assets could destabilize the Company or result in lower revenues in future periods.

During November 2007, well-publicized concerns about E*TRADE Bank’s holdings of asset-backed securities led to widespread concerns about our continued viability.  From the beginning of this crisis through December 31, 2007 when the situation stabilized, customers withdrew approximately $5.6 billion of net cash and approximately $12.2 billion of net assets from our bank and brokerage businesses.  Many of the accounts that were closed belonged to sophisticated and active customers with large cash and securities balances.  While we were able to stabilize and return our retail franchise to growth in 2008, concerns about our viability may recur, which could lead to destabilization and asset and customer attrition.  If such destabilization should occur, there can be no assurance that we will be able to successfully rebuild our franchise by reclaiming customers and growing assets.  If we are not successful, our revenues and earnings in future periods will be lower than we have experienced historically.

We have a large amount of debt.

We have issued a substantial amount of high-yield debt securities, with restrictive financial and other covenants.  As of March 31, 2009, our total long-term debt is $3.2 billion and the expected annual interest cash outlay is approximately $350 million, $257 million of which we have the option to pay in the form of additional 2017 Notes through May 2010.  Our ratio of debt (our senior debt and term loans) to equity (expressed as a percentage) was 106% at December 31, 2008 and 112% at March 31, 2009.  The degree to which we are leveraged could have important consequences, including (i) a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes; (ii) our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other corporate needs is significantly limited; and (iii) our substantial leverage may place us at a competitive disadvantage, hinder our ability to adjust rapidly to changing market conditions and make us more vulnerable in the event of a further downturn in general economic conditions or our business.  If regulatory requirements change in the future to impose capital ratios at the holding company level, we could be required to significantly restructure our capital position.  In addition, a significant reduction in revenues could have a material adverse affect on our ability to meet our obligations under our debt securities.

We are subject to investigations and lawsuits as a result of our losses from mortgage loans and asset-backed securities.

In 2007, we recognized an increased provision expense totaling $640 million and asset losses and impairments of $2.45 billion, including the sale of our asset-backed securities portfolio to Citadel.  As a result, various plaintiffs filed class actions and derivative lawsuits, which have subsequently been consolidated into one class action and one derivative lawsuit, alleging disclosure violations regarding our home equity, mortgage and securities portfolios during 2007.  In addition, the SEC initiated an informal inquiry into matters related to our loan and securities portfolios.  The defense of these matters has and will continue to entail considerable cost and will be time-consuming for our management.  Unfavorable outcomes in any of these matters could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Many of our competitors have greater financial, technical, marketing and other resources.

The financial services industry is highly competitive, with multiple industry participants competing for the same customers.  Many of our competitors have longer operating histories and greater resources than we do and offer a wider range of financial products and services.  Other of our competitors offer a more narrow range of financial products and services and have not been as susceptible to the disruptions in the credit markets that have impacted our Company, and therefore have not suffered the losses we have.  The impact of competitors with superior name recognition, greater market acceptance, larger customer bases or stronger capital positions could adversely affect our revenue growth and customer retention.  Our competitors may also be able to respond more quickly to new or changing opportunities and demands and withstand changing market conditions better than we can.  Competitors may conduct extensive promotional activities, offering better terms, lower prices and/or different products and services or combination of products and services that could attract current E*TRADE customers and potentially result in price wars within the industry.  Some of our competitors may also benefit from established relationships among themselves or with third parties enhancing their products and services.

The continuing turmoil in the global financial markets could reduce trade volumes and margin borrowing and increase our dependence on our more active customers who receive lower pricing.

Online investing services to the retail customer, including trading and margin lending, account for a significant portion of our revenues.  The continuing turmoil in the global financial markets could lead to changes in volume and price levels of securities and futures transactions which may, in turn, result in lower trading volumes and margin lending.  In particular, a decrease in trading activity within our lower activity accounts or our accounts related to stock plan administration products and services would significantly impact revenues and increase dependence on more active trading customers who receive more favorable pricing based on their trade volume.  A decrease in trading activity or securities prices would also typically be expected to result in a decrease in margin borrowing, which would reduce the revenue that we generate from interest charged on margin borrowing.  More broadly, any reduction in overall transaction volumes would likely result in lower revenues and may harm our operating results because many of our overhead costs are fixed.

We depend on payments from our subsidiaries.

We depend on dividends, distributions and other payments from our subsidiaries to fund payments on our obligations, including our debt obligations.  Regulatory and other legal restrictions may limit our ability to transfer funds to or from our subsidiaries.  Many of our subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds to us, or that prohibit such transfers altogether in certain circumstances.  For instance, just as we may not pay dividends to our stockholders without approval from the OTS, E*TRADE Bank may not pay dividends to us without approval from the OTS.  These laws and regulations may hinder our ability to access funds that we may need to make payments on our obligations.

We rely heavily on technology, and technology can be subject to interruption and instability.

We rely on technology, particularly the Internet, to conduct much of our activity.  Our technology operations are vulnerable to disruptions from human error, natural disasters, power loss, computer viruses, spam attacks, unauthorized access and other similar events.  Disruptions to or instability of our technology or external technology that allows our customers to use our products and services could harm our business and our reputation.  In addition, technology systems, whether they be our own proprietary systems or the systems of third parties on whom we rely to conduct portions of our operations, are potentially vulnerable to security breaches and unauthorized usage.  An actual or perceived breach of the security of our technology could harm our business and our reputation.

Vulnerability of our customers’ computers could lead to significant losses related to identity theft or other fraud and harm our reputation and financial performance.

Because our business model relies heavily on our customers’ use of their own personal computers and the Internet, our business and reputation could be harmed by security breaches of our customers and third parties.  Computer viruses and other attacks on our customers’ personal computer systems could create losses for our customers even without any breach in the security of our systems, and could thereby harm our business and our reputation.  As part of our E*TRADE Complete Protection Guarantee, we reimburse our customers for losses caused by a breach of security of the customers’ own personal systems.  Such reimbursements could have a material impact on our financial performance.

Downturns in the securities markets increase the credit risk associated with margin lending or stock loan transactions.

We permit customers to purchase securities on margin.  A downturn in securities markets may impact the value of collateral held in connection with margin receivables and may reduce its value below the amount borrowed, potentially creating collections issues with our margin receivables.  In addition, we frequently borrow securities from and lend securities to other broker-dealers.  Under regulatory guidelines, when we borrow or lend securities, we must generally simultaneously disburse or receive cash deposits.  A sharp change in security market values may result in losses if counterparties to the borrowing and lending transactions fail to honor their commitments.

We may be unsuccessful in managing the effects of changes in interest rates and the enterprise interest-earning assets in our portfolio.

Net operating interest income has become an increasingly important source of our revenue.  Our ability to manage interest rate risk could impact our financial condition.  Our results of operations depend, in part, on our level of net operating interest income and our effective management of the impact of changing interest rates and varying asset and liability maturities.  We use derivatives to help manage interest rate risk.  However, the derivatives we utilize may not be completely effective at managing this risk and changes in market interest rates and the yield curve could reduce the value of our financial assets and reduce net operating interest income.  Among other items, we periodically enter into repurchase agreements to support the funding and liquidity requirements of E*TRADE Bank.  Several market participants have reduced or terminated their participation in the repurchase agreement market.  If we are unsuccessful in maintaining our relationships with counterparties, we could recognize substantial losses on the derivatives we utilized to hedge repurchase agreements.

If we do not successfully manage consolidation opportunities, we could be at a competitive disadvantage.

There has recently been significant consolidation in the financial services industry and this consolidation is likely to continue in the future.  Should we be excluded from or fail to take advantage of viable consolidation opportunities, our competitors may be able to capitalize on those opportunities and create greater scale and cost efficiencies to our detriment.

We have acquired a number of businesses and, although currently constrained by the terms of our corporate debt, may continue to acquire businesses in the future.  The primary assets of these businesses are their customer accounts.  Our retention of these assets and the customers of businesses we acquire may be impacted by our ability to successfully continue to integrate the acquired operations, products (including pricing) and personnel.  Diversion of management attention from other business concerns could have a negative impact.  In the event that we are not successful in our continued integration efforts, we may experience significant attrition in the acquired accounts or experience other issues that would prevent us from achieving the level of revenue enhancements and cost savings that we expect with respect to an acquisition.

Risks associated with principal trading transactions could result in trading losses.

A majority of our market-making revenues are derived from trading as a principal.  We may incur trading losses relating to the purchase, sale or short sale of securities for our own account, as well as trading losses in our market maker stocks.  From time to time, we may have large positions in securities of a single issuer or issuers engaged in a specific industry.  Sudden changes in the value of these positions could impact our financial results.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers could harm our market maker business.

Computer-generated buy/sell programs and other technological advances and regulatory changes in the marketplace may continue to tighten securities spreads.  Tighter spreads could reduce revenue capture per share by our market maker, thus reducing revenues for this line of business.

Advisory services subject us to additional risks.

We provide advisory services to investors to aid them in their decision making and also provide full service portfolio management.  Investment decisions and suggestions are based on publicly available documents and communications with investors regarding investment preferences and risk tolerances.  Publicly available documents may be inaccurate and misleading, resulting in recommendations or transactions that are inconsistent with the investors’ intended results.  In addition, advisors may not understand investor needs or risk tolerances, failures that may result in the recommendation or purchase of a portfolio of assets that may not be suitable for the investor.  To the extent that we fail to know our customers or improperly advise them, we could be found liable for losses suffered by such customers, which could harm our reputation and business.

Our international operations subject us to additional risks and regulation, which could impair our business growth.

We conduct business in a number of international locations, sometimes through joint venture and/or licensee relationships.  Action or inaction in any of these operations, including the failure to follow proper practices with respect to regulatory compliance and/or corporate governance, could harm our operations and/or our reputation.

We have a significant deferred tax asset and cannot assure it will be fully realized.

We had net deferred tax assets of $1.1 billion as of March 31, 2009.  We did not establish a valuation allowance against our federal net deferred tax assets as of March 31, 2009 as we believed, based on our analysis as of that date, that it was more likely than not that all of these assets would be realized.  In evaluating the need for a valuation allowance, we estimated future taxable income based on management approved forecasts.  This process required significant judgment by management about matters that are by nature uncertain.  If future events differ significantly from our current forecasts, a valuation allowance may need to be established, which would have a material adverse effect on our results of operations, financial condition and our regulatory capital position at E*TRADE Bank.  In addition, a significant portion of the net deferred tax asset relates to a $2.3 billion federal tax loss carryforward, the utilization of which may be further limited in the event of certain material changes in the ownership of the Company as described above regarding the ownership change.  For further discussion of this matter, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Current Report on Form 8-K filed May 14, 2009 and our Quarterly Report of Form 10-Q for the three months ended March 31, 2009.

Risks Relating to the Regulation of Our Business

We are subject to extensive government regulation, including banking and securities rules and regulations, which could restrict our business practices.

The securities and banking industries are subject to extensive regulation.  All of our broker-dealer subsidiaries have to comply with many laws and rules, including rules relating to sales practices and the suitability of recommendations to customers, possession and control of customer funds and securities, margin lending, execution and settlement of transactions and anti money-laundering.  We are also subject to additional laws and rules as a result of our market maker operations.

Similarly, E*TRADE Financial Corporation and ETB Holdings, Inc., as Savings and Loan Holding Companies, and E*TRADE Bank, E*TRADE Savings Bank and United Medical Bank, as federally chartered savings banks, are subject to extensive regulation, supervision and examination by the OTS and, in the case of the savings banks, also the FDIC.  Such regulation covers all banking business, including lending practices, safeguarding deposits, capital structure, recordkeeping, transactions with affiliates and conduct and qualifications of personnel.

If we fail to comply with applicable securities and banking laws, rules and regulations, either domestically or internationally, we could be subject to disciplinary actions, damages, penalties or restrictions that could significantly harm our business.

The SEC, Financial Industry Regulatory Authority, or FINRA and other self-regulatory organizations and state securities commissions, among other things, can censure, fine, issue cease-and-desist orders or suspend or expel a broker-dealer or any of its officers or employees.  The OTS may take similar action with respect to our banking activities.  Similarly, the attorneys general of each state could bring legal action on behalf of the citizens of the various states to ensure compliance with local laws.  Regulatory agencies in countries outside of the U.S. have similar authority.  The ability to comply with applicable laws and rules is dependent in part on the establishment and maintenance of a reasonable compliance system.  The failure to establish and enforce reasonable compliance procedures, even if unintentional, could subject us to significant losses or disciplinary or other actions.

If we do not maintain the capital levels required by regulators, we may be fined or even forced out of business.

The SEC, FINRA, OTS and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers and regulatory capital by banks.  Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets.  Failure to maintain the required net capital could result in suspension or revocation of registration by the SEC and suspension or expulsion by FINRA, and could ultimately lead to the firm’s liquidation.  In the past, our broker-dealer subsidiaries have depended largely on capital contributions by us in order to comply with net capital requirements.  If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require an intensive use of capital could be limited.  Such operations may include investing activities, marketing and the financing of customer account balances.  Also, our ability to withdraw capital from brokerage subsidiaries could be restricted, which in turn could limit our ability to repay debt and redeem or purchase shares of our outstanding stock.

Similarly, E*TRADE Bank is subject to various regulatory capital requirements administered by the OTS.  Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could harm a bank’s operations and financial statements.  A bank must meet specific capital guidelines that involve quantitative measures of a bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.  A bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about the strength of components of its capital, risk weightings of assets, off-balance sheet transactions and other factors.  See the discussion above under the risk factor titled “If, in the near term, we do not complete our plans to raise new capital, specifically cash equity to support E*TRADE Bank, and to reduce our debt, we would probably face negative regulatory consequences, which would likely include a public form of supervisory action by the Office of Thrift Supervision, or OTS.”

Quantitative measures established by regulation to ensure capital adequacy require a bank to maintain minimum amounts and ratios of Total and Tier 1 Capital to Risk-weighted Assets and of Tier 1 Capital to adjusted total assets.  To satisfy the capital requirements for a “well capitalized” financial institution, a bank must maintain higher Total and Tier 1 Capital to Risk-weighted Assets and Tier 1 Capital to adjusted total assets ratios.

As a non-grandfathered Savings and Loan Holding Company, we are subject to regulations that could restrict our ability to take advantage of certain business opportunities.

We are required to file periodic reports with the OTS and are subject to examination by the OTS.  The OTS also has certain types of enforcement powers over us, ETB Holdings, Inc.  and certain of its subsidiaries, including the ability to issue cease-and-desist orders, force divestiture of E*TRADE Bank and impose civil and monetary penalties for violations of federal banking laws and regulations or for unsafe or unsound banking practices.  In addition, under the Gramm-Leach-Bliley Act, our activities are restricted to those that are financial in nature and certain real estate-related activities.  We may make merchant banking investments in companies whose activities are not financial in nature if those investments are made for the purpose of appreciation and ultimate resale of the investment and we do not manage or operate the company.  Such merchant banking investments may be subject to maximum holding periods and special recordkeeping and risk management requirements.  In 2007, the Company moved its subsidiary, E*TRADE Clearing, LLC to become an operating subsidiary of E*TRADE Bank, resulting in increased regulatory oversight and restrictions on the activities of E*TRADE Clearing, LLC.

We believe all of our existing activities and investments are permissible under the Gramm-Leach-Bliley Act, but the OTS has not yet fully interpreted these provisions.  Even if our existing activities and investments are permissible, we are unable to pursue future activities that are not financial in nature.  We are also limited in our ability to invest in other Savings and Loan Holding Companies.

In addition, E*TRADE Bank is subject to extensive regulation of its activities and investments, capitalization, community reinvestment, risk management policies and procedures and relationships with affiliated companies.  Acquisitions of and mergers with other financial institutions, purchases of deposits and loan portfolios, the establishment of new bank subsidiaries and the commencement of new activities by bank subsidiaries require the prior approval of the OTS, and in some cases the FDIC, which may deny approval or limit the scope of our planned activity.  These regulations and conditions could place us at a competitive disadvantage in an environment in which consolidation within the financial services industry is prevalent.  Also, these regulations and conditions could affect our ability to realize synergies from future acquisitions, could negatively affect us following the acquisition and could also delay or prevent the development, introduction and marketing of new products and services.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new securities.  The new securities will be exchanged for the Notes as described in this Offering Memorandum upon our receipt of the Notes.  We will cancel all of the Notes surrendered in exchange for the new securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2009:

•	on an actual basis;

•
on a pro forma basis to give effect to our entry into the Amended and Restated Order Handling Agreement and the 40,722,445 shares of our common stock sold through June 2, 2009 pursuant to the Equity Drawdown Program, and the receipt by us of net proceeds of $455.3 from the sale of 435 million shares of common stock in the Public Equity Offering; and

•
on a pro forma, as adjusted basis to give effect to the pro forma changes described above as well as the consummation of the exchange offer assuming that approximately $313.5 million aggregate principal amount of our 2011 Notes and $736.5 million aggregate principal amount of our 2017 Notes have been tendered during the Early Tender Period and accepted.

The table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009, our Current Report on Form 8-K filed May 14, 2009, and our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this Offering Memorandum.

	As of March 31, 2009
	Actual(1)	Pro Forma(1)(2)	Pro Forma Adjusted for this Exchange Offer (1)(2)
	(in millions, except for share amounts and par value)

Cash and equivalents	$4,492	$5,111	$5,111

Debt:
8.0% Senior Notes due 2011(3)	$435	$435	$122
7.375% Senior Notes due 2013(3)	415	415	415
7.875% Senior Notes due 2015(3)	243	243	243
12.5% Springing Lien Notes due 2017(3)	2,057	2,057	1,320
Class A Convertible Debentures	−	−	1,050
Class B Convertible Debentures	−	−	−
Discount and fair value adjustments	(397)	(397)	(270)
Total debt	2,753	2,753	2,880

Stockholders equity:
Preferred stock; 1,000,000 shares authorized;	−	−	−
Common stock, $0.01 par value; 1,200,000,000 shares authorized; 572,051,743 shares issued and outstanding actual (4)	6	10	10
Additional paid-in capital	4,085	4,599	4,599
Accumulated deficit	(1,079)	(1,248)	(1,346)
Accumulated other comprehensive loss	(554)	(554)	(554)

Total stockholders’ equity	2,458	2,807	2,709

Total capitalization	$5,211	$5,560	$5,589

(1)
At the Special Meeting, stockholders will vote on a proposal to authorize the Board of Directors to increase the authorized shares of our common stock. This table does not give effect to this proposal, which may or may not be approved by stockholders.

(2)
As a result of the Amended and Restated Order Handling Agreement, our Capital Markets business will no longer receive this order flow, which results in a decrease in the level of income attributed to this business. As such, it is likely that the goodwill and intangibles of approximately $170 million related to our Capital Markets business will be impaired. This potential impairment is reflected in the table on a pro forma basis.

(3)	Debt balances represent principal amount, which is exclusive of premium (discount) and adjustments on fair value hedge relationships.

(4)	This number is based on the total number of shares outstanding as of March 31, 2009. The number of shares of common stock outstanding as of June 11, 2009 is 615,352,215, which does not include:

•	31,933,530 shares subject to outstanding options at a weighted average exercise price of $9.49 per share as of June 11, 2009;

•	11,780,484 shares underlying outstanding restricted stock units as of June 11, 2009;

•	29,631,126 additional shares reserved as of June 11, 2009 for future issuance under our equity incentive plans; and

•	on an actual and pro forma as adjusted basis, shares of common stock issuable upon conversion of Debentures issued in the exchange offer.

The pro forma and as adjusted information discussed above is illustrative only and will adjust based on the respective amounts of Class A Debentures and Class B Debentures issued in this exchange offer.  If less than all of our 2011 Notes, or less than $736.5 million aggregate principal amount of our 2017 Notes are tendered for exchange, the Notes not tendered will continue to be outstanding after this exchange offer and there will be a corresponding reduction in the amount of Debentures to be outstanding after this exchange offer. If any of the Notes are tendered for exchange after the Early Tender Period, then a corresponding amount of Class B Debentures will be outstanding after this exchange offer in lieu of an equal amount of Class A Debentures shown.

Assuming $313.5 million aggregate principal amount of 2011 Notes and $736.5 million aggregate principal amount of 2017 Notes is tendered in this exchange offer, our corporate interest expense will be reduced by approximately $6 million and $23 million, respectively, on a quarterly basis, assuming we do not elect to capitalize interest on the 2017 Notes. In addition, if the above amount of 2011 Notes and 2017 Notes is exchanged, we will recognize a loss in 2009 to the extent the book value of such Notes is less than the fair value of the Debentures issued in exchange for such Notes.  The book value of such 2011 Notes and 2017 Notes currently includes an aggregate discount of approximately $140 million, which will increase the loss on exchange by the same amount. For example, if the Debentures are determined to have a fair value equal to their principal amount, such loss would be $140 million. Since the vast majority of this discount (approximately $138 million) is attributable to the 2017 Notes, any increase or decrease in the number of 2017 Notes exchanged will have a greater impact on the amount of loss recognized than an equivalent increase in the amount of 2011 Notes exchanged. In addition, the fair value of the Debentures is not estimable at this time and will depend, among other things, on the trading price of our common stock upon closing of this exchange offer and the respective amounts of Class A Debentures and Class B Debentures issued in exchange for the Notes, due to the different conversion prices for each class.

GENERAL TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

Exchange Offer

We are offering to exchange (i) any and all tendered and accepted 2011 Notes and (ii)  up to $1 billion aggregate principal amount of our outstanding 2017 Notes held by Citadel and up to $310,000,000 aggregate principal amount of our outstanding 2017 Notes held by Holders other than Citadel that are tendered and accepted, upon the terms and subject to the conditions set forth in this Offering Memorandum.  We have entered into an agreement with Citadel, which beneficially holds approximately 52.8% of the principal amount of our outstanding 2011 Notes and approximately 81.2% of the principal amount of the outstanding 2017 Notes, under which Citadel has agreed to early tender not less than $200 million aggregate principal amount of its 2011 Notes and not less than $600 million, nor more than $1 billion, aggregate principal amount of its 2017 Notes for exchange in, and not to withdraw any of these tendered Notes from (except as set forth in the agreement with Citadel), the exchange offer; provided, however, that if we do not obtain Requisite Consents with respect to the 2017 Notes by the Early Tender Deadline, the amount of 2017 Notes tendered by Citadel that will be accepted shall be limited such that Citadel’s beneficial ownership of our voting stock on an as-converted basis determined without regard to any limitations on conversion of the Debentures will not exceed 49.9% after giving effect to the exchange offer, in which case the aggregate principal amount of 2017 Notes tendered by Citadel and accepted may be less than $600 million.

Tendering Holders of 2011 Notes will receive $1,000 principal amount of  Class A Debentures for each $1,000 principal amount of 2011 Notes tendered by the Early Tender Deadline.  Tendering Holders of 2017 Notes will receive $1,000 principal amount of Class A Debentures for each $1,000 principal amount of 2017 Notes tendered by the Early Tender Deadline.

After the Early Tender Date, tendering Holders of 2011 Notes will receive $1,000 principal amount of Class B Debentures for each $1,000 principal amount of 2011 Notes tendered by the Expiration Time that are accepted and tendering Holders of 2017 Notes will receive $1,000 principal amount of Class B Debentures for each $1,000 principal amount of 2017 Notes tendered by the Expiration Time that are accepted.  The initial conversion price for the Class A Debentures will be $1.0340.  The initial conversion price for the Class B Debentures will be $1.5510, or 150% of the initial conversion price applicable to the Class A Debentures.  The terms of the Class A Debentures and the Class B Debentures will otherwise be identical.  Holders that tender their Notes that are accepted will be entitled to receive accrued and unpaid interest on their Notes up to, but not including, the Settlement Date, in addition to the Class A Debentures or Class B Debentures that they will receive.

The Class A Debentures and Class B Debentures will be effectively subordinated to any existing or future secured indebtedness to the extent of the assets securing such security.  Class A Debentures and Class B Debentures will rank pari passu with existing and future senior unsecured indebtedness, and senior to subordinated indebtedness.  As of March 31, 2009, we had $3.2 billion aggregate principal amount of senior indebtedness outstanding.  In addition, if all of the 2011 Notes are tendered in the exchange offer, then assets having a value not to exceed $300 million will no longer be subject to a negative pledge under the terms of the 2011 Notes, and we will be obligated to grant security interests to the Holders of 2017 Notes to the extent of such assets pursuant to the indenture governing the 2017 Notes. The Class A Debentures and Class B Debentures are structurally subordinated to all liabilities of our subsidiaries, which was approximately $43.1 billion, including deposits of 27.2 billion as of March 31, 2009.

For a detailed description of the Debentures, see “Description of the Debentures.”

Any Note withdrawn pursuant to the terms of this exchange offer shall not thereafter be considered tendered for any purpose of this agreement unless and until such Note is again tendered pursuant to this exchange offer.

Tenders of Notes may be withdrawn prior to the Early Withdrawal Deadline, in the case of tenders submitted by the Early Tender Deadline, or prior to the Expiration Deadline, in the case of tenders submitted after the Early Tender Deadline and prior to the Expiration Time. Tenders delivered after the Early Withdrawal Deadline but prior to the Early Tender Deadline may not be withdrawn.

Notes tendered by the Early Tender Deadline that will be accepted if the exchange offer is consummated will receive a temporary CUSIP number and may be transferred or sold during the period beginning promptly following the Early Tender Date until the Expiration Time. See “—Early Tender and Temporary CUSIPs.”

Our obligation to accept Notes that are tendered is subject to the conditions described below under “—Conditions of the Exchange Offer.”

Consent Solicitation

We are soliciting Consents from Holders of Notes upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal and Consent. We intend to obtain Consents from Holders representing a majority of the aggregate principal amount of each of the 2011 Notes and the 2017 Notes (both including and excluding such Notes held by Citadel). Citadel, which by itself controls a majority of the outstanding principal amount of each of the 2011 Notes and the 2017 Notes, has separately agreed to provide its Consent under the exchange agreement with respect to a principal amount of 2011 Notes and 2017 Notes not tendered by the Early Tender Deadline as necessary to ensure that Consents with respect to a majority of the aggregate principal amount of each of the 2011 Notes and 2017 Notes are delivered by the Early Tender Deadline and has waived any Consent Fee with respect to any and all such Notes.

If Consents representing a majority of the outstanding principal amount of 2011 Notes or 2017 Notes, both including and excluding such Notes held by Citadel, (with respect to a series, “Requisite Consents”) are received (and not revoked) by the Early Tender Deadline, we will, as soon as practicable after the Early Tender Date, execute a supplemental indenture with respect to such series (a “Supplemental Indenture”) with the Bank of New York Mellon, as Trustee, giving effect to the Amendments. The Amendment will be effective as to and bind all Notes of such series at such time as the Supplemental Indenture has been executed with effect for such series of Notes, regardless of whether a Consent was given in respect of any particular Note of such series.

Holders may deliver Consents without tendering their Notes during the Early Tender Period by following the procedures described in “—Procedures for Delivering Consents” and in the accompanying Letter of Transmittal and Consent, which is incorporated herein by reference. Subject to the receipt of Requisite Consents and the other conditions described herein, Holders who deliver and do not revoke Consents by the Early Tender Deadline, which are not accompanied by a tender of the related Notes, will be eligible to receive a Consent Fee.  The Consent Fee will be $5.00 per $1,000 principal amount of Notes in respect of which such Consents were delivered.  The Consent Fee will be paid promptly upon execution of the Supplemental Indenture for such series of Notes, which will be as soon as practicable following the Early Tender Date.

Holders that tender 2011 Notes or 2017 Notes pursuant to the exchange offer by the Early Tender Deadline will be deemed automatically to have delivered a Consent with respect to all such Notes and to have waived any consent fee in connection with such Consent, even if any 2017 Notes so tendered are not accepted for exchange due to proration; provided that if the Requisite Consents with respect to a series of Notes are obtained but the exchange offer is not consummated, all Holders (including Citadel) who tendered Notes of such series during the Early Tender Period (including in connection with a tender of the related Notes) will be paid the Consent Fee for all such Notes upon termination of the exchange offer. Holders may tender Notes or consent without tendering Notes during the Early Tender Period, but not both.

Holders may not revoke Consents except as described under “—Withdrawal of Tenders; Revocation of Consents.”

Any questions or requests for assistance or for additional copies of this Offering Memorandum, the Letter of Transmittal and Consent or related documents may be directed to the Exchange Agent at one of its telephone numbers set forth on the last page hereof. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the consent solicitation.

Extension, Termination or Amendment

Subject to applicable law, we expressly reserve the right, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the exchange offer or consent solicitation shall have occurred or shall have been determined by us to have occurred, to extend the period during which the exchange offer or, with the consent of Citadel, the consent solicitation is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law.  The exchange offer may be extended without extending the consent solicitation, or the consent solicitation may be extended without extending the exchange offer.

During any extension of the exchange offer all Notes previously tendered and not accepted for exchange will remain subject to the exchange offer and may, subject to the terms and conditions of the exchange offer and the consent solicitation, be accepted by us, and all Consents previously delivered will remain effective.  In addition, we may waive conditions without extending the exchange offer or consent solicitation in accordance with applicable law.

Any waiver, amendment or modification of the exchange offer or the consent solicitation will apply to all Notes tendered pursuant to the exchange offer and all Consents delivered pursuant to the consent solicitation, as applicable.  If we make a change that we determine to be material in any of the terms of the exchange offer or waive a condition of the exchange offer or the consent solicitation that we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional exchange offer or consent documents and extend the exchange offer or consent solicitation and any withdrawal or revocation rights as we determine necessary and to the extent required by law.  Any such extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal or revocation rights if those rights had previously expired, except as specifically provided above. The end date of the consent solicitation cannot be extended without Citadel’s consent.

We may terminate the exchange offer if any condition is not satisfied by the Expiration Time or if the exchange agreement with Citadel is terminated by either party in accordance with its terms.

There can be no assurance that we will exercise our right to extend, terminate or amend the exchange offer or the consent solicitation.

Early Tender and Temporary CUSIPs

All 2011 Notes and 2017 Notes tendered by the Early Tender Deadline which will be accepted if the exchange offer is consummated will be assigned new temporary CUSIP numbers. These Notes will not be fungible with any Note not so tendered. As soon as practicable following the Early Tender Date, each Note bearing an appropriate new temporary CUSIP number will be released by the Exchange Agent, and may be transferred and sold until the Expiration Time, subject to any transfer restrictions to which such Note was subject prior to tender; provided that any Holder of a Note bearing a new temporary CUSIP number will be deemed to have tendered, and delivered a Consent with respect to, such Note as of the Early Tender Date.

Assuming the conditions to the exchange offer and the consent solicitation are satisfied or waived, a Holder of any such Note issued with a temporary CUSIP as provided above as of the Expiration Date will be entitled to receive $1,000 principal amount of Class A Debentures in exchange for the Note, which will be canceled, plus accrued and unpaid interest thereon. In the event the exchange offer is terminated or withdrawn prior to the Expiration Date or is otherwise not consummated, all 2011 Notes and 2017 Notes bearing temporary CUSIP numbers will revert to their respective CUSIP numbers prior to being tendered and will be returned promptly to the respective Holders at such time; provided that if the Requisite Consents with respect to a series of Notes have been obtained, all Holders who tendered the Notes (including Citadel) will also receive the Consent Fee with respect to such Notes.

Proration

Subject to satisfaction of the conditions of the exchange offer, we will accept for exchange:

•	any and all 2011 Notes tendered;

•	up to $310,000,000 aggregate principal amount of our outstanding 2017 Notes tendered by Holders other than Citadel; and

•	up to $1 billion aggregate principal amount of our outstanding 2017 Notes tendered by Citadel, subject to receiving Requisite Consents with respect to the 2017 Notes.

If more than $310,000,000 aggregate principal amount of our outstanding 2017 Notes is tendered by Holders other than Citadel during the Early Tender Period, we will accept:

•
from each such Holder other than Citadel that tenders in the Early Tender Period, a ratable amount of such Holder’s tendered 2017 Notes, based on the proportion that the aggregate principal amount of 2017

Notes tendered by such Holder during the Early Tender Period bears to the aggregate principal amount of all 2017 Notes tendered, other than by Citadel, during the Early Tender Period; and

•	none of the Notes tendered during the Extended Tender Period.

If more than $310,000,000 aggregate principal amount of our outstanding 2017 Notes is tendered by Holders other than Citadel by the Expiration Time, but not by the Early Tender Deadline, we will accept:

•	first, all such 2017 Notes tendered during the Early Tender Period (such aggregate principal amount, the “Initial Tender Amount”); and

•
second, an aggregate principal amount of 2017 Notes tendered by Holders other than Citadel during the Extended Tender Period, equal to the excess of $310,000,000 over the Initial Tender Amount, and we will accept from each such Holder other than Citadel a ratable amount of such Holder’s 2017 Notes tendered in the Extended Tender Period, based on the proportion that the aggregate principal amount of 2017 Notes tendered by such Holder during the Extended Tender Period bears to the aggregate principal amount of all 2017 Notes tendered, other than by Citadel, during the Extended Tender Period; and

Holders other than Citadel should therefore tender the maximum amount of Notes that they wish to be accepted. We intend to promptly return tendered Notes not accepted to the Holders thereof.

In the event that proration of tendered 2017 Notes is required, we will determine the final proration factor as soon as practicable after the Early Tender Date or Expiration Date, as applicable.  Holders of 2017 Notes may obtain such information from the Information Agent and may be able to obtain such information from their brokers after we have made the proration determination.

Announcements

Any extension, termination or amendment of the exchange offer or consent solicitation will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.  No such extensions may be granted without Citadel’s consent.  Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

ACCEPTANCE OF NOTES FOR EXCHANGE; ACCRUAL OF INTEREST

Acceptance of Notes for Exchange

If the conditions to the exchange offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept, at the Settlement Date and after we receive completed and duly executed Letters of Transmittal and Consent or Agent’s Messages (as defined below) with respect to any and all of the Notes tendered for exchange at such time, the Notes for exchange by notifying the Exchange Agent of our acceptance, subject to the proration as described above “—Proration.” The notice may be oral if we promptly confirm it in writing.

An “Agent’s Message” is a message transmitted by The Depository Trust Company (“DTC”), received by the Exchange Agent and forming part of the timely confirmation of a book entry transfer (“Book-Entry Confirmation”), which states that DTC has received an express acknowledgement from you that you have received the Offer Documents and agree to be bound by the terms of the Letter of Transmittal and Consent, and that we may enforce such agreement against you.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of, or exchange of, Notes tendered under the exchange offer (subject to Rule 14e-1c under the Exchange Act, which requires that we issue the offered consideration or return the Notes deposited pursuant to the exchange offer promptly after termination or withdrawal of the exchange offer), or to terminate the exchange offer and not accept for exchange any Notes not previously accepted for exchange, (1) if any of the conditions to the exchange offer shall not have been satisfied or validly waived by us, or (2) in order to comply in whole or in part with any applicable law.

In all cases, the Debentures will be issued only after timely receipt by the Exchange Agent of (1) Book-Entry Confirmation of the Notes into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof) or an Agent’s Message in lieu thereof, and (3) any other documents required by the Letter of Transmittal and Consent.  The exchange offer is scheduled to expire at the Expiration Time, unless extended by us.

For purposes of the exchange offer, we will have accepted for exchange tendered Notes, if, as and when we give oral or written notice to the Exchange Agent of our acceptance of the Notes for exchange pursuant to the exchange offer.  In all cases, exchange of Notes pursuant to the exchange offer will be made by the deposit of any exchange consideration with the Exchange Agent, which will act as your agent for the purposes of receiving Debentures from us, and transmitting any interest cash payments and delivering Debentures to you.  If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Notes tendered pursuant to the exchange offer are delayed (whether before or after our acceptance for exchange of, or exchange of, the Notes) or we extend the exchange offer or are unable to accept for exchange the Notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain tendered Notes and those Notes may not be withdrawn, subject to the limited circumstances described in “—Withdrawal of Tenders” below.

We will have the right, which may be waived, to reject the defective tender of Notes as invalid and ineffective.  If we waive our rights to reject a defective tender of Notes, subject to the other terms and conditions set forth in the Offer Documents, you will be entitled to the Debentures.

Tender of Notes pursuant to the exchange offer will be accepted only in principal amounts equal to $1,000 or any multiple thereof; provided that any Holder may tender all Notes held by such Holder, even if the aggregate principal amount of those Notes is not a multiple of $l,000.

We will pay or cause to be paid all transfer taxes with respect to the exchange of any Notes unless the box titled “Special Issuance/Delivery Instructions” or the box titled “Special Payment Delivery Instructions” on the Letter of Transmittal and Consent has been completed, as described in the instructions thereto.

Accrued Interest

If Notes are tendered and accepted for exchange pursuant to the exchange offer, the Holders of such Notes will be entitled to accrued and unpaid interest on those Notes up to, but not including, the Settlement Date.  Accrued but unpaid interest on Notes tendered in the exchange offer (which shall be aggregated for a holder based on all Notes tendered by such holder and accepted) will be paid in cash.

Under no circumstances will any special interest be payable because of any delay in the transmission of funds to you with respect to exchanged Notes or otherwise.

We will pay all fees and expenses of the Exchange Agent and the Information Agent in connection with the exchange offer.

ACCEPTANCE OF CONSENTS; ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of the consent solicitation, the Company will (i) accept all Consents delivered without tender of the related Notes via DTC’s Automated Tender Offer Program (“ATOP”) prior to the Early Withdrawal Deadline and (ii) accept all Consents deemed delivered in connection with a tender of Notes by the Early Tender Deadline.

For purposes of the consent solicitation, the Company will be deemed to have accepted for payment Consents  eligible to receive the Consent Fee if, as and when the Company gives written notice to the Exchange Agent of its acceptance for payment of such Consents. Payment for Consents accepted for payment will be made by deposit of funds with the Exchange Agent, which will act as agent for the consenting Holders for the purpose of receiving payments from the Company and transmitting such payments to the consenting Holders promptly upon execution of a Supplemental Indenture for the applicable series. If the Company receives the Requisite Consents for either, or both, the 2011 Notes or/and the 2017 Notes, the Company will pay the Consent Fee for any Consent delivered by a Holder by the Early Withdrawal Deadline; provided that the related Notes for which such Consent was delivered were not tendered by the Early Tender Deadline.  Additionally, all Holders who tender Notes during the Early Tender Period are eligible to receive a Consent Fee in the event the Requisite Consents with respect to a series of

Notes are obtained but the exchange offer is not consummated.  Such Consent Fee will be paid to the consenting Holders upon termination of the exchange offer.

PROCEDURES FOR TENDERING NOTES

General

In order to participate in the exchange offer, you must tender your Notes to the Exchange Agent as described below.  It is your responsibility to tender your Notes.  We have the right to waive any defects.  However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Notes, please contact the Information Agent or the Exchange Agent whose addresses and telephone numbers are listed on the back cover page of this Offering Memorandum.

The method of delivery of Notes, Letters of Transmittal and Consent and Notices of Guaranteed Delivery is at your election and risk.  If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used.  In all cases, sufficient time should be allowed to assure timely delivery.  No Letters of Transmittal and Consent or Notes or Notice of Guaranteed Delivery should be sent to E*TRADE Financial Corporation.

Proper Tender

All Notes are currently held in book-entry form through DTC. Except as set forth below with respect to ATOP procedures, for a holder to tender Notes pursuant to the exchange offer, a properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal and Consent, or an Agent’s Message in lieu thereof, must be received by the Exchange Agent at the address or facsimile number set forth on the back cover of this Offering Memorandum by the Early Tender Deadline or the Expiration Time, as applicable, and either (1) the Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent, or (2) a holder must comply with the guaranteed delivery procedures described below, in each case on or prior to the Early Tender Deadline or the Expiration Time, as applicable.

In all cases, the exchange of Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation with respect to such Notes;

•	the Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and

•	any required signature guarantees and other documents required by the Letter of Transmittal and Consent.

Deemed Consent and Waiver by Early Tender

The tender of Notes pursuant to the exchange offer and in accordance with the procedures described in the Offer Documents, to the extent such Notes are tendered prior to the Early Tender Deadline, will be deemed to automatically constitute delivery of a Consent with respect to the Notes tendered regardless of whether such Notes are accepted by us in the exchange offer, whether due to proration of the 2017 Notes or otherwise, and to constitute a waiver of any consent fee with respect to such Consent except as provided herein.

All references to procedures for tendering Notes shall include such deemed delivery of Consents and waiver of the Consent Fee during the Early Tender Period unless the context otherwise requires.

Tender Procedures for Notes Held Through a Custodian

If you are a beneficial owner of Notes, but the Holder is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender Notes, you must provide appropriate instructions to such Holder in order to tender through ATOP with respect to such Notes. Beneficial owners may be instructed to complete and deliver an instruction letter to such Holder for this purpose. We urge you to contact such person that holds Notes for you if you wish to tender your Notes.

Book-Entry Transfer

The Exchange Agent has or will establish an account with respect to the Notes at DTC for purposes of the exchange offer, and any financial institution that is a participant in the DTC system (a “DTC Participant”) and whose name appears on a security position listing as the record owner of the Notes may make book-entry delivery of Notes by causing DTC to transfer the Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer.  Although delivery of Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Memorandum by the Early Tender Deadline or Expiration Time, as applicable.

Tender of Notes Through ATOP

In lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the exchange offer through ATOP, for which the transaction will be eligible.  In accordance with ATOP procedures, DTC will then verify the acceptance of the exchange offer and send an Agent’s Message to the Exchange Agent for its acceptance.

If a Holder transmits its acceptance through ATOP, delivery of such tendered Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth herein.  Unless such Holder delivers the Notes being tendered to the Exchange Agent by book-entry delivery, we may, at our option, treat such tender as defective for purposes of delivery of tenders, acceptance for exchange and the right to receive Debentures and the Consent Fee, if applicable.  Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent.  If you desire to tender your Notes by the Early Tender Deadline or the Expiration Time, as applicable, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Guaranteed Delivery Procedures

If you are a registered holder of Notes, you may elect to tender your Notes after the Early Withdrawal Deadline but prior to the Early Tender Deadline, to receive Class A Debentures, or after the Early Tender Deadline but prior to the Expiration Time, to receive Class B Debentures, provided

(1)	the tender is made through an eligible institution,

(2)
prior to the Early Tender Deadline or Expiration Time, as applicable, the Exchange Agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed Letter of Transmittal and Consent and Notice of Guaranteed Delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of Notes;

•	the amount of Notes tendered;

•
the tender is being made by delivering that Notice and guaranteeing that within three NASDAQ trading days after the Early Tender Date or Expiration Date, as applicable, a Book-Entry Confirmation will be deposited by that eligible institution with the Exchange Agent, and

(3)	a Book-Entry Confirmation is received by the Exchange Agent within three NASDAQ trading days after the Early Tender Date or the Expiration Date, as applicable.

Signature Guarantees

Signatures on all Letters of Transmittal and Consent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a “Medallion Signature Guarantor”), unless the Letter of Transmittal and Consent is delivered, and any Notes tendered thereby are tendered (i) by registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed either the box entitled “Special Delivery Instructions” or “Special Payment or Issuance Instructions” on the Letter of Transmittal and Consent or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”).  If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal and Consent, or if Notes not accepted for exchange or not tendered are to be returned to a person other than such Holder, then the signatures on the Letters of Transmittal and Consent accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity of Tenders

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding.  We reserve the absolute right to reject any or all tenders of any Notes determined by us not to be in proper form, or if the acceptance of or exchange of such Notes may, in the opinion of our counsel, be unlawful.  We also reserve the right to waive any conditions to the exchange offer that we are legally permitted to waive.

Your tender will not be deemed to have been made until all defects or irregularities in your tender have been cured or waived.  All questions as to the form and validity (including time of receipt) of any delivery or withdrawal of a tender will be determined by us in our sole discretion, which determination shall be final and binding.  Neither we, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Notes, or will incur any liability for failure to give any such notification.

PROCEDURES FOR DELIVERING CONSENTS WITHOUT TENDER OF THE RELATED NOTES

All Notes are currently held in book-entry form through DTC. The Exchange Agent has or will establish an account with respect to the Notes at DTC for purposes of the consent solicitation, and any financial institution that is a participant in DTC may make book-entry delivery of a Consent without tendering the related Notes by causing DTC to temporarily transfer such Notes into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. Upon expiration, termination or completion of the consent solicitation, the Exchange Agent will release all such Notes which were consented in accordance with these procedures.  Although delivery of Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Offering Memorandum by the Early Withdrawal Deadline to receive the Consent Fee. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

For purposes of the consent solicitation, the term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message, stating the aggregate principal amount of Notes with respect to which Consents have been delivered by such participant pursuant to the consent solicitations and that such participant has received the Letter of Transmittal and Consent and agrees to be bound by the terms of the Letter of Transmittal and Consent and that the Company may enforce such agreement against such participant.

Unless Consents are properly delivered and an Agent’s Message is received by the Exchange Agent by the Early Withdrawal Deadline, the Company may, at its option, treat such Consent as defective, including for purposes of the right to receive the Consent Fee.

Notes, once consented, may not be transferred until the consent solicitation is terminated or consummated.  Holders who deliver Consents without tendering the related Notes and subsequently wish to tender the related Notes must either (i) revoke their Consents in order to tender the related Notes during the Early Tender Period or (ii) tender the related Notes during the Extended Tender Period.  The Consent Fee with respect to a series, if any, will be paid promptly upon execution of a Supplemental Indenture with respect to such series, which will occur as soon as practicable following the Early Tender Date.

A beneficial owner of a Note held through a broker, dealer, commercial bank, custodian or DTC Participant must provide appropriate instructions to such person in order to cause a delivery of Consent through ATOP, with respect to such Notes. Beneficial owners of the Notes are urged to contact such person that holds Notes for them if they wish to deliver a Consent.

Letters of Transmittal and Consent, together with this Offering Memorandum, will be delivered to all DTC Participants. By delivering Consents, via ATOP, Holders are agreeing to the terms of the Letter of Transmittal and Consent and Offering Memorandum.

Important: Since Consents may be delivered without tender of the related Notes only through ATOP, the effective deadline for such delivery will be 5:00 p.m. on the Early Tender Date, which is the close of business for DTC.

All questions as to the form of documents and eligibility (including time of receipt) of Consents and acceptance for payment, if applicable, will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all Consents that we determine are not in proper form or, if applicable, the acceptance for payment of or payment for which may, in the opinion of counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any defect or irregularity in the Consent of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the consent solicitation (including the instructions in the Letter of Transmittal and Consent) will be final and binding. Neither we, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in Consents or will incur any liability for failure to give any such notification.

Please send all materials to the Exchange Agent only and not to us.

WITHDRAWAL OF TENDERS; REVOCATION OF CONSENTS

Your right to withdraw Notes tendered during the Early Tender Period (and revoke the Consent deemed delivered with such Notes) will expire at the Early Withdrawal Deadline, which is at 5:00 p.m., New York City time, on the Early Tender Date.  Withdrawal of Notes prior to the Early Withdrawal Deadline also constitutes revocation of Consent with respect to such Notes.  You will have no right to withdraw Notes tendered after the Early Withdrawal Deadline but prior to the Early Tender Deadline.  We will make a preliminary announcement of the tenders received to date at 6:00 p.m., New York City time, on the Early Tender Date.  Following such announcement, we will, if requested by a Holder tendering Notes or delivering a Notice of Guaranteed Delivery with respect to Notes after such announcement but prior to the Early Tender Deadline, promptly confirm receipt of such tenders or notices, as applicable, to such Holder.  Your right to withdraw any Notes tendered after the Early Tender Deadline will expire at the Expiration Time unless extended or terminated in our discretion. You may not withdraw Notes after the Expiration Time.

Subject to applicable law, if, for any reason whatsoever, acceptance for exchange of or exchange of any Notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of Notes) or we extend the exchange offer or are unable to accept for exchange or exchange the Notes tendered pursuant to the exchange offer, we may instruct the Exchange Agent to retain tendered Notes, and those Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

Consents delivered without tender of the related Notes through DTC’s ATOP system may be revoked at any time prior to the Early Withdrawal Deadline.

To be effective, a written or facsimile transmission notice of withdrawal of a tender, revocation of consent or a properly transmitted “Request Message” through DTC’s ATOP system must:

•
be received by the Exchange Agent at one of the addresses specified on the back cover of this Offering Memorandum (1) prior to the Early Withdrawal Deadline for Notes tendered prior to the Early Withdrawal Deadline or (2) prior to the Expiration Time for Notes tendered on or after the Early Tender Deadline;

•	specify the name of the holder of the Notes to be withdrawn or with respect to which Consent is to be revoked;

•	contain the description of the Notes to be withdrawn or the Consent to be revoked and the aggregate principal amount represented by such Notes or Consent; and

•
be signed by the holder of the Notes in the same manner as the original signature on the Letter of Transmittal and Consent or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Notes into the name of the person withdrawing the Notes or revoking Consent.

If the Notes to be withdrawn or with respect to which Consent is to be revoked have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal or revocation (or receipt of a Request Message) even if physical release is not yet effected.  A withdrawal of Notes or revocation of Consent can only be accomplished in accordance with the foregoing procedures.

If you withdraw Notes or revoke a Consent, you will have the right to re-tender the Notes on or prior to the Early Tender Deadline or the Expiration Time, as applicable, or redeliver such Consent at any time prior to the Early Withdrawal Deadline in accordance with the procedures described above for tendering outstanding Notes and delivering Consents.

If we amend or modify the terms of the exchange offer or consent solicitation, or the information concerning the exchange offer or consent solicitation in a manner determined by us to constitute a material change to the Holders, we will disseminate additional exchange offer or consent solicitation materials and extend the period of the exchange offer or consent solicitation, as applicable, including any withdrawal or revocation rights, to the extent required by law and as we determine necessary.  An extension of the Early Withdrawal Deadline, Early Tender Deadline or Expiration Time will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

CONDITIONS OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange or to exchange Notes tendered pursuant to the exchange offer, and may terminate, amend or extend the exchange offer or delay or refrain from accepting for exchange, or exchanging, the Notes or transferring any exchange consideration, if any of the following shall occur:

•
Citadel shall not have tendered, prior to the Early Tender Deadline, not less than $200 million aggregate principal amount of its 2011 Notes and not less than $600 million, nor more than $1 billion, aggregate principal amount of its 2017 Notes for exchange in, and not withdrawn any of these tendered Notes from, the exchange offer; provided, however, that if we do not obtain Requisite Consents with respect to the 2017 Notes by the Early Tender Deadline, the amount of 2017 Notes tendered by Citadel that will be accepted shall be limited such that Citadel’s beneficial ownership of our voting stock on an as-converted basis determined without regard to any limitations on conversion of the Debentures will not exceed 49.9% after giving effect to the exchange offer, in which case the aggregate principal amount of 2017 Notes tendered by Citadel and accepted may be less than $600 million;

•	we do not obtain shareholder approval to issue the exchange consideration in this exchange offer or to increase the authorized shares of our common stock at the Special Meeting of our stockholders;

•
any condition to the exchange agreement with Citadel shall not have been satisfied or waived, including approval of an amendment to Citadel’s rebuttal of control agreement with the OTS permitting Citadel to participate in this exchange offer on terms substantially identical to those described herein;

•
any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits or materially restricts the consummation of the exchange offer;

•
there shall be instituted or pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in our reasonable judgment, following the receipt of advice of counsel, would make the acceptance for exchange of, or exchange of, some or all of the Notes pursuant to the exchange offer illegal; or

•
there shall have occurred or be likely to occur any event affecting our business or financial affairs that, in our reasonable judgment, would prevent or materially restrict or delay consummation of the exchange offer.

In addition, our obligation to issue any exchange consideration is conditioned upon our acceptance of Notes for exchange pursuant to the exchange offer.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, or may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion.  We may additionally terminate the exchange offer if any condition is not satisfied by the Expiration Time.  If any of these events occur, subject to the termination rights described above, we may (i) return tendered Notes to you, (ii) extend the exchange offer and retain all tendered Notes until the expiration of the extended exchange offer, or (iii) amend the exchange offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver.  Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offer.  We will give Holders notice of such amendments as may be required by applicable law.

Our obligation to accept properly executed and delivered Consents with respect to the Notes and, if applicable, to pay the Consent Fee with respect thereto is conditioned on Requisite Consents having been received prior to the Early Tender Deadline.

Subject to the terms and conditions of the exchange offer and consent solicitation, we will accept (i) tendered Notes for exchange at the Settlement Date, subject to proration in the case of the 2017 Notes and (ii) Consents for payment (x) promptly upon the execution of the supplemental indenture, which shall occur as soon as practicable following the Early Tender Date, in the case of Consents delivered through DTC’s ATOP system without tender of the related Notes or (y) upon termination of the exchange offer, to Holders who were deemed to consent through early tender, to the extent the consent solicitation with respect to such series of Notes is consummated and the exchange offer is not.

EXCHANGE AGENT AND INFORMATION AGENT

Exchange Agent

MacKenzie Partners, Inc. has been appointed the Exchange Agent for the exchange offer.  Letters of Transmittal and Consent and Notices for Guaranteed Delivery and all correspondence in connection with the exchange offers should be sent or delivered by each Holder of Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Exchange Agent at the addresses and telephone numbers set forth on the back cover page of this Offering Memorandum.  We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

MacKenzie Partners, Inc. has been appointed as the Information Agent for the exchange offer, and will receive customary compensation for its services.  Questions concerning tender procedures and requests for additional copies of this Offering Memorandum or the Letter of Transmittal and Consent should be directed to the Information Agent at the address and telephone numbers set forth on the back cover page of this Offering Memorandum.  Holders of Notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offers.

THE AMENDMENTS

The description of the terms of the Indentures and the Amendments set forth below is only a summary and is qualified in its entirety by reference to (i) the terms and conditions of the Indentures and the Notes as currently in effect and (ii) the relevant terms of the Indentures and the Notes as proposed to be modified by the Amendments, which will be substantially in the form set forth in Exhibit A to this Offering Memorandum. Each Holder should carefully review this entire Offering Memorandum, Exhibit A and the Indentures before granting a Consent. We are seeking Consents to all the Amendments to the 2011 Notes as a single proposal and all Amendments to the 2017 Notes as a single proposal. Accordingly, a Consent purporting to consent to only a portion of the Amendments with respect to a series of Notes will not be valid.

Capitalized terms used herein that are not defined in this description of the Amendments shall have the meanings assigned to them in the Indentures unless otherwise indicated.

Background

We have applied to U.S. Department of Treasury (“Treasury”) to raise capital by issuing senior perpetual preferred stock and warrants to purchase our common stock to Treasury pursuant to Treasury’s TARP Capital Purchase Program (“Program”). We are a savings and loan holding company and the indirect owner of 100% of the outstanding common stock of E*TRADE Bank, which is a federally chartered savings bank subject to regulation and supervision by the OTS. As such, we are eligible to participate in the Program.  We are seeking to amend the Indentures (as defined below) to permit us to participate in the Program in the event our application is approved as described herein and as set forth in the form of supplemental indenture attached hereto. In addition, we are soliciting consents from Holders of the 2017 Notes to amend the definition of “Change of Control” in the indenture relating to the 2017 Notes to make clause (1) of the definition (concerning the beneficial ownership of our capital stock) consistent with the analogous provision in the indentures relating to the 2011 Notes and our 7.375% Senior Notes due 2013 and 7.875% Notes due 2015.

For purposes of the consent solicitation, the “Indentures” means:

•
the indenture relating to the 2011 Notes, dated as of June 8, 2004, between us and The Bank of New York as Trustee, as supplemented by the First Supplemental Indenture, dated September 19, 2005 and the Second Supplemental Indenture, dated November 1, 2006, between us and The Bank of New York Mellon as Trustee; and

•
the indenture relating to the 2017 Notes, dated as of November 29, 2007 between us and The Bank of New York as Trustee, as supplemented by the First Supplemental Indenture, dated December 27, 2007 and the Second Supplemental Indenture, dated January 18, 2008, between us and The Bank of New York Mellon as Trustee.

Terms and Conditions of Participation in the TARP Capital Purchase Program

The required terms and conditions of the Program are set forth on a standard form securities purchase agreement, letter agreement, certificate of designations and warrant (collectively, the “Program Documentation”) and summarized on a term sheet published by Treasury. Holders may obtain copies of the Program Documentation, the term sheet and any other documentation made available to the public by Treasury from Treasury’s website (www.treasury.gov), or by contacting the Information Agent or us. Certain terms and conditions of the Program are summarized in the following paragraphs.

Pursuant to the Program if our application is approved, we will issue senior perpetual preferred stock having an issue price equal to any investment by Treasury in us, where such preferred stock pays cumulative compounding dividends at a rate of 5% per annum until the fifth anniversary of the date of the investment and thereafter at a rate of 9% per annum. Failure to pay dividends for an aggregate of six quarters, whether or not consecutive, would result in the holders of the TARP Preferred Stock having the right to elect two members of our Board of Directors (voting together as a single class with any class of our capital stock ranking pari passu with the TARP Preferred Stock and having like voting rights that are then exercisable), who will be in addition to the members serving prior to the vesting of this right. The right to elect these two additional members of our Board of Directors will continue until dividends for all prior periods have been paid in full. Under the Program Documentation, we will not be permitted to redeem the TARP Preferred Stock for a period of three years from the date of the investment, except with the proceeds of a “Qualified Equity Offering” (as defined below) by us which results in aggregate gross proceeds of not less than 25% of the issue price of the TARP Preferred Stock. After the third anniversary of the date of the investment, the TARP Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, at our option. However, under the American Recovery and Reinvestment Act of 2009, participants in the Program may redeem TARP Preferred Stock in consultation with such participant’s primary regulator. All redemptions by us of TARP Preferred Stock, whether pursuant to the terms of the Program Documentation or the American Recovery and Reinvestment Act of 2009, would be required to be made at 100% of the issue price of the TARP Preferred Stock plus any accrued and unpaid dividends and be subject to the approval of the OTS, which is our primary federal bank regulator. In addition, the terms of the Indentures will not permit the redemption of TARP Preferred Stock if a Default or Event of Default under any applicable Indenture has occurred and is continuing at the time of such redemption. For purposes of the Program, “Qualified Equity Offering” means the sale of Tier 1 qualifying perpetual preferred stock, common stock or any combination of such stock for cash. Perpetual preferred stock is preferred stock that is not required to be redeemed or redeemable at the option of holders at any time. The TARP Preferred Stock would be non-voting other than certain class voting rights. Under the terms of the TARP Preferred Stock, we will be subject to certain restrictions on dividends and share repurchases and would be required to comply with certain executive compensation provisions, all as set forth in the Program Documentation.

In connection with any issuance of TARP Preferred Stock, we also will be required to issue warrants to purchase shares of our common stock (the “Warrants”) having a term of ten years. The number of shares issuable upon exercise of the Warrants is obtained by dividing 15% of the amount of Treasury’s investment in us, and the exercise price of the Warrants. The exercise price is equal to the 20-day trailing average of the closing price of our common stock prior to the date on which we receive preliminary approval from Treasury, and is subject to adjustment as set forth in the Program Documentation. We would have the right to redeem the Warrants under the Program Documentation if we were to redeem the TARP Preferred Stock issued to Treasury in full or Treasury were to transfer all TARP Preferred Stock held by it.

If in the future our common stock is no longer listed or traded on a national securities exchange or securities association, the Warrants, to the extent then outstanding, would be exchangeable, at the option of Treasury, for an economic interest of the Company classified as permanent equity under U.S. GAAP (any such economic interest, “Substitution Permanent Equity”) with an equivalent fair market value as determined by Treasury.

We would be required to grant certain demand and piggyback registration rights covering the TARP Preferred Stock and the Warrants. Except as described above, the TARP Preferred Stock and Warrants would generally not be subject to contractual restrictions on transferability.

Amendments to the Indentures

We propose to amend the Indentures (the “Amendments”) as follows:

Limitation on Restricted Payments (Section 4.04 of the Indentures). This covenant generally restricts our ability and the ability of our Regulated Subsidiaries (including E*TRADE Bank) and our Restricted Subsidiaries to make cash payments to security holders that are junior to the Notes in the capital structure (including dividends on, and redemption of, capital stock such as the TARP Preferred Stock or any Substitution Permanent Equity) unless the restricted payments fall within specified exclusions or within a permitted cumulative amount calculated on the basis of the our aggregate net income, the proceeds from certain equity issuances and certain other items (the “Basket”). The Amendments provide that this covenant would not be violated by reason of:

•
any payment of dividends on any TARP Preferred Stock or any Substitution Permanent Equity issued by us or the payment of dividends on any preferred stock issued by us in a Qualified Equity Offering; provided the aggregate face amount of all preferred stock issued by us in Qualified Equity Offerings does not exceed $500,000,000 and the dividend rate payable on any preferred stock issued in a Qualified Equity Offering does not exceed 9.9% per annum; and

•
any redemption or repurchase of TARP Preferred Stock, Warrants, Substitution Permanent Equity or any capital stock issued by us in a Qualified Equity Offering, in each case using the proceeds of one or more Qualified Equity Offerings; provided the aggregate face amount of all preferred stock issued by us in Qualified Equity Offerings does not exceed $500,000,000 and the dividend rate on any preferred stock issued in a Qualified Equity Offering does not exceed 9.9% per annum.

The Amendments further provide that any restricted payments that are permitted pursuant to the foregoing bullets would not be included in calculating, and therefore not reduce the availability under, the Basket for subsequent restricted payments; however, the Net Cash Proceeds received by us from the issuance and sale of the TARP Preferred Stock or any capital stock issued by us in a Qualified Equity Offering would also not be included in calculating, and would therefore not increase, the size of the Basket immediately following consummation of the Transactions.

Change of Control Definition for 2017 Notes (Section 1.01 of the 2017 Note Indenture).  The Amendment to the 2017 Note Indenture will also amend the definition of “Change of Control” in the indenture relating to the 2017 Notes to make clause (1) of the definition (concerning the beneficial ownership of our capital stock) consistent with the analogous provisions in the indentures relating to the 2011 Notes and our 7.375% Senior Notes due 2013 and 7.875% Notes due 2015. As amended, clause (i) of the definition will continue to provide that any person or group becoming the ultimate beneficial owner of more than 50% of the total voting power of the “Voting Stock” of the Company on a fully diluted basis will constitute a Change of Control, but any person or group becoming the ultimate beneficial owner of more than 50% of the economic value of the equity of the Company will no longer constitute a Change of Control.  The remaining provisions of the definition of “Change of Control” in the 2017 Notes indenture will be unchanged.

DESCRIPTION OF THE DEBENTURES

E* TRADE Financial Corporation (“we,” “us” or the “Company”) will issue the Class A Senior Convertible Debentures due 2019 (the “Class A Debentures”) and the Class B Senior Convertible Debentures due 2019 (the “Class B Debentures,” and together with the Class A Debentures, the “debentures”), under an indenture to be dated as of the Closing Date (the “indenture”) between us and The Bank of New York Mellon, as trustee (the “trustee”). The terms of the Class A Debentures and the Class B Debentures will be identical except for the initial conversion price, as described below and will vote as a single class for all purposes under the indenture.  The terms of the debentures include those expressly set forth in the indenture and the debentures and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the debentures and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated herein by reference. You may request a copy of the indenture from us as set forth in “Incorporation of Certain Documents by Reference.” We urge you to read the indenture (including the form of debenture contained therein) because it, and not this description, defines your rights as a holder of the debentures.

General

The debentures:

•	will be:

•	our general unsecured obligations;

•	equal in right of payment to all of our other senior unsecured indebtedness;

•	senior in right of payment to all indebtedness that is contractually subordinated to the debentures;

•	structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade creditors unless and until one or more of our subsidiaries guarantees the debentures;

•
effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including the collateral securing the 2017 Notes after the 2017 Notes Trigger Date; and

•	initially limited to an aggregate principal amount equal to the aggregate principal amount of all Notes tendered in the exchange offer;

•	will mature on the anniversary of the Closing Date in 2019 (the “maturity date”), unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•
will initially be represented by one or more registered debentures in global form, but in certain limited circumstances described under the heading “— Global Debentures, Book-Entry Form” below may be represented by debentures in definitive form.

At March 31, 2009, we had $3.2 billion in senior indebtedness.

Our subsidiaries are separate and distinct legal entities and initially none of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the debentures. As a result, the debentures will be structurally subordinated to all liabilities of our subsidiaries, including trade payables, and to any outstanding preferred stock of our subsidiaries, to the extent of its liquidation preference. Our rights and the rights of our creditors, including holders of the debentures, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subject to the existing and future claims of those subsidiaries’ creditors. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the debentures, including cash payments upon repurchase, could be adversely affected. At March 31, 2009, our subsidiaries had liabilities of $43.1 billion, including deposits of $27.2 billion.  The debentures are not savings accounts or deposits with E*TRADE Bank or any other subsidiary of the Company nor are they insured by the FDIC or by the United States or any agency or fund of the United States.

The initial conversion price of the debentures will be:

•	$1.0340 for the Class A Debentures; and

•	$1.5510 for the Class B Debentures, or 150% of the initial conversion price of the Class A Debentures.

The conversion price is subject to adjustment if certain events described below occur.

We use the term “debenture” in this offering memorandum to refer to each $1,000 in principal amount of Class A Debentures and Class B Debentures.

We may, without the consent of the holders, issue additional debentures of either class in an unlimited principal amount under the indenture with the same terms and with the same CUSIP numbers as the applicable class of debentures offered hereby; provided that such additional debentures are fungible with the applicable class of debentures offered hereby for U.S. federal income tax purposes.

We may from time to time repurchase the debentures in tender offers, open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a debenture will be treated as the owner of it for all purposes.

No sinking fund is provided for the debentures, which means that the indenture does not require us to redeem or retire debentures periodically.

Payments on the Debentures; Paying Agent and Registrar

Through our paying agent, we will pay the principal of the debentures in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global debentures.

We will pay the principal of certificated debentures at the office or agency designated by us. We have initially designated a corporate trust office of the trustee as our paying agent and registrar as a place where debentures may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the debentures, and we may act as paying agent or registrar.

Transfer and Exchange

A holder of debentures may transfer or exchange debentures at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of debentures, but we, the trustee or registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any debenture surrendered for conversion.

Restrictions on Transfer

The exchange offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act. As a result, the debentures we issue to you in exchange for your Notes will have similar characteristics to such Notes with respect to transfers to third parties. If the Notes you tender in the exchange are freely tradable, the debentures can be transferred freely. If, however, any or all of the Notes you tender are subject to transfer restrictions, for example by virtue of being “restricted securities” within the meaning of Rule 144 under the Securities Act, the debentures will be subject to the same transfer restrictions such Notes were subject to immediately prior to being tendered.  Debentures issued to Citadel may also be subject to other transfer restrictions.  See “Conversion Rights—Restrictions on Conversion.”

Interest

The debentures will not bear interest.

Covenants

For purposes of this Description of the Debentures, except as expressly stated or where the context otherwise requires, the term “Notes” includes the 8.0% Senior Notes due 2011 issued by the Company pursuant to the 2011 Notes Indenture, together with any exchange notes issued therefor (the “2011 Notes”), the 7.375% Senior Notes due 2013 issued by the Company pursuant to the 2013 Notes Indenture, together with any exchange notes issued therefor (the “2013 Notes”),  the 7.875% Senior Notes due 2015 issued by the Company pursuant to the 2015 Notes Indenture, together with any exchange notes issued therefor (the “2015 Notes”), the 12.5% Springing Notes due 2017 (plus any Capitalized Interest) issued by the Company pursuant to the 2017 Notes Indenture (the “2017 Notes”) and the debentures.

Overview

In the indenture, we have agreed to covenants that limit our and our Restricted Subsidiaries’ and, in certain limited cases, Regulated Subsidiaries’, ability, among other things, to:

•      incur additional debt and issue Preferred Stock;

•      pay dividends, acquire shares of Capital Stock, make payments on subordinated debt or make investments;

•      place limitations on distributions from Regulated Subsidiaries or Restricted Subsidiaries;

•      issue or sell Capital Stock of Regulated Subsidiaries or Restricted Subsidiaries;

•      issue guarantees;

•      sell or exchange assets;

•      enter into transactions with shareholders and Affiliates;

•      create Liens; and

•      effect mergers.

Pursuant to the indenture, the covenants under “—Limitation on Indebtedness and Issuances of Preferred Stock,” “—Limitation on Restricted Payments,” “—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries,” “—Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries,” “—Future Subsidiary Guarantees,” “—Limitation on Transactions with Shareholders and Affiliates,” “—Limitation on Liens,” “—Limitation on Sale-Leaseback Transactions” and “—Limitation on Asset Sales” apply to us and our Restricted Subsidiaries, but in certain cases do not apply to Regulated Subsidiaries to the same extent or at all.

If a Fundamental Change (as defined below) occurs, each holder of debentures will have the right to require us to repurchase all or a part of the holder’s debentures at a price equal to 101% of their principal amount to the date of repurchase. See “—Fundamental Change Permits Holders to Require Us to Repurchase Debentures”.

Limitation on Indebtedness and Issuances of Preferred Stock

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, including Disqualified Stock (other than Indebtedness existing on the Closing Date) and the Company will not permit any Restricted Subsidiary to issue Preferred Stock; provided that the Company or any Subsidiary Guarantor may Incur Indebtedness and any Restricted Subsidiary may Incur Acquired Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio would be greater than 2.50 to 1.0.

Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) Indebtedness of the Company under any Credit Facility in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $300 million;

(2) Indebtedness owed (A) to the Company or any Subsidiary Guarantor evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary or Regulated Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary or Regulated Subsidiary ceasing to be a Restricted Subsidiary or Regulated Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary or Regulated Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if the Company (or any Subsidiary that is a Subsidiary Guarantor at the time such Indebtedness is Incurred) is the obligor on such Indebtedness, such Indebtedness must be expressly contractually subordinated in right of payment to the debentures, in the case of the Company, or the Debenture Guarantee, in the case of a Subsidiary Guarantor;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (1), (2) or (4)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the debentures or Indebtedness that is pari passu with, or subordinated in right of payment to, the debentures or a Debenture Guarantee shall only be permitted under this clause (3) if (x) in case the debentures are refinanced in part or the Indebtedness to be refinanced is pari passu with the debentures or a Debenture Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining debentures or the Debenture Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the debentures or a Debenture Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the debentures or the Debenture Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the debentures or the Debenture Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness is Incurred by the Company or a Subsidiary Guarantor or by the Restricted Subsidiary that is the obligor on the Indebtedness to be refinanced or refunded;

(4) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an offer to purchase made as a result of a Fundamental Change or (B) deposited to defease the Notes as described under “—Defeasance”; and

(5) Guarantees of Indebtedness of the Company or of any Restricted Subsidiary by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “—Future Subsidiary Guarantees” covenant.

(b) Notwithstanding any other provision of this “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or due to fluctuations in the value of commodities or securities which underlie such Indebtedness. For the purposes of determining compliance with any restriction on the Incurrence of Indebtedness (x), the U.S dollar equivalent principal amount of any Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt and (y) the principal amount of any Indebtedness which is calculated by reference to any underlying security or commodity shall be calculated based on the relevant closing price of such commodity or security on the date such Indebtedness was incurred.

(c) For purposes of determining any particular amount of Indebtedness under this “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant, (x) Indebtedness outstanding under any Credit Facility on the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of clause (a) of this “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the “—Limitation on Liens” covenant shall not be treated as Indebtedness.  For purposes of determining compliance with this “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness referred to in clause (x) of the preceding sentence), including under the first paragraph of part (a), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness.

(d) Neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the debentures or the applicable Debenture Guarantee to the same extent.

(e) The Company will not permit any Regulated Subsidiary (x) to Incur any Indebtedness the proceeds of which are not invested in the business of such Bank Regulated Subsidiary (or any Subsidiary of such Bank Regulated Subsidiary) or such Broker Dealer Regulated Subsidiary (or any Subsidiary of such Broker Dealer Regulated Subsidiary which is also a Regulated Subsidiary) and (y) to Incur any Indebtedness for the purpose, directly or indirectly, of dividending or distributing the proceeds of such Indebtedness to the Company or any Restricted Subsidiary; except that the Incurrence of Indebtedness by a Regulated Subsidiary that does not comply with (x) or (y) above shall be permitted provided that such Incurrence complies with paragraph (a) of this “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant as if such paragraph applied to such Regulated Subsidiary.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly,

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries (other than (w) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, (x) pro rata dividends or distributions on common stock of Restricted Subsidiaries or Regulated Subsidiaries held by minority stockholders, (y) dividends or distributions on non-voting Preferred Stock the proceeds from the sale of which were invested in the business of such Regulated Subsidiary (or any Subsidiary of such Regulated Subsidiary which is also a Regulated Subsidiary), and (z) pro rata dividends on Preferred Stock of Subsidiaries that are real estate investment trusts, including Highland REIT, Inc., held by minority stockholders;

(2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or any Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person (other than the Company, any Restricted Subsidiary or any Regulated Subsidiary) or (B) a Restricted Subsidiary or Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary or Wholly Owned Regulated Subsidiary);

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the debentures or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Debenture Guarantee; or

(4) (a) with respect to the Company and any Restricted Subsidiary, make any Investment, other than a Permitted Investment, in any Person, and (b) with respect to any Regulated Subsidiary, make any Investment in an Unrestricted Subsidiary (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”);

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing;

(B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant;

(C) the subsidiary subject to the Restricted Payment is both a Regulated Subsidiary and a Significant Subsidiary that is not in compliance with applicable regulatory capital or other material requirements of its regulators, such as the OTS or FDIC, or any applicable state, federal or self regulatory organization, or would fail to be in compliance with applicable regulatory requirements as a consequence of the payment; or

(D) the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of:

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 2004 and ending on the last day of such fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee, provided that such Adjusted Consolidated Net Income may only be recognized during those quarters for which the Company has filed reports with the SEC to the extent provided in “—Reports” or has furnished comparable financial information to the trustee; plus

(2) the aggregate Net Cash Proceeds received by the Company after April 1, 2004 as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock or Preferred Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the indenture of Indebtedness of the Company for cash subsequent to April 1, 2004 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the debentures); plus

(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or Regulated Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary or Regulated Subsidiary in such Person or Unrestricted Subsidiary; plus

(4) $100 million.

(b) The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the debentures or any Debenture Guarantee including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant;

(3) the repurchase, redemption or other acquisition of Capital Stock of the Company, a Subsidiary Guarantor, a Restricted Subsidiary or a Regulated Subsidiary (or options, warrants or other rights to acquire such Capital Stock) or a dividend on such Capital Stock in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, in each case other than in connection with a Fundamental Change (provided that prior to any such repurchase, redemption or other acquisition in connection with a Fundamental Change, the Company has made an offer to purchase and purchased all Notes validly tendered for payment in accordance with the “—Fundamental Change Permits Holders to Require Us to Repurchase Debentures” covenant), prior to the respective Stated Maturity of the Notes;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the debentures or any Debenture Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, in each case other than in connection with a Fundamental Change (provided that prior to any such repurchase, redemption or other acquisition in connection with a Fundamental Change, the Company has made an offer to purchase and purchased all Notes validly tendered for payment in accordance with the “—Fundamental Change Permits Holders to Require Us to Repurchase Debentures” covenant), prior to the respective Stated Maturity of the Notes;

(5) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of the Company, any Restricted Subsidiary or any Regulated Subsidiary and that, in the case of the Company, comply with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of the Company;

(7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(8) the repurchase, redemption or other acquisition of the Company’s Capital Stock (or options, warrants or other rights to acquire such Capital Stock) from Persons who are, or were formerly, employees of the Company and their Affiliates, heirs and executors; provided that the aggregate amount of all such repurchases pursuant to this clause (8) shall not exceed $50 million; or

(9) the repurchase of common stock of the Company, or the declaration or payment of dividends on common stock (other than Disqualified Stock) of the Company; provided that the aggregate amount of all such declarations, payments or repurchases pursuant to this clause (9) shall not exceed $100 million in any fiscal year; provided further that at the time of declaration of such dividend or at the time of such repurchase (x) no Default or Event of Default has occurred and is continuing, and (y) the Company is able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant;

(10) the payment of dividends with respect to the TARP Preferred Stock, any Substitution Permanent Equity or any Capital Stock issued by the Company in any Qualified Equity Offering; provided that the aggregate face amount of any Preferred Stock issued by the Company in all Qualified Equity Offerings does not exceed $500,000,000 and that the dividend rate on any Preferred Stock issued in a Qualified Equity Offering does not exceed 9.9% per annum; or

(11)  redeem or repurchase any shares of TARP Preferred Stock, any TARP Warrants, any Substitution Permanent Equity or any Capital Stock issued by the Company in any Qualified Equity Offering, in each case using the Net Cash Proceeds of one or more Qualified Equity Offerings; provided that the aggregate face amount of any Preferred Stock issued by the Company in all Qualified Equity Offerings does not exceed $500,000,000 and the dividend rate on any Preferred Stock issued in a Qualified Equity Offering does not exceed 9.9% per annum;

provided that, except in the case of clause (1), no Default or Event of Default (excluding, in each case, clause (9) of “Events of Default”) shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

(c) Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (10) or (11) thereof, clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof, an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof, the repurchase of Capital Stock referred to in clause (7) thereof, the repurchase of common stock of the Company referred to in clause (9) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3), (4) or (6), shall be included in calculating whether the conditions of clause (D) of the first paragraph of this “—Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. If the proceeds of an issuance of Capital Stock of the Company are used for the repurchase or other acquisition of the debentures, or Indebtedness that is pari passu with the debentures or any Debenture Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (D) of the first paragraph of this “—Limitation on Restricted Payments” covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

(d) For purposes of determining compliance with this “—Limitation on Restricted Payments” covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution and (y) if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this “—Limitation on Restricted Payments” covenant, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary or Regulated Subsidiary (other than any Subsidiary Guarantor) to:

(1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary or Regulated Subsidiary owned by the Company or any other Restricted Subsidiary or Regulated Subsidiary;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary or Regulated Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary or Regulated Subsidiary; or

(4) transfer any of its property or assets to the Company or any other Restricted Subsidiary or Regulated Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in any Credit Facility, the indenture and the indentures governing the Notes or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) existing under or by reason of applicable law including rules and regulations of and agreements with any regulatory authority having jurisdiction over the Company, any Restricted Subsidiary, or any Regulated Subsidiary, including, but not limited to the OTS, the FDIC, the SEC or any self regulatory organization of which such Regulated Subsidiary is a member, or the imposition of conditions or requirements pursuant to the enforcement authority of any such regulatory authority;

(3) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary or Regulated Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(4) in the case of clause (4) of the first paragraph of this “—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries” covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company, any Restricted Subsidiary or any Regulated Subsidiary not otherwise prohibited by the indenture; or

(C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary or Regulated Subsidiary in any manner material to the Company or any Restricted Subsidiary or Regulated Subsidiary taken as a whole; or

(5) with respect to a Restricted Subsidiary or Regulated Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary or Regulated Subsidiary.

Nothing contained in this “—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries” covenant shall prevent the Company, any Restricted Subsidiary or any Regulated Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “—Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiary or Regulated Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary or Regulated Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1) (i) with respect to the capital stock of a Restricted Subsidiary, to the Company or a Wholly Owned Restricted Subsidiary or, (ii) in the case of Regulated Subsidiary, to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary;

(2) issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “—Limitation on Restricted Payments” covenant if made on the date of such issuance or sale;

(4) (i) sales of common stock (including options, warrants or other rights to purchase shares of such common stock but excluding Disqualified Stock) of a Restricted Subsidiary or a Regulated Subsidiary by the Company, a Restricted Subsidiary or a Regulated Subsidiary, provided that the Company or such Restricted Subsidiary or Regulated Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (A) or (B) of the “—Limitation on Asset Sales” covenant and (ii) issuances of Preferred Stock of a Restricted Subsidiary if such Restricted Subsidiary would be entitled to Incur such Indebtedness under the “—Limitations on Indebtedness and Issuances of Preferred Stock” covenant; or

(5) sales of Capital Stock, other than common stock, by a Regulated Subsidiary or a Subsidiary of such Regulated Subsidiary, the proceeds of which are invested in the business of such Regulated Subsidiary.

Future Subsidiary Guarantees

The Company will not permit any Restricted Subsidiary or Regulated Subsidiary, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any Restricted Subsidiary (other than a

Foreign Subsidiary), unless (a) such Restricted Subsidiary or Regulated Subsidiary, to the extent permitted by law, simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Debenture Guarantee”) of payment of the debentures by such Restricted Subsidiary or Regulated Subsidiary and (b) such Restricted Subsidiary or Regulated Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary or Regulated Subsidiary as a result of any payment by such Restricted Subsidiary or Regulated Subsidiary under its Subsidiary Guarantee until the debentures have been paid in full. The obligations of any such future Debenture Guarantor will be limited so as not to constitute a fraudulent conveyance under applicable federal or state laws.

If the Guaranteed Indebtedness is (A) pari passu in right of payment with the debentures or any Debenture Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the debentures or any Debenture Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the debentures or the Debenture Guarantee.

Notwithstanding the foregoing, any Debenture Guarantee by a Restricted Subsidiary or Regulated Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon any:

(1) sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s and each Restricted Subsidiary’s and Regulated Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary or Regulated Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) or upon the designation of such Restricted Subsidiary or Regulated Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the indenture; or

(2) the release or discharge of the Guarantee which resulted in the creation of such Debenture Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Shareholders and Affiliates

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Affiliates of any Restricted Subsidiary or Regulated Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary or Regulated Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company, a Restricted Subsidiary or a Regulated Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary or Regulated Subsidiary from a financial point of view;

(2) any transaction solely among the Company, its Wholly Owned Restricted Subsidiaries or its Wholly Owned Regulated Subsidiaries or any combination thereof;

(3) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and customary indemnification arrangements entered into by the Company;

(4) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes;

(5) any sale of shares of Capital Stock (other than Disqualified Stock) of the Company;

(6) the granting or performance of registration rights under a written agreement and approved by the Board of Directors of the Company, containing customary terms, taken as a whole;

(7) loans to an Affiliate who is an officer, director or employee of the Company, a Restricted Subsidiary or a Regulated Subsidiary by a Regulated Subsidiary in the ordinary course of business in accordance with Sections 7 and 13(k) of the Exchange Act;

(8) deposit, checking, banking and brokerage products and services typically offered to our customers on substantially the same terms and conditions as those offered to our customers, or in the case of a Bank Regulated Subsidiary, as otherwise permitted under Regulation O promulgated by the Board of Governors of under the Federal Reserve System; or

(9) any Permitted Investments or any Restricted Payments not prohibited by the “—Limitation on Restricted Payments” covenant.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “—Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (6) of this paragraph, (a) the aggregate amount of which exceeds $15 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $25 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the debentures and all other amounts due under the indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the debentures, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date (other than the Liens securing Indebtedness (including Hedging Obligations with respect thereto) under any Credit Facility);

(2) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the holders;

(3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary or Wholly Owned Regulated Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary or Regulated Subsidiary;

(4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary or Regulated Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5) Liens securing Indebtedness (including Hedging Obligations with respect thereto) under any Credit Facility in an aggregate amount not to exceed $300 million;

(6) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) any such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant, to finance the cost (including the cost of improvement or construction and fees and expenses related to the acquisition) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within twelve months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(7) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(8) Liens incurred by the Company or a Restricted Subsidiary for the benefit of a Regulated Subsidiary in the ordinary course of business including Liens incurred in the Broker Dealer Regulated Subsidiary’s securities business with respect to obligations that do not exceed $200 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); or

(9) Permitted Liens.

Limitation on Sale-Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, enter into any Sale-Leaseback Transaction involving any of its assets or properties whether now owned or hereafter acquired.

The foregoing restriction does not apply to any Sale-Leaseback Transaction if:

(1) the lease is for a period, including renewal rights, of not in excess of three years;

(2) the lease secures or relates to industrial revenue or pollution control bonds;

(3) the transaction is solely among the Company, its Wholly Owned Restricted Subsidiaries or its Wholly Owned Regulated Subsidiaries or any combination thereof; or

(4) the Company or such Restricted Subsidiary or Regulated Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the third paragraph of the “—Limitation on Asset Sales” covenant.

Limitation on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to the Company), provided that the Company, such Subsidiary Guarantor, such Restricted Subsidiary, as the case may be is irrevocably and unconditionally released from all liability under such Indebtedness or (c) Replacement Assets.

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to consummate any Regulated Sale unless (1) the consideration received by the Company or such Restricted Subsidiary or Regulated Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary or Regulated Subsidiary (in each case, other than Indebtedness owed to the Company), provided that the Company, such Subsidiary Guarantor, such Restricted Subsidiary or such Regulated Subsidiary, as the case may be is irrevocably and unconditionally released from all liability under such Indebtedness or (c) Replacement Assets.

If and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries (excluding the first $300 million of Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries from Asset Sales and Regulated Sales after the Closing Date) from one or more Asset Sales or Regulated Sales in any period of 12 consecutive months exceed 10% of Consolidated Net Worth (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the SEC or provided to the trustee), then the Company shall or shall cause the relevant Restricted Subsidiary or Regulated Subsidiary to:

(1) within twelve months after the date Net Cash Proceeds so received exceed 10% of Consolidated Net Worth,

(A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or Indebtedness or to redeem or repurchase Capital Stock, otherwise permitted by the indenture, of any Restricted Subsidiary or Regulated Subsidiary, in each case owing to or owned by a Person other than the Company or any Affiliate of the Company; or

(B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets; and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “—Limitation on Asset Sales” covenant.

If and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries from one or more Regulated Sales in any period of 12 consecutive months exceed 10% of Consolidated Net Worth (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the SEC or provided to the trustee), then the Company shall or shall cause the relevant Restricted Subsidiary or Regulated Subsidiary to apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “—Limitation on Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “—Limitation on Asset Sales” covenant totals at least $50 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders (and if required by the terms of any Indebtedness that is pari passu with the debentures (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of debentures (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the date of purchase.

To the extent that the aggregate amount of debentures and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Offer to Purchase is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any other purpose which is permitted by the indenture.

If the aggregate principal amount of debentures surrendered by holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the trustee shall select the debentures and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered debentures and Pari Passu Indebtedness. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset to zero.

Limitation on Lines of Business

The Company will not, and will not permit any Restricted Subsidiary or Regulated Subsidiary to, engage in any business other than a Related Business.

Maintenance of Capitalization

The Company will not permit any Bank Regulated Subsidiary that constitutes a federally insured depositary institution to fail to be at least Well Capitalized for a period of more than 30 consecutive days in any fiscal quarter of the Company.

Effectiveness of Covenants

The covenants described under “—Limitation on Indebtedness and Issuances of Preferred Stock,” “—Limitation on Restricted Payments,” “—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries or Regulated Subsidiaries,” “—Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries,” “—Future Subsidiary Guarantees,” “—Limitation on Transactions with Shareholders and Affiliates,” “—Limitation on Sale-Leaseback Transactions,” “—Limitation on Asset Sales,” “—Reports,” “—Limitation on Lines of Business” and “—Maintenance of Capitalization” (the “Terminated Covenants”) will no longer be in effect upon the Company attaining Investment Grade Status. The Terminated Covenants will not be reinstated regardless of whether the Company’s credit rating is subsequently downgraded from Investment Grade Status.

Conversion Rights

General

Holders may convert their debentures at any time prior to the close of business on the second “scheduled trading day” (as defined below) immediately preceding the maturity date. The Class A Debentures and the Class B Debentures will each initially be convertible at the respective initial conversion price, which will be determined as set forth above.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any exchange or market, a business day.

“Trading day” means a day during which (i) trading in our common stock generally occurs and (ii) there is no “market disruption event” (as defined below).

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

The conversion price in effect at any given time with respect to a class of debentures is referred to as the “applicable conversion price” and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s debentures so long as the debentures converted are a multiple of $1,000 in principal amount.

Our settlement of conversions as described below under “— Settlement upon Conversion” will be deemed to satisfy all our payment obligations under the debentures so converted.

Upon conversion, we will deliver shares of our common stock, as described under ‘‘— Settlement upon Conversion” below.

If a holder converts debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Restrictions on Conversion

A holder of the debentures may not convert its debentures into our common stock to the extent the number of shares of common stock into which the debentures tendered for conversion would otherwise be converted exceeds either Conversion Restriction I or Conversion Restriction II as set forth below:

Conversion Restriction I

A holder of the debentures may not convert debentures to the extent such conversion would result in it holding beneficial ownership as defined in Rule 13d-3 of the Exchange Act in excess of 9.9% of our common stock outstanding immediately after giving effect to such conversion.  By written notice to us, a holder may increase or decrease the maximum percentage from 9.9% to any other percentage specified in such notice; provided that any increase will not be effective until the later of (a) one year from the date of notice provided by the holder to us and (b) receipt of any necessary regulatory approvals.

Conversion Restriction II

A holder of the debentures may not convert debentures to the extent such conversion would result in it holding in excess of 24.9% of our common stock.  This limitation may be waived by any holder effective upon the later of (a) one year from the date of notice provided by the holder to us, and (b) receipt of any necessary regulatory approvals.

Citadel will not transfer debentures to the extent all debentures held by Citadel on an as-converted basis, as a percentage of our common stock, combined with the shares of our common stock held by Citadel, would, in the aggregate, exceed 24.9% of our voting stock (as such percentage is calculated under the OTS' Acquisition of Control Regulations, 12 C.F.R. §574).  Notwithstanding the foregoing, there will be no transfer limitations applicable to Citadel under these Conversion Restrictions II with respect to debentures that are converted or transferred in: (i) widely dispersed public offerings; (ii) private sales in which no purchaser or group of purchasers acting in concert would acquire more than 2% of our common stock on a fully diluted basis; provided, for the avoidance of doubt, debentures may not be sold in a private sale to the extent such sale would cause the transferee to purchase from Citadel, in aggregate, in excess of 24.9% of our common stock and debentures (on an as converted basis as a percentage of our common stock, assuming conversion of debentures only by the transferee); (iii) transfers or sales to us or one of our subsidiaries; (iv) transfers or sales to an unaffiliated third party acquiring a majority of our common stock or merging with us; or (v) transfers to affiliates of Citadel (which affiliates will continue to be bound by the restrictions set forth above.)

Upon the effectiveness of any waiver to the conversion restrictions as set forth in the first paragraph under Conversion Restriction II above, the transfer restrictions will no longer apply.

In the event that Citadel sells our common stock and thereafter converts debentures, then such converted shares of our common stock shall be subject to the transfer restrictions set forth above as if such shares were debentures, for a period of six months.

For purposes of this section, “acting in concert” and “voting stock” have the meanings set forth in 12 C.F.R. § 574.2.

Conversion Procedures

If you hold a beneficial interest in a global debenture, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global debenture and, if required,  pay all taxes or duties, if any.

If you hold a certificated debenture, to convert you must:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under ‘‘—Fundamental Change Permits Holders to Require Us to Repurchase Debentures” with respect to a debenture, such holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement upon Conversion

Upon conversion of a debenture, we will deliver, on the third business day after the relevant conversion date, a number of shares of our common stock equal to (i) the aggregate principal amount of debentures to be converted, divided by (ii) the applicable conversion price in effect on the conversion date; provided, however, that for any conversion that occurs on or after the fifth business day immediately preceding the maturity date, we will deliver such shares on the maturity date. Notwithstanding the foregoing, we will not deliver any fractional shares upon conversion; instead, we will deliver cash in lieu of fractional shares based on the last reported sale price of our common stock on the conversion date (or, if the conversion date is not a trading day, the next following trading day).

The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is then traded, if any. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected from time to time by us for this purpose.  The last reported sale price will be determined without reference to extended or after hours trading.  Any such determination will be conclusive absent manifest error.

You will be deemed to be the record holder of the shares deliverable on conversion as of the close of business on the conversion date.

Conversion Price Adjustments

The conversion price for each class of debentures will be adjusted as described below, except that we will not make any adjustments to such conversion price if holders of the debentures participate (as a result of holding the debentures, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the debentures held a number of shares of our common stock equal to the principal amount of debentures held by such holders divided by the applicable conversion price, without having to convert their debentures.

Adjustment Events.

(1)     If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion price for each class will be multiplied by the following fraction:

OS0
OS’

where,

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution as of the effective date of such share split or combination, as the case may be; and

OS’ = the number of shares of our common stock that will be outstanding as of the record date for such dividend or distribution and immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

Any adjustment made pursuant to this clause (1) shall become effective on the date that is immediately after (x) the record date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (1) is declared but not paid or made, the new conversion price shall be readjusted to the conversion price that would be in effect if such dividend or distribution had not been declared.

(2)     If we distribute to all or substantially all holders of our common stock any rights or warrants other than rights pursuant to a stockholder rights plan entitling them for a period of not more than 45 days after such distribution to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of our common stock on the ten consecutive trading days immediately preceding the time of announcement of such distribution, the conversion price for each class will be multiplied by the following fraction:

OS0 + Y
OS0 + X
where,

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of public announcement for the issuance of such rights or warrants.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holder to subscribe for or purchase our common stock at less than the applicable average of the last reported sale prices of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board or directors or a committee thereof. If any right or warrant described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion price shall be readjusted to the conversion price that would have been in effect if our right or warrant had not been issued.

(3)     If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash referred to in clause (4) below; and

•	spin-offs described below in this clause (3);

then the conversion price for each class will be multiplied by the following fraction:

SP0 - FMV
SP0
where,

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the “ex-date” for such distribution; and

FMV = the fair market value as determined by our Board of Directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the “ex-date” for such distribution.

The “ex-date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the issuance or distribution in question.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other of our business units, which we refer to as a “spin-off,” the conversion price for each class of debentures in effect immediately before 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the effective date of the spin-off will be multiplied by the following fraction:

MP0
FMV0 + MP0

where,

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period immediately following the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period immediately following the effective date of the spin-off.

The adjustment to the conversion price for each class under this clause (3) will occur on the 10th trading day from the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days immediately following, and including, the effective date of any spin-off, references in this clause (3) with respect to the spin-off to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining such applicable conversion price.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion price for each class shall be readjusted to be the conversion price that would then be in effect if such dividend or distribution had not been declared.

(4)     If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion price for each class will be multiplied by the following fraction:

SP0 - C
SP0
where,

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the “ex-date” for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

If any such dividend or distribution described in this clause (4) is declared but not paid or made, the new conversion price for each class shall be readjusted to be the conversion price that would then be in effect if such dividend or distribution had not been declared.

(5)     If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion price for each class will be multiplied by the following fraction:

OS0 x SP’
AC + (SP’ x OS’)

where,

AC = the aggregate value of all cash and any other consideration as determined by our Board of Directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ = the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

Such adjustment will become effective immediately after the close of business on the trading day next succeeding the date such tender or exchange offer expires.

If the application of any of the foregoing formulas (other than in respect of a share combination) would result in an increase in the applicable conversion price, no adjustment to such conversion price will be made.

Events that Will Not Result in Adjustments. Except as described in this section, we will not adjust the conversion price. Without limiting the foregoing, the applicable conversion price will not be adjusted:

•
upon the issuance of any shares of our common stock pursuant to any plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•
upon the issuance of any shares of our common stock or options or rights to purchase or acquire those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding prior to the date the debentures were first issued; or

•	for a change in the par value of our common stock.

Adjustments to the applicable conversion price will be calculated to the nearest 1/10,000th of a share. No adjustment to the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price that we elect not to make and take them into account upon the earlier of (1) any conversion of debentures, regardless of whether the aggregate adjustment is less than 1% upon any conversion date, or (2) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the conversion price by at least 1%.

Treatment of Reference Property. In the event of:

•	any reclassification of our common stock;

•	a consolidation, binding share exchange, recapitalization, reclassification, merger, acquisition, combination or other similar event; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert each $1,000 principal amount of your debentures of a class into the same type of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the quotient of $1,000 and the applicable conversion price in effect for such class immediately prior to these events (such consideration, “reference property”).

For purposes of the foregoing, the type and amount of consideration that you would have been entitled to receive if you had held common stock in the case of any such transaction that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Treatment of Rights. To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to any common stock and in lieu of any adjustment to the conversion price, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the applicable conversion price will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) under “— Adjustment Events” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Voluntary Decreases of Conversion Price. We are permitted, to the extent permitted by law and the rules of the NASDAQ Global Select Market or any other securities exchange on which our common stock is then listed, to decrease the conversion price of the debentures of either class by any amount for a period of at least 20 days, if our Board of Directors determines that such decrease would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of such debentures and the trustee of the decreased conversion price and the period during which it will be in effect at least 15 days prior to the date the decreased conversion price takes effect, and otherwise in accordance with law. We may also, but are not required to, decrease the conversion price to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect. A holder of the debentures may, in some circumstances be deemed to have received a distribution or dividend subject to U.S. federal income or withholding tax as a result of an adjustment or the non-occurrence of an adjustment to the applicable conversion price. For instance, if such conversion price is adjusted upon the distribution of cash dividends to holders of our shares of common stock, holders of the debentures may be deemed to receive a distribution or dividend. For a discussion of the U.S. federal income and withholding tax consequences of certain adjustments, or non-occurrence of certain adjustments, to the applicable conversion price, see “Certain U.S. Federal Income Tax Considerations.”

Fundamental Change Permits Holders to Require Us to Repurchase Debentures

If a “Fundamental Change” (as defined below) occurs with respect to a class of debentures at any time, you will have the right, at your option, to require us to repurchase any and all of your debentures of that class, or any portion of the principal amount thereof that is equal to $1,000 or a multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 30 days nor more than 60 days after the date of the “fundamental change repurchase right notice” (as defined below). The price we are required to pay is equal to 101% of the principal amount of the debentures to be repurchased. Any debentures repurchased by us will be paid for in cash.

For purposes of the Fundamental Change provisions of the debentures, the following definitions will be applicable:

“Fundamental Change” means such time as:

(1) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock (as defined below) of the Company on a fully diluted basis;

(2) individuals who on the date of initial issuance of the debentures constitute the Company’s Board of Directors (together with any new directors whose election by the Company’s Board of Directors or whose nomination by such Board of Directors for election by the Company’s stockholders was approved by a vote of at least a majority of the members of the Company’s Board of Directors then in office who either were members of such Board of Directors on the date of initial issuance of the debentures or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Company’s Board of Directors then in office;

(3) the adoption of a plan of liquidation of the Company;

(4) a voluntary sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Company and its Subsidiaries on a consolidated basis in one transaction or a series of related transactions;

(5) the consummation of any merger or business combination if, after such transaction, holders of the Company’s Voting Stock before the transaction do not hold a majority of the voting power of the Company’s Voting Stock immediately after the transaction; or

(6) the common stock of the Company (or other common stock into which the debentures are then convertible) ceases to be listed or quoted on a national securities exchange in the United States and is not so listed or quoted within 45 days of the date thereof; provided, that no Fundamental Change shall be deemed to occur if (i) prior to such 45th day, the Company has filed a preliminary proxy statement with the SEC to hold a special meeting of the Company’s stockholders to vote to approve a reverse split of its common stock and is using reasonable best efforts to hold such special meeting and to become listed or quoted on a national securities exchange in the United States, and (ii) the Company’s common stock is so listed or quoted within 15 days of such special meeting of the Company’s stockholders (or adjournment thereof) where such vote is taken.

provided, that the definition of Fundamental Change shall not include a merger or consolidation under clause (1) or (5) if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in connection with such event consists of shares of capital stock traded on any of the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of such transaction or transactions the debentures become convertible into such shares of such capital stock pursuant to “— Conversion Rights — Conversion Price Adjustments — Treatment of Reference Property” above.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act), the capital stock of such person of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such person.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The phrase “all or substantially all” as it is used in the definition of Fundamental Change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There is a degree of uncertainty in interpreting this phrase. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the sale, lease or transfer of less than all of our assets may be uncertain.

Within 30 days of a Fundamental Change with respect to a class of debentures, we must commence an Offer to Purchase by mailing a notice (the “fundamental change repurchase right notice”) to holders of such debentures describing the transaction or transactions that constitutes a Fundamental Change and offering to repurchase such debentures on the fundamental change repurchase date specified in the notice.

We will not be required to make an Offer to Purchase debentures of a class upon the occurrence of a Fundamental Change if a third party makes an offer to repurchase the debentures of such class in the manner, at the times and price and otherwise in compliance with the requirements of the indenture applicable to an offer made by us and purchases all debentures validly tendered and not withdrawn in such offer to repurchase.

We will publicly announce the results of the Fundamental Change offer on or as soon as possible after the date of repurchase.

To exercise the repurchase right, you must deliver, on or before the business day prior to the applicable fundamental change repurchase date, the debentures to be repurchased. If the debentures are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the debentures are held in certificated form, such debentures must be duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or a multiple thereof;

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture; and

•	CUSIP numbers, if any.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day prior to the applicable fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with applicable DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

In connection with any repurchase of the debentures, we will agree under the indenture to:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all applicable federal and state securities laws.

We will be required to repurchase the debentures of a class on the fundamental change repurchase date for such class. You will receive payment of the fundamental change repurchase price promptly following the later of the applicable fundamental change repurchase date or the time of book-entry transfer or the delivery of such debentures. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of such debentures on the business day following the fundamental change repurchase date, then:

•	such debentures will cease to be outstanding whether or not book-entry transfer of such debentures is made or whether or not the debentures are delivered to the paying agent; and

•	all other rights of the holder will terminate other than the right to receive the applicable fundamental change repurchase price upon delivery or transfer of such debentures.

The repurchase rights of the holders could discourage a potential acquirer from acquiring us.  The Fundamental Change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

If a Fundamental Change were to occur with respect to the debentures, we may not have enough funds to repurchase such debentures. See “Risk Factors — Risks Related to the Debentures — We may not have the ability to repurchase the debentures in cash upon the occurrence of a Fundamental Change as required by the indenture governing the debentures.” Furthermore, the terms of our existing or future Indebtedness may limit our ability to pay the repurchase price to repurchase the debentures. If we fail to repurchase the debentures when required following a Fundamental Change, we will be in default under the indenture. The exercise by holders of the debentures of their right to require us to repurchase their debentures upon a Fundamental Change could cause a default under our other outstanding indebtedness, even if the Fundamental Change itself does not. In addition, we may in the future incur other indebtedness with similar Fundamental Change provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

No debentures may be repurchased at the option of holders upon a Fundamental Change if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Optional Redemption by the Company

The debentures may not be redeemed by us at our option prior to maturity.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into us unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets of (the “Surviving Person”) shall be an entity organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee , all of the Company’s obligations under the indenture and the debentures; provided, that if such continuing Person or Person shall not be a corporation, such entity shall organize or have a wholly-owned Subsidiary in the form of a corporation organized and validly existing under the laws of the United States or any jurisdiction thereof, and shall cause such corporation to expressly assume, as a party to the supplemental indenture referenced above, as a co-obligor, each of such continuing Person or Person’s obligations under the indenture and the debenture;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(4) immediately after giving effect to such transaction on a pro forma basis the Company or the Surviving Person, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the “—Limitation on Indebtedness and Issuances of Preferred Stock” covenant;

(5) it delivers to the trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

(6) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which the Company has entered into a transaction under this “—Consolidation, Merger and Sale of Assets” section, shall have by amendment to its Debenture Guarantee confirmed that its Debenture Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the debenture and the indenture;

provided, however, that clauses (3) and (4) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a board resolution, the principal purpose of such transaction is to change the state of organization or convert the form of organization of the Company to another form, and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Events of Default

Each of the following is an event of default:

(1)      default in the payment of principal of any debenture when due and payable at its stated maturity, upon required repurchase, upon acceleration or otherwise;

(2)      failure by us to comply with our obligation to convert the debentures into shares of our common stock or reference property, as applicable;

(3)      failure by us to comply with our obligations under “— Consolidation, Merger and Sale of Assets;”

(4)      failure by us to comply with our notice obligations under “—Limitation on Asset Sales” or “—Fundamental Change Permits Holders to Require Us to Repurchase Debentures;”

(5)      failure by us for 30 days after written notice from the trustee or the holders of at least 25% principal amount of the debentures then outstanding has been received by us to comply with any of our other agreements contained in the debentures or indenture;

(6)      default by us or any majority owned subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed in excess of $20 million in the aggregate of the Company and/or any subsidiary of the Company, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable without such debt having been paid or discharged within a period of 30 days after the occurrence of such debt becoming or being declared due and payable or the failure to pay, as the case may be or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(7)      failure by us or any of our majority owned subsidiaries, within 30 days, to pay, bond or otherwise discharge any judgments or orders for the payment of money the total uninsured amount of which for us or any of our subsidiaries exceeds in the aggregate $20 million, which are not stayed on appeal;

(8)      certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries as defined in Rule 1-02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the debentures (the “bankruptcy provisions”);

(9)      failure by any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary to meet the minimum capital requirements imposed by applicable regulatory authorities, and such condition continues for a period of 30 days after we or such Broker Dealer Regulated Subsidiary first becomes aware of such failure;

(10)    failure by any Bank Regulated Subsidiary that is a Significant Subsidiary to be at least “adequately capitalized,” as defined in regulations of applicable regulatory authorities; provided that an Event of Default under this clause (10) shall not have occurred until (x) 45 days from the time that such Bank Regulated Subsidiary has notice or is deemed to have notice of such failure unless a capital restoration plan has been filed the with OTS within that time (y) the expiration of a 90-day period commencing on the earlier of the date of initial submission of a capital restoration plan to the OTS (unless such capital plan is approved by the OTS before the expiration of such 90-day period or, if the OTS has notified us that it needs additional time to determine whether to approve such capital plan, in which case such 90-day period shall be extended until the OTS determines whether to approve such capital plan, such capital plan is approved by the OTS upon the expiration of such extended period);

(11)    if we or any Subsidiary that holds Capital Stock of a Broker Dealer Regulated Subsidiary that is a Significant Subsidiary shall become ineligible to hold such Capital Stock by reason of a statutory disqualification or otherwise;

(12)    the SEC shall revoke the registration of any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary as a broker-dealer under the Exchange Act or any such Broker Dealer Regulated Subsidiary shall fail to maintain such registration;

(13)    the Examining Authority (as defined in Rule 15c3-1) for any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary shall suspend (and shall not reinstate within 10 days) or shall revoke such Broker Dealer Regulated Subsidiary’s status as a member organization thereof;

(14)    the occurrence of any event of acceleration in a subordination agreement, as defined in Appendix D to Rule 15c3-1 of the Exchange Act, to which we or any Broker Dealer Regulated Subsidiary that is a Significant Subsidiary is a party;

(15)    any Subsidiary Guarantor that is a Significant Subsidiary repudiates its obligations under its Debenture Guarantee or, except as permitted by the indenture, any Debenture Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect; or

(16)    failure of us to comply with the “—Maintenance of Capitalization” covenant.

If an event of default (other than an event of default specified in clause (8) above that occurs with respect to us or any Significant Subsidiary) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the debentures under the indenture then outstanding, by written notice to us (and to the trustee if such notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal on the debentures to be immediately due and payable. Upon a declaration of acceleration, such principal shall be immediately due and payable. In the event of a declaration of acceleration because an event of default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such event of default pursuant to clause (6) shall be remedied or cured by us or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an event of default specified in clause (8) above occurs with respect to us, the principal on the debentures then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding debentures by written notice to us and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences with respect to such debentures if (x) all existing events of default, other than the nonpayment of the principal on the debentures or failure to delivery common stock upon conversion that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Amendment.”

The holders of at least a majority in aggregate principal amount of the outstanding debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the applicable Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of debentures not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of debentures. A holder may not pursue any remedy with respect to the indenture or the debentures unless:

(1) the holder gives the trustee written notice of a continuing event of default;

(2) the holders of at least 25% in aggregate principal amount of outstanding debentures under the indenture make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debentures do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a debenture to receive payment of the principal on such debenture, receive common stock upon conversion of such debenture or to bring suit for the enforcement of any such payment, on or after the due date expressed in the debenture, which right shall not be impaired or affected without the consent of the Holder.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of any debenture or a conversion default, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the debentures may be amended with the consent of the holders of at least a majority principal amount of the debentures then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority principal amount of the debentures then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures. However, without the consent of each holder of an outstanding debenture affected, no amendment may, among other things:

(1)      change the Stated Maturity of the principal of any debenture issued thereunder;

(2)      reduce the principal amount of, or premium, if any, on any debenture issued thereunder;

(3)      change the place or currency of payment of principal of, or premium, if any, on any debenture issued thereunder;

(4)      impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any debenture issued thereunder;

(5)      waive a default in the payment of principal of, or premium, if any, on the debentures issued thereunder or modify any provision of such indenture relating to modification or amendment thereof;

(6)      reduce the above-stated percentage of outstanding debentures, the consent of whose holders is necessary to modify or amend the applicable indenture;

(7)      release any Subsidiary Guarantor from its Debentures Guarantee, except as provided in the indenture;

(8)      reduce the percentage or aggregate principal amount of outstanding debentures issued thereunder the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(9)      make any change that adversely affects the right of any holder to convert debentures into shares of the Company’s common stock or reduce the number of shares of the Company’s common stock receivable upon conversion pursuant to the terms of the indenture as in effect on the Closing Date;

(10)    reduce the fundamental change repurchase price of any debenture or modify in any manner adverse to the holders of debentures our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(11)    adversely affect the ranking of the debentures as our senior unsecured indebtedness; or

(12)    make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(a) cure any ambiguity, defect or inconsistency in the indenture, provided that such amendments or supplements shall not, in the good faith opinion of the Board of Directors of the Company as evidenced by a board resolution, adversely affect the interest of the holders in any material respect;

(b) comply with the provisions described under “—Consolidation, Merger and Sale of Assets” or “—Guarantees by Restricted Subsidiaries”;

(c) to comply with requirements of the SEC in connection with the qualification of this indenture under the Trust Indenture Act;

(d) evidence and provide for the acceptance of appointment by a successor trustee, registrar, paying agent or conversion agent;

(e) make any change that, in the good faith opinion of the Board of Directors as evidenced by a board resolution, does not materially and adversely affect the rights of any holder; provided that any amendment to conform the terms of the indenture or the debentures to the description contained herein will not be deemed to be adverse to any holder;

(f) to provide for certificated debentures in addition to or in place of global dentures issued thereunder;

(g) add Guarantees with respect to the debentures issued thereunder in accordance with the applicable provisions of the indenture;

(h) to provide for conversion rights of holders of debentures and the Company’s repurchase obligations in connection with a Fundamental Change in accordance with the applicable provisions of the indenture;

(i) secure the debentures; or

(j) to decrease the Conversion Price.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to issue a notice to the holders briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Defeasance and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding debentures or by depositing with the trustee or delivering to the holders, as applicable, after the debentures have become due and payable, whether at stated maturity, or on any repurchase date, or upon conversion or otherwise, cash or shares of common stock, as applicable, sufficient to pay all of the outstanding debentures or to satisfy our conversion obligation, as applicable, and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

The indenture further provides that the provisions of the indenture will no longer be in effect with respect to all the covenants described herein under “—Covenants,” clauses (3) and (4) under “—Consolidation, Merger and Sale of Assets,” clauses (3) and (4) under “—Events of Default” with respect to such clauses (3) and (4) under “—Consolidation, Merger and Sale of Assets,” and “—Limitation on Asset Sales,” clause (e) under “—Events of Default” with respect to such other covenants and clauses (6) and (7) under “—Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the trustee, in trust, of money and/or U.S. Government Obligations in an amount sufficient to pay the principal of, premium, if any, on the debentures on the Stated Maturity or on the repurchase date; immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit; an opinion of counsel to the effect that the defeasance trust is not required to register as an investment company under the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and the delivery by us to the trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Except as specifically stated in this paragraph, none of our obligations under the indenture, including without limitation our obligation to convert the debentures into shares of common stock, will be defeased or discharged.

Calculations in Respect of Debentures

Except as otherwise provided above, we will be responsible for making all calculations called for under the debentures or in connection with a conversion. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock and the conversion price of the debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Trustee

The Bank of New York Mellon is the trustee, security registrar, paying agent and conversion agent.

Form, Denomination and Registration

The debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 in principal amount and multiples of $1,000.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after the same are filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. We will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

Global Debentures, Book-Entry Form

The debentures of each class will be evidenced by one or more global debentures. We will deposit such global debenture or debentures with DTC and register the global debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

Holders who are not participants may beneficially own interests in a global debenture held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

We will make payments on a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on any fundamental change repurchase date and the maturity date. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global debenture as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global debenture held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for exchange, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at anytime. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debentures in fully registered certificated form in exchange for global debentures. In addition, the owner of a beneficial interest in a global debenture will be entitled to receive a debenture in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

Governing Law

The debentures and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for other capitalized terms used in this “Description of the Debentures” for which no definition is provided.

“2011 Notes” means 8.0% Senior Notes due 2011 issued by the Company pursuant to the 2011 Notes Indenture, together with any exchange notes issued therefor.

“2011 Notes Indenture” means the indenture dated as of June 8, 2004, between the Company and The Bank of New York, as trustee, as amended or supplemented from time to time, including the supplemental indentures dated September 19, 2005 and November 1, 2006.

“2013 Notes” means 7.375% Senior Notes due 2013 issued by the Company pursuant to the 2013 Notes Indenture, together with any exchange notes issued therefor.

“2013 Notes Indenture” means the indenture dated as of September 19, 2005 between the Company and The Bank of New York, as trustee, as amended or supplemented from time to time, including the supplemental indentures dated November 10, 2005 and November 1, 2006.

“2015 Notes” means 7.875% Senior Notes due 2015 issued by the Company pursuant to the 2015 Notes Indenture, together with any exchange notes issued therefor.

“2015 Notes Indenture” means the indenture dated as of November 22, 2005 between the Company and The Bank of New York, as trustee, as amended or supplemented from time to time, including the supplemental indenture dated November 1, 2006.

“2017 Notes” means 12.5% Springing Notes due 2017 (plus any Capitalized Interest) issued by the Company pursuant to the 2017 Notes Indenture.

“2017 Notes Indenture” means the indenture dated as of November 29, 2007 between the Company and The Bank of New York, as trustee, as amended or supplemented from time to time, including the supplemental indentures dated December 27, 2007 and January 18, 2008.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries and Regulated Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary or Regulated Subsidiary, except that the Company’s equity in the net income of any such Person for such period (to the extent not otherwise excluded pursuant to clauses (2) through (6) below) will be included up to the aggregate amount of cash actually distributed by such Person during such period to the Company or to its Restricted Subsidiaries or Regulated Subsidiaries (less minority interest therein) as a dividend or other distribution;

(2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or Regulated Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) the net income of any Regulated Subsidiary (x) to the extent that the declaration or payment of dividends or similar distributions by such Regulated Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement or instrument with a Person, other than such Regulated Subsidiaries applicable regulatory authorities, or any judgment or decree applicable to such Regulated Subsidiary (y) other than to the extent that such Regulated Subsidiary reasonably believes, in good faith, that such net income could be distributed, declared or paid as a dividend or similar distribution without causing such Regulated Subsidiary to fail to be at least “adequately capitalized” as defined in the regulations of applicable regulatory authorities, or to meet minimum capital requirements imposed by applicable regulatory authorities;

(5) any gains or losses (on an after-tax basis) attributable to Asset Sales or Regulated Sales;

(6) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “—Limitation on Restricted Payments” covenant, any amount paid or accrued as dividends on Preferred Stock of the Company owned by Persons other than the Company and any of its Restricted Subsidiaries and Regulated Subsidiaries;

(7) all extraordinary gains and, solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, extraordinary losses;

(8) the cumulative effect of changes in accounting principles; and

(9) the net after-tax effect of impairment charges related to goodwill and other intangible assets.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in no event will Citadel be deemed to be an Affiliate of the Company.

“Asset Acquisition” means (1) an investment by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or a Regulated Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries; provided that such Person’s primary business is a Related Business or (2) an acquisition by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries that constitute substantially all of a division or line of business of such Person that is a Related Business.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries; or

(3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary, and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Asset Sale” shall not include:

(a) sales or other dispositions of Investment Securities, inventory, receivables and other current assets;

(b) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant;

(c) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of $2.5 million in any transaction or series of related transactions;

(d) any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;

(e) an issuance of Capital Stock by a Restricted Subsidiary or the sale, transfer or other disposition by the Company or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary or Regulated Subsidiary, in each case to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary; or

(f) Permitted Liens, or foreclosure on assets as a result of Liens permitted under the “—Limitation on Liens” covenant.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bank Regulated Subsidiary” means (i) ETB Holdings, Inc. (provided that such entity is a savings and loan holding company, as defined under the Home Owners’ Loan Act, as amended, or a bank holding company, as defined under the Bank Holding Company Act, as amended, but in no event shall such entity mean, or include, the

Company), (ii) any direct or indirect insured depository institution subsidiary of the Company that is regulated by foreign, federal or state banking regulators, including, without limitation, the OTS and the FDIC or (iii) any Subsidiary of a Bank Regulated Subsidiary all of the common stock of which is owned by such Bank Regulated Subsidiary and the sole purpose of which is to issue trust preferred or similar securities where the proceeds of the sale of such securities are invested in such Bank Regulated Subsidiary and where such proceeds would be treated as Tier I capital were such Bank Regulated Subsidiary a bank holding company regulated by the Board of Governors of the Federal Reserve System.

“Broker Dealer Regulated Subsidiary” means any direct or indirect subsidiary of the Company that is registered as a broker dealer pursuant to Section 15 of the Exchange Act or that is regulated as a broker dealer or underwriter under any foreign securities law.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or in the city where the Corporate Trust Office of the trustee is located are authorized by law to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and Preferred Stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Citadel” means Citadel Limited Partnership and/or any of its Affiliates.

“Closing Date” means the date on which the debentures are originally issued.

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) income taxes;

(3) depreciation expense;

(4) amortization expense; and

(5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company, its Restricted Subsidiaries and its Regulated Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary or Regulated Subsidiary is not a Wholly Owned Restricted Subsidiary, or Wholly Owned Regulated Subsidiary, as the case may be, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary or Regulated Subsidiary multiplied by (B) the percentage of common stock of such Restricted Subsidiary or Regulated Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries or any of its Wholly Owned Regulated Subsidiaries.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters (the “Four Quarter Period”), for which financial statements are available, ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”), to Consolidated Fixed Charges of such

Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or Regulated Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries or Regulated Subsidiaries (including any Person who becomes a Restricted Subsidiary or Regulated Subsidiaries as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries or Regulated Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges”:

(3) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(4) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(5) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (1) Consolidated Interest Expense, plus (2) the product of (A) the amount of all dividend payments on any series of Preferred Stock of such Person (other than (x) dividends paid in Capital Stock and (y) dividends on the Preferred Stock, the net proceeds of which will be used for the Distribution, to the extent they are paid in kind or accrete, except to the extent they constitute Disqualified Stock) paid, accrued or scheduled to be paid or accrued during such period times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation of the type described under clause (4) of the definition of “Indebtedness,” calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; Indebtedness that is Guaranteed or secured by the Company, any of its Restricted Subsidiaries, or any of its Regulated Subsidiaries), and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company, its Restricted Subsidiaries and its Regulated Subsidiaries during such period; excluding, however:

(1) any amount of such interest of any Restricted Subsidiary or Regulated Subsidiary if the net income of such Restricted Subsidiary or Regulated Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) or (4) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary or Regulated Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) or (4) of the definition thereof),

(2) Any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and

(3) interest payments on trust preferred or similar securities issued by a Regulated Subsidiary to the extent the proceeds of the sale of such securities are invested in a Regulated Subsidiary.

“Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries and Regulated Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), plus, to the extent not included, any Preferred Stock of the Company, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

“Conversion Agent” means the trustee or such other office or agency designated by the Company where debentures may be presented for conversion. The Conversion Agent shall initially be the trustee.

“Corporate Trust Office” means the principal office of the trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 101 Barclay Street, Floor 8 West, New York, New York 10286, Attention:  Corporate Trust Administration, or such other address as the trustee may designate from time to time by notice to the holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the holders and the Company).

“Credit Facility” means a credit facility of, or Guaranteed by, the Company and used by the Company, its Restricted Subsidiaries or its Regulated Subsidiaries for working capital and other general corporate purposes together with the related documents (including, without limitation, any guarantee agreements and security documents), as such agreements may be amended (including any amendment and restatement), supplemented, replaced or otherwise modified from time to time.

“Debenture Guarantee” means any Guarantee of the obligations of the Company under the indenture and the debentures by any Subsidiary Guarantor.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to a date that is 123 days following the Stated Maturity of the debentures, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the debentures or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the debentures; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or Fundamental Change occurring prior to the Stated Maturity of the debentures shall not constitute Disqualified Stock if the “asset sale” or Fundamental Change provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “—Limitation on Asset Sales” and “—Fundamental Change Permits Holders to Require Us to Repurchase Debentures” covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such debentures as are required to be repurchased pursuant to the “—Limitation on Asset Sales” and “—Fundamental Change Permits Holders to Require Us to Repurchase Debentures” covenants.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company with total assets as determined under GAAP of at least $100,000, as set forth on the most recently available quarterly or annual consolidated balance sheet of such Restricted Subsidiary other than a Restricted Subsidiary that is (1) a Foreign Subsidiary or (2) a Subsidiary of any such Foreign Subsidiary.

“Exchange Securities” means up to an aggregate of $435,515,000 principal amount of convertible senior debentures of the Company issued in exchange for 2011 Notes and up to an aggregate of $1,310,000,000 principal amount of convertible senior debentures of the Company issued in exchange for 2017 Notes.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy which, if determined by the Board of Directors as evidenced by a board resolution, shall be conclusively determined.

“FDIC” means the Federal Deposit Insurance Corporation.

“Foreign Subsidiary” means any Subsidiary of the Company that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code or any subsidiary that is otherwise organized under the laws of a jurisdiction other than the United States, any state thereof, or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to the amortization of any expenses incurred in connection with the offering of the Notes; and (2) except as otherwise provided, the amortization or writedown of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 and Statement of Financial Accounting Standards No. 142.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, letters of credit issued by a Bank Regulated Subsidiary in the ordinary course of its business or STAMP or other signature guarantees made by a Regulated Subsidiary in the ordinary course of its business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such person under (i) currency exchange, interest rate, commodity, credit or equity swap, forward or futures agreements, currency exchange, interest rate, commodity, credit or equity cap agreements, currency exchange, interest rate, commodity, credit or equity collar agreements, or currency exchange, interest rate, commodity, credit or equity puts or calls, and (ii) other agreements or arrangements designed to protect such Person, directly or indirectly, against fluctuations in currency exchange, interest rate, commodity or equity prices.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted

Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding letters of credit issued by such Person and excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is recorded as a liability under GAAP and due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) Acquired Indebtedness;

(9) to the extent not otherwise included in this definition, net obligations under Hedging Obligations (other than Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or its Restricted Subsidiaries or Regulated Subsidiaries against fluctuations in commodity prices, equity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

(10) all obligations to redeem or repurchase Preferred Stock issued by such Person, other than PIK Preferred Stock,

provided that Indebtedness shall not include:

(a) obligations arising from products and services offered by Bank Regulated Subsidiaries or Broker Dealer Regulated Subsidiaries in the ordinary course including, but not limited to, deposits, CDs, prepaid forward contracts, swaps, exchangeable debt securities, foreign currency purchases or sales and letters of credit;

(b) indebtedness or other obligations incurred in the ordinary course arising from margin lending, Stock Loan activities or foreign currency settlement obligations of a Broker Dealer Regulated Subsidiary;

(c) indebtedness of the Company or any Restricted Subsidiary represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(d) Purchase Money Indebtedness of the Company or any Restricted Subsidiary not to exceed at any one time outstanding 5% of Consolidated Net Worth;

(e) indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(f) indebtedness Incurred by Professional Path, Inc. in the ordinary course of its proprietary trading activities in an amount not to exceed at any one time outstanding of $5 million;

(g) advances from the Federal Home Loan Bank, Federal Reserve Bank (or similar institution), repurchase and reverse repurchase agreements relating to Investment Securities, medium term notes, treasury tax and loan balances, special direct investment balances, bank notes, commercial paper, term investment option balances, brokered certificates of deposit, dollar rolls, and fed funds purchased, in each case incurred in the ordinary course of a Regulated Subsidiary’s business;

(h) Indebtedness Incurred by a Regulated Subsidiary and Guaranteed by the Company (i)(A) the proceeds of which are used to satisfy applicable minimum capital requirements imposed by applicable regulatory authorities of such Regulated Subsidiary and (B) where the provision of such Guarantee by the Company is required by the applicable regulatory authority or (ii) where the provision of such Guarantee by the Company is required by a bank, clearing house or other market participant in connection with the ordinary course of a Broker Dealer Regulated Subsidiary’s business.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided

(A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

(B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest and

(C) that Indebtedness shall not include:

(1) any liability for federal, state, local or other taxes,

(2) performance, surety or appeal bonds provided in the ordinary course of business or

(3) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.

“Insurance Regulated Subsidiary” means any Subsidiary which conducts an insurance business such that it is regulated by any supervisory agency, state insurance department other state, federal or foreign insurance regulatory body or the National Association of Insurance Commissioners.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding Investment Securities, advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or as a Regulated Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) or (4) of the “—Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries or Regulated Subsidiaries” covenant. For purposes of the definition of “Unrestricted Subsidiary” and the “—Limitation on Restricted Payments” covenant, (a) the amount of or a reduction in an Investment shall be equal to the Fair Market Value thereof at the time such Investment is made or reduced and (b) in the event the Company or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the Fair Market Value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with clause (1)(A) or (1)(B) of the “—Limitation on Asset Sales” covenant.

“Investment Grade Status” shall occur when the debentures receive a rating of “BBB-” or higher from S&P or a rating of “Baa3” or higher from Moody’s.

“Investment Securities” means marketable securities of a Person (other than an Affiliate or joint venture of the Company or any Restricted Subsidiary or any Regulated Subsidiary), mortgages, credit card and other loan receivables, futures contracts on marketable securities, interest rates and foreign currencies used for the hedging of marketable securities, mortgages or credit card and other loan receivables purchased, borrowed, sold, loaned or pledged by such Person in the ordinary course of its business.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale or Regulated Sale, the proceeds of such Asset Sale or Regulated Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(1) brokerage commissions and other fees and expenses (including attorney’s fees, accountants’ fees, underwriters’, placement agents’ and other investment bankers’ fees, commissions and consultant fees) related to such Asset Sale or Regulated Sale;

(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale or Regulated Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, together with any actual distributions to shareholders of the type contemplated under clause (b)(9) under the covenant entitled “—Limitation on Restricted Payments” with respect to the taxable income relating to such Asset Sale or Regulated Sale;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale or Regulated Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Company, any Restricted Subsidiary or any Regulated Subsidiary as a reserve against any liabilities associated with such Asset Sale or Regulated Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or Regulated Sale, all as determined in conformity with GAAP; and

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an offer to purchase debentures by the Company from the holders commenced by mailing a notice to the trustee and each holder stating:

(1) the covenant pursuant to which the offer is being made and that all debentures validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed);

(3) that holders electing to have a debenture purchased pursuant to the Offer to Purchase will be required to surrender the debenture, together with the form entitled “Form of Repurchase Notice” on the reverse side of the debenture completed, to the paying agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the date of purchase;

(4) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day immediately preceding the date of purchase, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of debentures delivered for purchase and a statement that such holder is withdrawing his election to have such debentures purchased; and

(5) that holders whose debentures are being purchased only in part will be issued new debentures equal in principal amount to the unpurchased portion of the debentures surrendered; provided that each debenture purchased and each new debenture issued shall be in a principal amount of $1,000 or multiples of $1,000.

On the date of purchase, the Company shall (a) accept for payment on a pro rata basis debentures or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the paying agent money sufficient to pay the purchase price of all debentures or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the trustee all debentures or portions thereof so accepted together with an Officers’ Certificate specifying the debentures or portions thereof accepted for payment by the Company. The paying agent shall promptly mail to the holders of debentures so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new debenture equal in principal amount to any unpurchased portion of the debenture surrendered; provided that each debenture purchased and each new debenture issued shall be in a principal amount of $1,000 or multiples of $1,000. The Company will publicly announce the results of an Offer to Purchase on or as soon as practicable after the date of purchase. The trustee shall act as the paying agent for an Offer to Purchase.  The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, if the Company is required to repurchase debentures pursuant to an Offer to Purchase.

“Officer” means the chairman of the Board of Directors, the president or chief executive officer, any vice president, the chief financial officer, the treasurer or any assistant treasurer, or the secretary or any assistant secretary, of the Company.

“Officers’ Certificate” means a certificate signed in the name of the Company (i) by the chairman of the Board of Directors, the president or chief executive officer or a vice president and (ii) by the chief financial officer, the treasurer or any assistant treasurer or the secretary or any assistant secretary.

“Opinion of Counsel” means an opinion from legal counsel, that meets the requirements of the indenture.

“OTS” means the Office of Thrift Supervision.

“Permitted Investment” means:

(1) an Investment in the Company or a Restricted Subsidiary or a Regulated Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or Regulated Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary or Regulated Subsidiary; provided that such person’s primary business is a Related Business on the date of such Investment;

(2) Temporary Cash Investments and Investment Securities;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments;

(5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6) Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or its Restricted Subsidiaries or Regulated Subsidiaries against fluctuations in commodity prices, securities prices, foreign currency exchange rates or interest rates; and

(7) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the “—Limitation on Asset Sales” covenant.

“Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are not yet due or that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens (including a lender’s unexercised rights of set-off) arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(6) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(7) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(8) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(9) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(10) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired;

(11) Liens in favor of the Company or any Restricted Subsidiary;

(12) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(13) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations not entered into for speculative investment purposes and designed to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities or securities;

(16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date;

(17) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; and

(18) Liens on or sales of receivables or mortgages in the ordinary course of business of the Company and its Subsidiaries.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIK Preferred Stock” means Preferred Stock the terms of which do not permit the declaration or payment of any dividend or other distribution thereon or with respect thereto, or the redemption or conversion thereof, in each such case prior to the payment in full of the Company’s obligations under the debentures.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Program” means the TARP Capital Purchase Program of Treasury, the terms and conditions of which shall be set forth in a letter agreement between Treasury and the Company and documentation related thereto, including, but not limited to, a securities purchase agreement, certificate of designations for the TARP Preferred Stock and warrant (such letter agreement and related documentation collectively, the “Program Documentation”).

“Purchase Money Indebtedness” means indebtedness (1) incurred to finance the cost (including the cost of improvement or construction and fees and expenses related to the acquisition) of real or personal property acquired after the Closing Date, provided that (a) the amount of such indebtedness does not exceed 100% of such cost, and (b) such indebtedness is incurred prior to, at the time of, or within twelve months after the later of the acquisition, the completion of construction or the commencement of full operation of such property; or (2) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Purchase Money Indebtedness and any refinancings or refundings thereof. The term “Indebtedness” for purposes of clause (a)(3) under “—Covenants—Limitation on Indebtedness and Issuances of Preferred Stock” and clauses (4) and (6) of “—Covenants—Limitation on Liens” shall be deemed to include “Purchase Money Indebtedness.”

“Qualified Equity Offering” means the issuance or sale after the issue date of the TARP Preferred Stock of Tier 1 qualifying perpetual Preferred Stock or Common Stock of the Company for cash or any other offering defined as a Qualified Equity Offering in the Program Documentation.

“Regulated Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale-Leaseback Transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries or Regulated Subsidiaries of:

(1) all or any of the common stock of any Regulated Subsidiary that constitutes a Significant Subsidiary, or

(2) all or substantially all of the property and assets of an operating unit or business of any Regulated Subsidiary that constitutes a Significant Subsidiary,

in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of the Company; provided that “Regulated Sale” shall not include an issuance, sale, transfer or other disposition of Capital Stock by a Regulated Subsidiary to the Company, a Wholly Owned Restricted Subsidiary or a Wholly Owned Regulated Subsidiary.

“Regulated Subsidiary” means a Broker Dealer Regulated Subsidiary, a Bank Regulated Subsidiary or an Insurance Regulated Subsidiary or any other Subsidiary subject to minimum capital requirements or other similar material regulatory requirements imposed by applicable regulatory authorities.

“Related Business” means any financial services business which is the same as or ancillary or complementary to any business of the Company and its Restricted Subsidiaries and Regulated Subsidiaries that is being conducted on the Closing Date, including, but not limited to, activities under Section 4(k) of the Bank Holding Company Act, as amended, or Section 10 of the Home Owners’ Loan Act, as amended, broker-dealer services, insurance, investment advisory services, specialist and other market making activities, trust services, underwriting and the creation of and offers and sales of interests in mutual funds.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on such date.

 “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary, or a Regulated Subsidiary.

“Sale-Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person sells or transfers property and then or thereafter leases such property or any substantial part thereof which such Person intends to use for substantially the same purpose or purposes as the property sold or transferred, provided that for purposes of this definition, “property” shall not include Investment Securities.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Stock Loan” means a “Loan” as used in the Master Securities Loan Agreement published from time to time by the Bond Market Association.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Domestic Subsidiary which provides a Debenture Guarantee of the Company’s obligations under the indenture and the debentures pursuant to the “—Covenants—Future Subsidiary Guarantees.”

“Substitution Permanent Equity” means an economic interest of the Company classified as permanent equity under U.S. GAAP exchangeable for TARP Warrants at Treasury’s option if either (1) stockholder approval is required for the issuance of TARP Warrants but not obtained within 18 months of Treasury’s investment in the Company or (2) in the future the Company’s Common Stock is no longer listed or traded on a national securities exchange or securities association, equal to the fair market value of the TARP Warrants so exchanged or any other instrument or security required to be issued in the Program Documentation.

“TARP Preferred Stock” means senior perpetual Preferred Stock initially issued to Treasury qualifying as Tier 1 capital pursuant to the Program Documentation.

“TARP Warrants” means warrants on the Common Stock of the Company initially issued to Treasury pursuant to the Program Documentation.

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case maturing within one year unless such obligations are deposited by the Company (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

(2) demand deposits, time deposit accounts, bankers acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company (i) has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or (ii) is a money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and

(6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury” means the United States Department of Treasury.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary or Regulated Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness and Issuance of Preferred Stock” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the debentures, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Well Capitalized” means “well capitalized” within the meaning of 12 U.S.C. §1831o, as determined by a particular Bank Regulated Subsidiary’s appropriate federal banking agency, but in no event less than the amount required in a capital directive or other capital requirement by a federal banking agency.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership all of the outstanding Capital Stock of such Subsidiary by such Person or one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our Restated Certificate of Incorporation (“Certificate of Incorporation”), our Bylaws (“Bylaws”) and applicable provisions of law.  We have summarized certain portions of the Certificate of Incorporation and Bylaws below.  The summary is not complete.  The Certificate of Incorporation and Bylaws are incorporated by reference in the offering memorandum and are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008.  You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect.  This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, $0.01 par value per share, of which 1 share has been designated Series A Preferred Stock and 500,000 shares have been designated Series B Participating Cumulative Preferred Stock. As of June 11, 2009, we had outstanding 615,352,215 shares of our common stock. As of June 11, 2009, we had 1,855 stockholders of record. We have no shares of preferred stock outstanding.

At the Special Meeting, we will, among other matters, seek stockholder approval for an amendment to our Certificate of Incorporation that will, if approved, increase the authorized shares of common stock to 4,000,000,000.

Each holder of common stock is entitled to one vote per share held on all matters to be voted upon by the stockholders.  Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for the payment of dividends.  If we liquidate, dissolve or wind-up our business, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.  The common stock has no preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to the common stock.  All outstanding shares of common stock are fully paid and non-assessable, and any shares of common stock to be issued upon completion of our offering will be fully paid and non-assessable.

Stockholder Rights Plan

Our Board of Directors adopted a Stockholder Rights Plan in July 2001.  In connection with the Stockholder Rights Plan, our Board of Directors declared and paid a dividend of one participating preferred share purchase right for each share of common stock outstanding on July 17, 2001.  In addition, each share of common stock issued after July 17, 2001 was issued, or will be issued, with an accompanying participating preferred share purchase right.  Each right entitles the holder, under certain circumstances, to purchase from us one one-thousandth of a share of Series B Participating Cumulative Preferred Stock, par value $0.01 per share, at an exercise price of $50.00 per one-thousandth of a share of Series B Participating Cumulative Preferred Stock.

The rights are evidenced by the certificates for, and are transferred with, our common stock and will not separate from the underlying common stock and will not be exercisable until the earlier of either (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities representing 10% or more of the outstanding shares of the Company’s common stock (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by our Board of Directors before any person has become an Acquiring Person) following the commencement of a tender offer or exchange offer which would result in any person or group of persons becoming an Acquiring Person. The rights will expire on the earlier of (a) July 9, 2011 or (b) redemption of exchange of the rights by the Company, as described below.

The Board of Directors may exchange the rights at a ratio of one share of common stock for each right at any time after a person or group of affiliated or associated persons has become an Acquiring Person but before such person or group of affiliated or associated persons acquires beneficial ownership of 50% or more of the outstanding shares of our common stock. The Board of Directors may also redeem the rights at a price of $0.01 per right at any time before any person has become an Acquiring Person.

If, after the rights become exercisable, we agree to merge into another entity, another merges into us or we sell more than 50% of our assets, each right will entitle the holder to purchase, at a price equal to the exercise price of the right, a number of shares of common stock of such surviving or acquiring entity having a then-current value of two times the exercise price of the rights.

In connection with our Public Equity Offering and this exchange offer, we amended our Stockholder Rights Plan to:

•
exempt Citadel from becoming an “Acquiring Person,” as defined in the Stockholder Rights Plan, in connection with its purchase of shares in our Public Equity Offering and its acquisition of Debentures in this offering (including the common stock issuable upon conversion thereof), as well as pursuant to the exercise of its pre-emptive rights as described below;

•
increase Citadel’s allowance for acquiring additional shares of our common stock without becoming an Acquiring Person from approximately 8.5 million shares to 25.0 million shares (excluding shares acquired by (i) exercise of its preemptive rights, (ii) conversion of the Debentures, (iii) the purchase of shares of common stock in the Public Equity Offering and (iv) the purchase of shares of common stock during any Rights Plan Holiday Period), effective and contingent upon the settlement of this exchange offer; and

•
provide that Citadel will be exempt from becoming an Acquiring Person with respect to any acquisitions of additional shares of our common stock during any Rights Plan Holiday Period, effective and contingent upon the settlement of this exchange offer.

A “Rights Plan Holiday Period” means, at any time in which our Stockholder Rights Plan remains in effect, the period commencing upon our public disclosure that E*TRADE Bank has failed to satisfy the Financial Metrics Test for any quarter and ending upon the next public disclosure that E*TRADE Bank has once again satisfied the Financial Metrics Test at the end of a quarter.

The “Financial Metrics Test” means, at the balance sheet date for a fiscal quarter, that E*TRADE Bank has both (i) at least $450 million in Excess Risk-Based Capital and (ii) a Tier 1 Capital Ratio of at least 6.00%.

“Excess Risk-Based Capital” means that portion of E*TRADE Bank’s total capital, as such term is defined in 12 CFR 567.5(c) (as currently or hereafter in effect), that is in excess of the amount of total capital that would be required in order for E*TRADE Bank to have a total risk-based capital ratio of 10.0% as calculated in accordance with 12 CFR Part 567 (as currently or hereafter in effect).

“Tier 1 Capital Ratio” means E*TRADE Bank’s core capital, as such term is defined in 12 CFR 567.5(a) (as currently or hereafter in effect), divided by its adjusted total assets, as such term is defined in 12 CFR 567.1 (as currently or hereafter in effect).

In addition, we have agreed that at the Special Meeting we will submit to our stockholders for an advisory vote the question of whether we should maintain our Stockholder Rights Plan (the “Rights Plan Proposal”). We have agreed with Citadel that neither our Board of Directors nor Citadel will take any position on whether stockholders should vote for or against the Rights Plan Proposal or otherwise seek to influence the outcome of the advisory vote. Citadel has agreed that it will vote its shares representing no more than 9.9% of our shares outstanding and entitled to vote at the Special Meeting on the Rights Plan Proposal in its discretion, and that it will vote the balance of its shares on the Rights Plan Proposal in the same proportions for and against the Rights Plan Proposal as the votes cast by all other stockholders. Following the vote, which will not be binding, our Board of Directors will determine whether to maintain our Stockholder Rights Plan, based on its consideration of all factors deemed relevant to the exercise of its fiduciary duties.

This description is not complete and is qualified, in its entirety, by reference to the Rights Agreement dated as of July 9, 2001, a copy of which was filed as Exhibit 99.2 to our Current Report on Form 8-K filed on July 10, 2001, the First Amendment to Rights Agreement, dated November 29, 2007, a copy of which was filed as Exhibit 4.3 to our Current Report of Form 8-K filed on December 4, 2007, and the Second Amendment to the to Rights

Agreement, dated as of June 17, 2009, a copy of which was filed as Exhibit 4.1 to our Current Report on 8-K filed June 17, 2009, including any amendments or reports filed for the purpose of updating such description.

Anti-takeover Effects or Provisions of our Certificate of Incorporation, Bylaws, Stockholder Rights Plan and Delaware Law

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management.

Our Certificate of Incorporation and Bylaws provide for a classified board of directors and permit the board to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The terms of the directors are staggered to provide for the election of approximately one-third of the board members each year, with each director serving a three-year term. In uncontested elections, each director must be elected to the board by the majority of the votes cast with respect to the director’s election, and must submit his or her resignation to the board if he or she does not obtain the required majority. The board has the power to decide whether or not to accept the resignation, but must publicly disclose its decision and, if the resignation is rejected, its rationale within 90 days following certification of the stockholder vote. In contested elections, each director must be elected by a plurality of the votes cast with respect to the director’s election. The board (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the board occurring for any reason, including a vacancy from an enlargement of the board; however, a vacancy created by the removal of a director by the stockholders or court order may be filled only by the vote of a majority of the shares at a meeting at which a quorum is present. Any director so elected according to the preceding sentence shall hold office for the remainder of the term of the class of directors in which the new directorship was created or the vacancy occurred. A director or the entire board may be removed by stockholders, with or without cause, by the affirmative vote of two-thirds of the outstanding voting stock. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Our Certificate of Incorporation provides that stockholders may take action only at an annual meeting or special meeting and may not take action by written consent. Special meetings of our stockholders may only be called by our Chairman of the Board, our President, a majority of the number of directors constituting the full board, or the holders of not less than 10% of our outstanding voting stock.

Under the terms of our Bylaws, stockholders who intend to present business or nominate persons for election to the board at annual meetings of stockholders must provide notice to our corporate secretary no more than 150 days and no less than 120 days prior to the date of the proxy statement for the prior annual meeting, as more fully set forth in our Bylaws.

Our Certificate of Incorporation provides that, in addition to the requirements of the Delaware General Corporation Law described below, any business combination with an interested stockholder, as these terms are defined in our Certificate of Incorporation and summarized below, requires the affirmative vote of two-thirds of the outstanding voting stock, unless two-thirds of the number of directors constituting the full board approve the transaction.

A business combination is defined for purposes of this provision of our Certificate of Incorporation as:

•
a merger or consolidation of us or any of our subsidiaries with an interested stockholder or with a corporation that is or would become an affiliate or associate, with these terms defined for purposes of this provision of our Certificate of Incorporation as they are defined in the Exchange Act, of an interested stockholder,

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder involving any assets of ours or our subsidiaries that constitute 5% or more of our total assets,

•
the issuance or transfer by us or by any of our subsidiaries of any of our or their securities to, or proposed by or on behalf of, an interested stockholder or any affiliate or associate of an interested stockholder in exchange for cash, securities or other property that constitute 5% or more of our total assets,

•
the adoption of any plan or proposal for our liquidation or dissolution or any spin-off or split-up of any kind of us or any of our subsidiaries, proposed by or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder, or

•
any reclassification, recapitalization, or merger or consolidation of us with any of our subsidiaries or any similar transaction that has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of us or any of our subsidiaries or (ii) any class of securities of us or any of our subsidiaries convertible into equity securities of us or any of our subsidiaries, in either case, which are directly or indirectly owned by an interested stockholder or an affiliate or associate of an interested stockholder.

An interested stockholder is defined for purposes of this provision of our Certificate of Incorporation as an individual, corporation or other entity which, as of the record date for notice of the transaction or immediately prior to the transaction:

•	is one of our associates or affiliates and at any time within the prior two-year period was the beneficial owner, directly or indirectly, of 10% or more of our outstanding voting securities, or

•	is, or was at any time within the prior two-year period, the beneficial owner, directly or indirectly, of 10% or more of our outstanding voting securities, or

•	is, under circumstances described in more detail in our Certificate of Incorporation, an assignee of any of the persons described above.

A person is the beneficial owner of any voting securities which:

•	that person or any of its affiliates or associates, beneficially owns, directly or indirectly,

•
that person or any of its affiliates or associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, or

•
are beneficially owned, directly or indirectly, by any other person with which the person in question or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock.

Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the powers, rights, designations preferences, qualifications, limitations and restrictions applicable to the preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing potential takeover attempts without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

These provisions of our Certificate of Incorporation and Bylaws may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our Board of Directors. Such provisions could deprive our stockholders of opportunities to realize a premium on their common stock and could make removal of incumbent directors more difficult. At the same time, these provisions may have the effect of inducing any persons seeking to control us or seeking a business combination with us to negotiate terms acceptable to our Board of Directors. These provisions of our Certificate of Incorporation and Bylaws can be changed or amended only by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock.

Stockholder Rights Plan

The Stockholder Rights Plan approved by our Board of Directors is designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt to acquire us in a manner or on terms not approved by our Board of Directors and that prevents our stockholders from realizing the full value of their shares of our common stock. The rights are not intended to prevent a takeover of us.

We may redeem the rights at a price of $0.01 per right at any time prior to the acquisition of 10% or more of our outstanding common stock by a single acquiror or group. Accordingly, the rights should not interfere with any merger or business combination approved by our Board of Directors.

However, the rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our Board of Directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our Board of Directors, except pursuant to an offer conditioned upon the negotiation, purchase or redemption of the rights.

In connection with our Public Equity Offering and this exchange offer, we have agreed to put the question of whether to retain our Stockholder Rights Plan to an advisory vote of our stockholders.  Our Board of Directors, in the exercise of its fiduciary duties, has discretion over whether to maintain our Stockholder Rights Plan and the advisory vote will not be binding. For additional details, please see “Relationship with Citadel – Exchange Agreement” and “Description of Capital Stock – Stockholder Rights Plan.”

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any merger or consolidation involving the corporation or any majority-owned subsidiary and the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any majority-owned subsidiary of any stock of the corporation or of such subsidiary to the interested stockholder;

•
any transaction involving the corporation or any majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary.

In general, Section 203 defines “interested stockholder” to be any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons within the prior three-year period.

A Delaware corporation may opt out of this provision either with an express provision in its original Certificate of Incorporation or in an amendment to its Certificate of Incorporation or Bylaws approved by its stockholders. We have not opted out of this provision. Section 203 could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, N.A.

Listing

Our common stock is listed for trading on the NASDAQ Global Select Market under the trading symbol “ETFC.”

RELATIONSHIP WITH CITADEL

In November 2007, we entered into an agreement to receive a $2.5 billion cash infusion from Citadel.  In consideration for the cash infusion, Citadel received three primary items: substantially all of our asset-backed securities portfolio, approximately 79.9 million shares of our common stock and approximately $1.8 billion in 2017 Notes.

Citadel is the largest holder of our common stock, and owns approximately 89.1 million shares (15%).  In addition, Citadel beneficially holds approximately 52.8% of the principal amount of the outstanding 2011 Notes and approximately 81.2% of the principal amount of the outstanding 2017 Notes, and a majority of each of our 7.375% Senior Notes due 2013 and 7.875% Senior Notes due 2015.

Board of Directors

Effective June 8, 2009, our Board of Directors expanded the number of members of the Board from eleven to twelve, expanded the number of Class II directors from three to four and appointed Kenneth C. Griffin, President and Chief Executive Officer of Citadel Investment Group, L.L.C., as a Director. Mr. Griffin will be a Class II member of the Board and will stand for election by the stockholders at the next annual meeting.  Mr. Griffin was appointed pursuant to the right of Wingate Capital Ltd., an affiliate of Citadel, under the Master Investment and Securities Purchase Agreement dated November 29, 2007 between Wingate Capital Ltd. and us.

Also as of June 8, 2009, the Board appointed Mr. Griffin to serve as a member of its Finance and Risk Oversight Committee.

The Board approved the payment of a $25,000 cash annual retainer to Mr. Griffin under the terms our non-employee director compensation policy as in effect from time to time, as described in our 2009 proxy statement.

Exchange Agreement

We have entered into an exchange agreement with Citadel, who beneficially holds approximately 52.8% of the principal amount of the outstanding 2011 Notes and approximately 81.2% of the principal amount of the outstanding 2017 Notes, under which Citadel has agreed to early tender not less than $200 million aggregate principal amount of its 2011 Notes and not less than $600 million, nor more than $1 billion, aggregate principal amount of its 2017 Notes for exchange in, and not to withdraw any of these tendered Notes from (except as set forth in the exchange agreement), the exchange offer; provided, however, that if we do not obtain Requisite Consents with respect to the 2017 Notes by the Early Tender Deadline, the amount of 2017 Notes tendered by Citadel that will be accepted shall be limited such that Citadel’s beneficial ownership of our voting stock on an as-converted basis determined without regard to any limitations on conversion of the Debentures will not exceed 49.9% after giving effect to the exchange offer, in which case the aggregate principal amount of 2017 Notes tendered by Citadel and accepted may be less than $600 million.  Citadel, which by itself controls a majority of the outstanding principal amount of each of the 2011 Notes and the 2017 Notes, has agreed to provide its Consent with respect to a principal amount of 2011 Notes and 2017 Notes whether by tendering Notes or providing Consents as necessary to ensure that Consents with respect to a majority of the aggregate principal amount of each of the 2011 Notes and 2017 Notes are delivered by the Early Tender Deadline and has waived any Consent Fee with respect to any and all such Notes, unless the exchange offer is not consummated, in which case Citadel shall be entitled to the same fee as other consenting Holders.  If our exchange agreement with Citadel is terminated by either party, we will terminate the exchange offer.  Additionally, pursuant to the terms of the exchange agreement, Citadel purchased $100 million of our common stock in the registered underwritten public offering of our common stock that priced on June 18, 2009.

Pursuant to the exchange agreement, we agreed that at the Special Meeting we will submit to our stockholders for an advisory vote the question of whether we should maintain our Stockholder Rights Plan (the “Rights Plan Proposal”). We have agreed with Citadel that neither our Board of Directors nor Citadel will take any position on whether stockholders should vote for or against the Rights Plan Proposal or otherwise seek to influence the outcome of the advisory vote. Citadel has agreed that it will vote its shares representing no more than 9.9% of our shares outstanding and entitled to vote at the Special Meeting on the Rights Plan Proposal in its discretion, and that it will vote the balance of its shares on the Rights Plan Proposal in the same proportions for and against the Rights Plan Proposal as the votes cast by all other stockholders. Following the vote, which will not be binding, our Board of Directors will determine whether to maintain our Stockholder Rights Plan, based on its consideration of all factors deemed relevant to the exercise of its fiduciary duties.  In addition, in connection with this exchange offer and our exchange agreement with Citadel, we have agreed to amend our Stockholder Rights Plan.  See “Description of Capital Stock – Stockholder Rights Plan.”

We also granted Citadel pre-emptive rights to allow Citadel to maintain its fully diluted percentage ownership of our common stock in connection with future issuances by us, subject to Citadel’s purchasing our securities on the same terms and conditions as other purchasers and certain other conditions. The pre-emptive rights will be effective upon the expiration of the Early Tender Period, provided that Citadel has satisfied its minimum tender commitments under the exchange agreement. If we fail to complete this exchange offer, then Citadel’s pre-emptive rights will terminate and be of no further force or effect.

The pre-emptive rights will not apply to issuances of common stock or securities convertible into or exercisable for shares of our common stock, among other things, (i) in connection with acquisitions by us of other companies or businesses, (ii) in exchange for our 2011 Notes, 2013 Notes, 2015 Notes or 2017 Notes or (iii) pursuant to our stock plans or otherwise in equity compensation arrangements with our directors, officers, employees or consultants.

The pre-emptive rights will be in effect so long as we have in effect a stockholder rights plan, provided that the pre-emptive rights shall terminate and be of no further force or effect upon the earliest to occur of (i) the earlier of the termination of the exchange agreement or failure to consummate this exchange offer by October 31, 2009 or (ii) the date after the consummation of this exchange offer that Citadel beneficially owns less than 19.9% of our outstanding common stock on a fully diluted basis assuming conversion of all securities beneficially owned by Citadel (whether or not such securities are convertible or exchangeable for shares of Common Stock at such time in accordance with their terms or by reason of any condition precedent to such conversion or exchange not been satisfied at such time). The preemptive rights will be suspended upon the termination of our Stockholder Rights Plan, but will be automatically reinstated if we reinstate our Stockholder Rights Plan or if we subsequently adopt a new rights plan, “poison pill” or similar plan.

In addition, Citadel will seek approval from the OTS to amend its rebuttal of control agreement to allow us to consummate the transaction.  Approval of Citadel’s rebuttal of control agreement amendment is another condition of this exchange offer.

The description of the terms of the exchange agreement with Citadel is a summary and does not purport to be complete, and is qualified in its entirety by reference to the copy of the exchange agreement that is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on June 17, 2009 and incorporated by reference into this Offering Memorandum.

Amended Order Flow Agreement

We and a subsidiary entered into an Amended and Restated Equities and Options Order Handling Agreement on June 15, 2009 (the “Amended and Restated Order Handling Agreement”) with Citadel Derivatives Group, LLC, an affiliate of Citadel, which will become effective only upon regulatory approval from the OTS. Subject to certain execution quality requirements, the Amended and Restated Order Handling Agreement requires us to route 97.5% of our marketable customer orders in Regulation NMS Stocks (an increase from 40%) until the sixth anniversary of the commencement date and 97.5% (which is not a change) of our customer orders in exchange-listed options to Citadel for order handling and execution until the third anniversary of the commencement date. Citadel may extend the options order flow commitment for an additional year on the third, fourth and fifth anniversaries of the commencement date. The commencement date can be no later than 30 days after the later of: (i) June 15, 2009 and (ii) three (3) business days following Citadel Derivative Group LLC’s receipt of approval from the Office of Thrift Supervision, or OTS. In addition, for each three-month period in which we route less than our options order flow commitments to Citadel, the term of the options order flow commitment may be extended until such commitments are met. We will receive an aggregate cash payment of $100 million within three business days of the commencement date, of which $65 million is in full consideration for the increase in NMS Stock flow and $35 million is in exchange for a credit of $35 million toward future payment for options order flow, which we will continue to earn on a monthly basis. In light of the change from monthly volume based payments to a substantial up-front payment, the liquidated damages payable upon early termination of the Amended and Restated Order Handling Agreement will be increased. As amended, we will be required to pay liquidated damages of up to $200 million in the first year of the Amended and Restated Order Handling Agreement to Citadel in the event of early termination, depending on the event giving rise to termination (such as a failure to route the minimum amount without justification), and the timing of the termination with such amounts decreasing each year. Because the Amended and Restated Order Handling Agreement is subject to approval by the OTS, there is no assurance that the agreement will become effective on the terms negotiated, if at all.

Registration Rights Agreement

Pursuant to our exchange agreement with Citadel, we have agreed, effective as of the closing of the exchange offer to amend our current Registration Rights Agreement with Citadel to provide, among other things, registration rights with respect to securities acquired by Citadel in the Public Equity Offering and in this exchange offer (including common stock issuable upon conversion of the Debentures) that constitute “restricted securities” within the meaning of Rule 144 under the Securities Act.  Citadel, its affiliates and their transferees who hold such restricted securities will be eligible to register shares of the securities on a shelf registration statement that we will be obligated to file or amend to include such securities and use our reasonable best efforts to have declared and kept effective subject to certain exceptions and will have customary demand and piggy-back registration rights.

We will be permitted to postpone (but not more than once in any six month period) the filing or initial effectiveness of, or suspend the use of, the shelf registration statement or the use of the prospectus that is part of the shelf registration statement for a reasonable period of time (not to exceed 60 calendar days) in certain circumstances, including circumstances relating to pending corporate developments.

In the event Citadel, its affiliates or their respective transferees of such securities desire to sell any restricted securities covered by the registration rights agreement pursuant to a shelf registration statement, the following requirements and restrictions will generally apply:

•	such holder will be required to be named as a selling securityholder in the related prospectus;

•	such holder will be required to deliver a prospectus to purchasers;

•	such holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	such holder will be bound by the provisions of the registration rights agreement which are applicable to such holder (including indemnification obligations).

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available from us upon request as described under “Where You Can Find More Information.”

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

This disclosure is limited to the federal tax issues addressed herein.  Additional issues may exist that are not addressed in this disclosure and that could affect the federal tax treatment of the transactions described in this Offering Memorandum.  This tax disclosure was written in connection with the promotion or marketing of the exchange offer and consent solicitation, and it cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the Internal Revenue Code of 1986, as amended (the “Code”).  Holders should seek their own advice based on their particular circumstances from an independent tax adviser.

The following discussion describes certain U.S. federal income tax consequences and certain estate tax consequences related to the Amendments and Consent Fees, the exchange of Notes for Debentures pursuant to the offer to exchange, and the ownership and disposition of the Debentures and of common stock.  This discussion only applies to holders that hold Notes, Debentures and common stock, as the case may be, as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, including alternative minimum tax consequences or tax consequences applicable to holders subject to special rules, such as:

•      certain financial institutions;

•      insurance companies;

•      dealers in securities or foreign currencies;

•      traders in securities that elect to use the mark-to-market method of accounting for U.S. federal income tax purposes;

•      persons holding Notes, Debentures or common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•      tax-exempt entities;

•      Non-U.S. Holders (as defined below) that own, or are deemed to own, more than 5% of the common stock of the Company or more than 5% of the fair market value of the Debentures, or Non-U.S. Holders that, on the date of any acquisition of any Debentures, own Debentures with a fair market value of more than 5% of the fair market value of the common stock of the Company.

If a partnership or other entity that is classified as a partnership for U.S. federal income tax purposes holds Notes, Debentures or common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  Partnerships holding Notes, Debentures or common stock and partners in such partnerships are urged to consult their tax advisers.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this Offering Memorandum may affect the tax consequences described herein.  Persons considering participating in the exchange offer are urged to consult their tax advisers with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

CHARACTERIZATION OF THE DEBENTURES

It is uncertain whether the Debentures should be classified as debt or equity for U.S. federal income tax purposes.  The determination of whether an instrument is debt or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances.  There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of instruments issued with terms and under circumstances similar to the Debentures, and no rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to the Debentures.  The Company currently intends to take the position that the Debentures should be treated as debt for U.S. federal income tax purposes and to comply with the related information reporting and income tax withholding obligations, as applicable, on that basis.  However, the Company may determine, based on the facts and circumstances that exist at the time the Debentures are issued (including the trading price of the common stock at that time), that it cannot take this position.  In addition, assuming the Company takes the position that Debentures are debt for U.S. federal income tax purposes, such position is not binding on the IRS or any court, and there can be no assurance that the IRS or a court will agree with such position.  If the Debentures were treated as equity, rather than debt, for U.S. federal income tax purposes, any accruals of income on the Debentures attributable to the Debentures being issued at a discount may be treated for U.S. federal income tax purposes as deemed dividends.  Accordingly, if we ultimately take the position that the Debentures are not debt for U.S. federal income tax purposes, or if we take the position that the Debentures are debt for U.S. federal income tax purposes and the IRS successfully challenges our position, any such deemed dividends on Debentures held by a Non-U.S. Holder would generally be subject to information reporting as such and withholding of income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty).  As further described below under “Tax Consequences for Non-U.S. Holders—Payments on the Debentures,” because there will be no current interest payments on the Debentures, such tax may be withheld from shares of common stock received upon conversion, from a payment of principal at maturity or from the proceeds of a sale or other disposition of the Debentures.

Holders should consult their own tax advisers regarding the proper classification of the Debentures for U.S. federal income tax purposes, the possibility of obtaining a refund of any amounts withheld and the tax consequences to them of the Debentures being treated as equity instead of debt.  Except where otherwise explicitly noted, the remainder of this discussion assumes that the Debentures will be respected as debt for U.S. federal income tax purposes.

TAX CONSEQUENCES FOR U.S. HOLDERS

As used herein, the term “U.S. Holder” means a beneficial owner of a Note, a Debenture received in exchange for a Note in the exchange offer, or common stock received on conversion of a Debenture that is, for U.S. federal income tax purposes:

•      an individual citizen or resident of the United States;

•      a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Exchange of Notes for Debentures

The tax treatment of a U.S. Holder’s exchange of Notes for Debentures pursuant to the exchange offer will depend on whether the exchange is treated as a recapitalization.  The exchange will be treated as a recapitalization only if both the Notes and the Debentures constitute “securities” within the meaning of the provisions of the Code governing reorganizations.  This, in turn, depends upon the terms and conditions of, and other facts and circumstances relating to, the Notes and the Debentures, and upon the application of numerous judicial decisions.

Among a number of factors that may affect the determination of whether a debt instrument is a “security,” one of the most important is the original term of the instrument.  In general, instruments with an original term of more than ten years are likely to be treated as “securities,” and instruments with an original term of less than five years may not be treated as “securities.”  The 2011 Notes were issued on two separate dates, and the notes issued at each issuance had a term of seven years or five years, nine months, respectively.  The 2017 Notes were issued on two separate dates and had a term at issuance of approximately ten years.  The Debentures have a term of approximately ten years.  Although the matter is not free from doubt because of the absence of authority that is directly on point, the Company will take the position that each exchange qualifies as a recapitalization for U.S. federal income tax purposes.

Tax Considerations for Tendering U.S. Holders

Assuming that the exchange is properly treated as a recapitalization, a U.S. Holder that tenders its Notes will not recognize any gain or loss in respect of the exchange, except that payments attributable to accrued interest on the Notes that have not previously been included in income will be taxed as ordinary interest income.  The holding period for the Debentures received will include the period of time during which the holder held the corresponding Notes, and the initial tax basis in the Debentures will equal the adjusted tax basis in the Notes immediately prior to the exchange.

If the exchange of Notes for Debentures fails to qualify as a recapitalization, a U.S. Holder would recognize gain or loss equal to the difference, if any, between the amount realized on the exchange and the holder’s adjusted tax basis in the Notes.  The amount realized would be equal to the “issue price” of the Debentures (as described under “The Debentures—Issue Price” below) received in the exchange.  Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss would be capital gain or loss, and would be long-term capital gain or loss if at the time of the exchange the Notes have been held for more than one year.  In addition, a U.S. Holder would recognize ordinary interest income with respect to payments attributable to accrued interest on the Notes that have not previously been included in income.  A U.S. Holder’s holding period for a Debenture would commence on the date immediately following the date of the exchange and the holder’s initial tax basis in the Debenture would be the “issue price” of the Debenture (as described under “The Debentures—Issue Price” below).

If a U.S. Holder holds Notes acquired at a “market discount,” any gain recognized by the holder on the exchange of such Notes for Debentures would be recharacterized as ordinary interest income to the extent of the accrued market discount that had not previously been included as ordinary income.

Taxation of Consent Fees to Consenting U.S. Holders

A U.S. Holder will be taxed on the amount of any Consent Fee received as ordinary income.

Tax Considerations for Non-Tendering U.S. Holders

If the Amendments are adopted and the Consent Fees are paid, the U.S. federal income tax consequences to each non-tendering U.S. Holder will depend on whether or not the adoption of the Amendments and, with respect to a consenting U.S. Holder the payment of a Consent Fee, result in a deemed exchange of the U.S. Holder’s Note (an “Old Note”) for a new Note (a “New Note”) for U.S. federal income tax purposes.  Whether such an exchange is deemed to have occurred will be determined separately for each series of  Notes.

Under applicable Treasury regulations, an additional payment on a debt instrument can result in a deemed exchange if the payment causes a “change in yield” of the debt instrument.  In general, a change in yield of a debt instrument will occur if the annual yield on the modified instrument (calculated by adjusting the issue price of the modified debt instrument downward to account for the additional payment) varies from the annual yield on the unmodified instrument by more than the greater of (i) 25 basis points or (ii) 5 percent of the annual yield of the unmodified instrument.  The Company believes that the payment of the Consent Fees would not affect the yield of the Notes to the extent necessary to cause a deemed exchange of the Notes for U.S. federal income tax purposes.

Even if there is not an additional payment on a debt instrument, there may be a deemed exchange if, based on the facts and circumstances and taking into account all modifications of the debt instrument collectively (except for, among others, modifications that add, delete or alter customary accounting or financial covenants and modifications that cause a change in the debt instrument’s yield), the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.”  The applicable Treasury regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants will not cause a deemed exchange.  Although the matter is not free from doubt, the Company will take the position that the adoption of the Amendments will not cause a deemed exchange of the Notes for U.S. federal income tax purposes.

If there is not a deemed exchange of Notes, except as described above under  “—Taxation of Consent Fees to Consenting U.S. Holders,” a non-tendering U.S. Holder will not recognize gain or loss as a result of the adoption of the Amendments and the payment of the Consent Fees, and the U.S. Holder will have the same adjusted tax basis in, and holding period for, the Notes following the adoption of the Amendments and the payment of the Consent Fees as the holder had immediately prior to such time.

Even if there is a deemed exchange of the 2011 Notes or the 2017 Notes, a non-tendering U.S. Holder of such Notes would not recognize gain or loss if the deemed exchange qualifies as a tax-free recapitalization.  The exchange will be treated as a recapitalization only if the Old Notes and the New Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations.  The IRS has publicly ruled that a debt instrument with a term of two years may be a “security” if received in a reorganization in exchange for an instrument having substantially the same maturity date and terms (other than interest rate).  In light of this and the other reasons discussed above under “Tax Considerations for Tendering U.S. Holders,” although the matter is not free from doubt, if the IRS successfully asserts that the adoption of the Amendments causes a deemed exchange of the 2011 Notes or the 2017 Notes, the Company will take the position that such exchange qualifies as a recapitalization for U.S. federal income tax purposes.  If a deemed exchange qualifies as a tax-free recapitalization, a non-tendering U.S. Holder will have the same adjusted tax basis in, and holding period for, its Notes following the adoption of the Amendments as the holder had immediately prior to the adoption of the Amendments.

If there is a deemed exchange of the 2011 Notes or the 2017 Notes and if the resulting deemed exchange does not qualify as a recapitalization, the deemed exchange would be a taxable event for non-tendering U.S. Holders.  In such case, a U.S. Holder would generally realize gain or loss on the deemed exchange in an amount equal to the difference (if any) between the “issue price” of the New Notes and the holder’s adjusted tax basis in the Old Notes.  The issue price of the New Notes will depend on whether they are “publicly traded” within the meaning of applicable Treasury regulations.  If they are publicly traded, their issue price will equal their fair market value on the date of the deemed exchange.  If they are not publicly traded, their issue price will equal their stated principal amount.  While not entirely clear, the Company will take the position that the 2011 Notes and the 2017 Notes are publicly traded within the meaning of the applicable Treasury regulations, and therefore that the issue price of New Notes on a deemed exchange will be equal to the fair market value of the Notes on the date of the deemed exchange.

If a deemed exchange is treated as a wash sale within the meaning of Section 1091 of the Code, U.S. Holders would not be allowed to currently recognize any loss resulting from the deemed exchange.  Instead, such loss would be deferred, and would be reflected as an increase in the basis of the New Notes received in the deemed exchange.  U.S. Holders should consult their own tax advisers regarding whether a deemed exchange may be subject to the wash sale rules.

Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss upon a deemed exchange of Notes will be capital gain or loss, and will be long-term capital gain or loss if at the time of the deemed exchange the Notes have been held for more than one year.  A U.S. Holder’s holding period for a New Note received in a taxable deemed exchange will commence on the date immediately following the date of the deemed exchange, and the U.S. Holder’s initial tax basis in the New Note will be the issue price of the New Note.

If a U.S. Holder holds Notes acquired at a “market discount,” any gain recognized by the holder on a deemed exchange of the Notes would be recharacterized as ordinary income to the extent of accrued market discount that had not previously been included as ordinary income.

If there is a deemed exchange of the 2011 Notes (whether or not the deemed exchange qualifies as a recapitalization), the New Notes deemed received may be treated as issued with original issue discount for U.S. federal income tax purposes.  That is, subject to a statutory de minimis exception, if the issue price of a New Note received on a deemed exchange for a 2011 Note (determined in the manner described above), were less than its principal amount, the New Note would have original issue discount for U.S. federal income tax purposes, which would be included in a U.S. Holder’s gross income on a constant yield basis in advance of receipt of cash attributable to the discount.

If there is a deemed exchange of the 2017 Notes (whether or not the deemed exchange qualifies as a recapitalization), the New Notes will be treated as issued with original issue discount for U.S. federal income tax purposes.  The original issue discount on a New Note will equal the difference between the “stated redemption price at maturity” (i.e., the sum of all remaining payments due on the New Note) and the issue price of a New Note received on a deemed exchange for a 2017 Note (determined in the manner described above).  Such original issue discount would be included in a U.S. Holder’s gross income on a constant yield basis in advance of receipt of cash attributable to the discount.

Holders are encouraged to consult their own tax advisers as to the consequences of the adoption of the Amendments.

The Debentures

Issue Price.  The issue price of the Debentures will depend on whether the Notes or the Debentures are “publicly traded” within the meaning of applicable Treasury regulations.  If either the Notes or the Debentures are publicly traded, the issue price of the Debentures will equal the fair market value of the Debentures (if the Debentures are publicly traded) or the Notes (if the Debentures are not publicly traded), in each case on the date of the deemed exchange.  If neither the Notes nor the Debentures are publicly traded, the issue price of a Debenture will equal the present value of its stated principal amount using a discount rate specified by the IRS.  While not entirely clear, the Company will take the position that the 2011 Notes and the 2017 Notes are publicly traded within the meaning of the applicable Treasury regulations.  The Debentures may also be publicly traded within the meaning of the applicable Treasury regulations.

Original Issue Discount.  If the issue price of the Debentures is less than the principal amount of the Debentures (or $1,000 per Debenture), they will be considered to have been issued at an original issue discount for U.S. federal income tax purposes, subject to a statutory de minimis exception.  U.S. Holders of Debentures will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.  Under this method, U.S. Holders of Debentures generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

Possible Characterization as Contingent Payment Debt Instruments. The Company may be required to repurchase the Debentures at 101% of their principal amount upon a Fundamental Change, as described under “Description of Debentures—Fundamental Change Permits Holders to Require Us to Repurchase Debentures.” Although the issue is not free from doubt, the Company intends to take the position that the possibility of such payments does not result in the Debentures being treated as contingent payment debt instruments under the applicable Treasury regulations.  The Company’s position is not binding on the IRS. If the IRS takes a position contrary to that described above, a U.S. Holder may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. Such yield would be higher than the yield determined under the original issue discount rules described above. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the Debentures (including any gain realized on the conversion of a Debenture) would be recharacterized as ordinary income. U.S. Holders should consult their tax advisers regarding the tax consequences of the Debentures being treated as contingent payment debt instruments. The remainder of this discussion assumes that the Debentures are not treated as contingent payment debt instruments.

Constant Yield Election.  A U.S. Holder may make an election to include in gross income all interest income that accrues on the Debentures (including acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”).

Market Discount. If a U.S. Holder’s tax basis in a Debenture received in the exchange is less than its issue price, the amount of the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount.  A U.S. Holder will be required to treat any payment on a Debenture, or any gain on the sale, exchange, retirement or other disposition of a Debenture, as ordinary income to the extent of the market discount accrued on the Debenture at the time of the payment or disposition, unless this market discount has been previously included in income by the holder pursuant to an election by the holder to include market discount in income as it accrues, or pursuant to a constant yield election by the holder as described above.  If the Debenture is disposed of in certain nontaxable transactions (not including its conversion into common stock), accrued market discount will be includible as ordinary income to the holder as if such holder had sold the Debenture in a taxable transaction at its then fair market value.  In addition, the holder may be required to defer, until the maturity of the Debenture or its earlier disposition (including certain nontaxable transactions, but not including its conversion into common stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Debenture.

Acquisition Premium. If a U.S. Holder’s tax basis in a Debenture received in the exchange is greater than its issue price but less than or equal to its principal amount, the holder will be considered to have acquired the Debenture at an acquisition premium.  Under the acquisition premium rules, the amount of original issue discount that the holder must include in its gross income with respect to the Debenture for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

Sale, Exchange or Retirement of the Debentures. Upon the sale, exchange or retirement of a Debenture (other than a conversion into common stock), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the Debenture.  A U.S. Holder’s adjusted tax basis in a Debenture will equal the holder’s initial tax basis in the Debenture (as described above), increased by the amounts of any market discount and original issue discount previously included in income by the holder with respect to the Debenture and reduced by any principal payments received by the holder.

Gain or loss realized on the sale, exchange or retirement of a Debenture will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Debenture has been held for more than one year.  Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates.  Exceptions to this general rule apply to the extent of any accrued market discount not previously included in the holder’s taxable income.  See “—Market Discount” above.

Conversion into Common Stock. A U.S. Holder’s conversion of a Debenture into common stock and cash in lieu of a fractional share of common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will generally result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share).  However, the amount of any gain attributable to accrued market discount not previously included in income will be treated as ordinary income as described above under “—Market Discount.”  If, at the time of conversion, there is accrued market discount in excess of the amount so treated as ordinary income, such excess will be shifted to the common stock received and treated as described below under “Common Stock—Sale or Other Disposition of Common Stock.”

A U.S. Holder’s tax basis in the common stock received upon a conversion of a Debenture (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the Debenture that was converted.  A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

The U.S. Holder’s holding period for the common stock received will include the U.S. Holder’s holding period for the Debenture converted.

Constructive Dividends. The conversion rate of the Debentures will be adjusted in certain circumstances.  Under the Code and applicable Treasury regulations, adjustments that have the effect of increasing a holder’s interest in the Company’s assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder.

If the Company were to make a distribution of cash or property to stockholders (for example, distributions of evidences of indebtedness or assets) and the conversion rate of the Debentures were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to the U.S. Holders of the Debentures.  In addition, any other increase in the conversion rate of the Debentures may, depending on the circumstances, be deemed to be a distribution to the U.S. Holders.  In certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of the Company’s common stock or holders of Debentures, if as a result of such failure the proportionate interest of the stockholders or the Debenture holders (as the case may be) in the assets or earnings and profits of the Company is increased.

Any deemed distribution will be taxed in the same manner as an actual distribution.  See “Common Stock—Taxation of Distributions” below.  However, it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or for the dividends-received deduction applicable to certain dividends paid to corporate holders.  U.S. Holders should consult their tax advisers as to the tax consequences of receiving constructive dividends.

Possible Effect of a Consolidation or Merger.  In certain situations, the Company may consolidate or merge into another entity (as described above under “Description of Debentures—Consolidation, Merger and Sale of Assets”).

Depending on the circumstances, a change in the obligor of the Debentures as a result of the consolidation or merger could result in a deemed taxable exchange to a U.S. Holder and the modified Debenture could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Common Stock

Taxation of Distributions.  Distributions paid on the common stock, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of the Company’s current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received.  If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock.  Any remaining excess will be treated as a capital gain.  Dividends received by non-corporate U.S. Holders in tax years beginning prior to 2011 will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements.  Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock.  For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other disposition of common stock will be capital gain or loss (except to the extent of any accrued market discount not previously included in the U.S. Holder’s taxable income) and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year.  The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition.  Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates.  The deductibility of capital losses may be subject to limitations.

Backup Withholding and Information Reporting

Information returns will generally be filed with the IRS in connection with payments of Consent Fees, payments of accrued interest on the Notes, payments on the Debentures, dividends on the common stock and the proceeds from a sale or other disposition of the Debentures or the common stock.  A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

TAX CONSEQUENCES FOR NON-U.S. HOLDERS

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note, a Debenture received in exchange for a Note in the exchange offer or common stock received upon conversion of a Debenture that is, for U.S. federal income tax purposes:

•      a nonresident alien individual;

•      a foreign corporation; or

•      a foreign estate or trust.

This discussion is not addressed to Non-U.S. Holders who own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or who are controlled foreign corporations related, directly or indirectly, to the Company through stock ownership.  Additionally, this discussion does not describe the U.S. federal income tax consequences to Non-U.S. Holders who are individuals present in the United States for 183 days or more in the taxable year of disposition of the Notes, the Debentures or the common stock. Such Non-U.S. Holders will generally be subject to special rules and are encouraged to consult their own tax advisers regarding the U.S. federal income tax consequences applicable to their particular situation.

Tax Considerations for Tendering Non-U.S. Holders of Notes

Subject to the discussion below under “—Effectively Connected Income,” Non-U.S. Holders generally will not be subject to U.S. federal income tax as a result of an exchange of Notes for Debentures pursuant to the exchange offer.  Amounts paid that are attributable to accrued interest or original issue discount on the Notes may be subject to U.S. federal withholding tax, unless the Non-U.S. Holder has certified on IRS Form W-8BEN (or other applicable form), under penalties of perjury, that it is not a U.S. person.

Tax Considerations for Non-Tendering Non-U.S. Holders of Notes if There is a Deemed Exchange of Notes

Subject to the discussion below under “—Effectively Connected Income,” Non-U.S. Holders of Notes generally will not be subject to U.S. federal income tax as a result of a deemed exchange of Old Notes (as described above under “—Tax Consequences to U.S. Holders—Tax Considerations for Non-Tendering U.S. Holders”) resulting from the Amendments.  Amounts paid that are attributable to accrued interest or original issue discount on the Notes may be subject to U.S. federal withholding tax, unless the Non-U.S. Holder has certified on IRS Form W-8BEN (or other applicable form), under penalties of perjury, that it is not a U.S. person.

Taxation of Consent Fees to Consenting Non-U.S. Holders of Notes

The U.S. federal income tax treatment of the Consent Fees is not clear.  As a result, subject to the discussion below under “—Effectively Connected Income,” the Company intends to withhold U.S. federal income tax at a rate of 30% from Consent Fees made to a Non-U.S. Holder of 2017 Notes, unless a U.S. tax treaty either eliminates or reduces such U.S. withholding tax with respect to the Consent Fees paid to the Non-U.S. Holder and the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (claiming exemption under an applicable treaty).  If such U.S. withholding tax results in an overpayment of taxes, a refund or credit may be obtainable, provided that the required information is timely furnished to the IRS.  Non-U.S. Holders are urged to consult their tax advisers regarding the proper characterization and treatment of the Consent Fees for U.S. federal income tax purposes.

Payments on the Debentures

Subject to the next paragraph and the discussion below concerning backup withholding, payments of principal and original issue discount on the Debentures by the Company or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that, in the case of original issue discount not effectively connected with the conduct of a trade or business in the United States, the beneficial owner of the Debenture certifies on a properly executed IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person.

As discussed under “Characterization of the Debentures” above, the classification of the Debentures as debt or equity is uncertain.  If the Debentures were equity, rather than debt, for U.S. federal income tax purposes, any accruals of income on the Debentures attributable to the Debentures being issued at a discount may be treated for U.S. federal income tax purposes as deemed dividends.  Accordingly, if contrary to our current intent we ultimately determine, based upon the facts and circumstances that exist at the time the Debentures are issued (including the trading price of the common stock at that time), that the Debentures are not debt for U.S. federal income tax purposes, or if we take the position that the Debentures are debt for U.S. federal income tax purposes but the IRS successfully challenges our position, any such deemed dividends on Debentures held by a Non-U.S. Holder would generally be subject to information reporting as such and withholding of income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty).  Furthermore, because there will be no current interest payments on the Debentures, such withholding could be made from shares of common stock received upon conversion, from a payment of principal at maturity or from the proceeds of a sale or other disposition of the Debentures.  Non-U.S. Holders should consult their own tax advisers regarding the possibility of withholding tax with respect to payments on the Debentures.

Sale, Exchange or Other Disposition of Debentures or Shares of Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of Debentures or common stock, unless:

•      the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, or

•      the Company is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

The Company believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation.

Dividends

The Company does not currently expect to pay dividends.  In the event that the Company does pay dividends, subject to the discussion below under “—Effectively Connected Income,” dividends (including deemed dividends on the Debentures described above under “Tax Consequences to U.S. Holders—Constructive Dividends”) paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty.  In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.

In the case of any constructive dividend, it is possible that the U.S. federal tax on the constructive dividend would be withheld from shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder.  A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax adviser as to whether it can obtain a refund for all or a portion of the withholding tax.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if payments on the Notes or the Debentures (including the Consent Fees and any amounts treated as received in an exchange or deemed exchange as described under “Tax Consequences to U.S. Holders”) or payments on the common stock are effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, are also attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from any withholding tax discussed above, will generally be taxed on the receipt of these payments in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above).  Such a Non-U.S. Holder will be required to provide to the Company (or its paying agent) a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax.  In addition, if gains recognized by a Non-U.S. Holder on a sale or other disposition of Debentures or common stock are effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required by an applicable income tax treaty, are also attributable to a U.S. permanent establishment), the Non-U.S. Holder will generally be taxed on such gains in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above).  Such a holder is urged to consult its tax advisers with respect to other U.S. tax consequences of the ownership and disposition of Debentures or common stock including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Debenture will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Debenture, if received by the decedent at the time of death, would have been:

•      subject to U.S. federal withholding tax (even if the IRS Form W-8BEN certification requirement described above were satisfied); or

•      effectively connected with the conduct by the holder of a trade or business in the United States.

In addition, if the Debentures were treated as equity for U.S. tax purposes (see “—Characterization of the Debentures” above), absent an applicable treaty benefit, they would be treated as U.S. situs property subject to U.S. federal estate tax.

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of Consent Fees, payments on the Debentures and on the common stock, as applicable.  Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Debentures or common stock and the Non-U.S. Holder may be subject to backup withholding on payments of Consent Fees, payments of accrued interest on the Notes, payments on the Debentures and on the common stock or on the proceeds from a sale or other disposition of the Debentures or common stock.  The certification procedures required to claim an exemption from withholding tax on payments of original issue discount described above will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

VALIDITY OF SECURITIES

Certain legal matters with respect to the Debentures offered in the exchange offer will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of E*TRADE Financial Corporation as of and for the years ended December 31, 2008 and 2007, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference in this Offering Memorandum have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein.

Appendix A

Exhibit A

E*TRADE FINANCIAL CORPORATION,

as Issuer

and

THE BANK OF NEW YORK,

as Trustee

FORM OF SUPPLEMENTAL INDENTURE

Dated as of [      ], 2009

[Title of Security]

2

SUPPLEMENTAL INDENTURE, dated as of [     ], 2009 (the “Supplemental Indenture”) to the Indenture dated as of [     ], 200__ (the “Base Indenture” and as supplemented by the [Insert details of supplemental indentures], the “Indenture”), between E*TRADE FINANCIAL CORPORATION (the “Company”), a Delaware corporation, and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture, [Insert details of supplemental indentures] and up to $[     ] [(plus any Capitalized Interest)]1 aggregate principal amount of the Company’s [Name of Security] (the “Notes”);

WHEREAS, the Company now proposes to retire up to approximately $435,500,000 aggregate principal amount of outstanding 8% Senior Notes due 2011 and between $600,000,000 and $1,310,000,000 of outstanding 12.5% Springing Lien Notes due 2017 by issuing, in each case, an equal principal amount of zero-coupon convertible debentures (the “Exchange Transaction”);

[WHEREAS, the Company proposes to amend clause (1) of the definition of “Change of Control” as set forth herein to make such definition consistent with the analogous definitions in the 2015 Notes Indenture, the 2013 Notes Indenture and the 2011 Notes Indenture;]2

WHEREAS, the Company has applied to raise additional cash proceeds by participating in the TARP Capital Purchase Program (the “Program”) of the United States Department of Treasury (“Treasury”) by issuing senior perpetual preferred stock qualifying as Tier 1 Capital and associated warrants to Treasury;

WHEREAS, in connection with its proposed participation in the Program, (a) the Company shall be permitted to (i) issue senior perpetual preferred stock to Treasury qualifying as Tier 1 Capital and pay the dividends accruing and payable thereon and issue warrants to purchase the Company’s Common Stock, (ii) issue preferred stock or common stock in one or more Qualified Equity Offerings (as defined below), pay dividends accruing and payable on any such preferred stock and use the proceeds from one or more Qualified Equity Offerings to redeem or repurchase the preferred stock and warrants initially issued to Treasury, (iii) issue Substitution Permanent Equity (as defined below) and pay dividends accruing and payable thereon to the extent required by the Program, (iv) otherwise comply with the terms and conditions of the Program to the extent required by Treasury for participation therein and (b) the Company proposes to amend the Indenture in connection with the foregoing and as set forth herein;

WHEREAS, Section 9.02(a) of the Base Indenture provides that the Company and the Trustee may amend the Indenture with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, provided certain conditions are met;

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes eligible to vote have consented to the amendments set forth herein;

WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this Supplemental Indenture in connection with the foregoing;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and

1 For the supplemental indenture relating to the Company’s 12.5% Springing Lien Notes due 2017.

2 For the supplemental indenture relating to the Company’s 12.5% Springing Lien Notes due 2017.

3

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE:

The Company agrees with the Trustee, for the equal and ratable benefit of the holders of the Notes, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

Article 1
Scope of Supplemental Indenture; General

Section 1.01. Scope of Supplemental Indenture; General. This Supplemental Indenture supplements the provisions of the Indenture, to which provisions specific reference is hereby made. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

Article 2
Amendments

Section 2.01. Amendments.

(a)   Section 1.01 of the Base Indenture is hereby amended[:

(i) by amending clause (1) of the definition of “Change of Control” to read in its entirety:

“(1)   a ‘person’ or ‘group’ (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate ‘beneficial owner’ (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or”; and

(ii) ]3to add the following definitions:

“Exchange Securities” means up to an aggregate of $435,500,000 principal amount of convertible senior debentures of the Company issued in exchange for the [2011 Notes][Notes] and up to an aggregate of $1,310,000,000 principal amount of convertible senior debentures of the Company issued in exchange for the [Company’s 12.5% Springing Lien Notes due 2017][Notes].

“Program” means the TARP Capital Purchase Program of Treasury.

“Program Documentation” means the letter agreement between Treasury and the Company setting forth the terms and conditions of the Program and all other documentation related thereto, including, but not limited to, a securities purchase agreement, certificate of designations for the TARP Preferred Stock and TARP Warrants.

“Qualified Equity Offering” means the issuance or sale after the issue date of the TARP Preferred Stock of Tier 1 qualifying perpetual Preferred Stock or Common Stock of the Company for cash or any other offering defined as a Qualified Equity Offering in the Program Documentation.

3 For the supplemental indenture relating to the Company’s 12.5% Springing Lien Notes due 2017.

“Substitution Permanent Equity” means an economic interest of the Company classified as permanent equity under U.S. GAAP exchangeable for TARP Warrants at Treasury’s option if either (1) stockholder approval is required for the issuance of TARP Warrants but not obtained within 18 months of Treasury’s investment in the Company or (2) in the future the Company’s Common Stock is no longer listed or traded on a national securities exchange or securities association, equal to the fair market value of the TARP Warrants so exchanged or any other instrument or security required to be issued in the Program Documentation.

“TARP Preferred Stock” means senior perpetual Preferred Stock initially issued to Treasury qualifying as Tier 1 capital pursuant to the Program Documentation.

“TARP Warrants” means warrants on the Common Stock of the Company initially issued to Treasury pursuant to the Program Documentation.

“Treasury” means the United States Department of Treasury.

(b)   Section 4.04 of the Base Indenture is amended by:

(i)           (a) deleting the word “or” after the semicolon in clause (b)(9), (b) replacing the comma after the word “Notes” with a semicolon in clause (b)(10) and (c) adding the following after such clause (b)(10):

“(11)           any payment of dividends with respect to the TARP Preferred Stock, any Substitution Permanent Equity or any Capital Stock issued by the Company in any Qualified Equity Offering; provided the aggregate face amount of any Preferred Stock issued by the Company in all Qualified Equity Offerings does not exceed $500,000,000 and the dividend rate on any Preferred Stock issued in a Qualified Equity Offering does not exceed 9.9% per annum; or

(12)           any redemption or repurchase of any shares of TARP Preferred Stock, any TARP Warrants, any Substitution Permanent Equity or any Capital Stock issued by the Company in any Qualified Equity Offering, in each case using the Net Cash Proceeds of one or more Qualified Equity Offerings; provided the aggregate face amount of any Preferred Stock issued by the Company in all Qualified Equity Offerings does not exceed $500,000,000 and the dividend rate on any Preferred Stock issued in a Qualified Equity Offering does not exceed 9.9% per annum,”

(ii)           amending and restating clause (c) in its entirety as follows:

“Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (10), (11) or (12) thereof, clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof, an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof, the repurchase of Capital Stock referred to in clause (7) thereof or the repurchase of Common Stock referred to in clause (9) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3), (4) or (6), shall be included in calculating whether the conditions of clause (D) of the first paragraph of this Section 4.04 have been met with respect to any subsequent Restricted Payments. If the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes or any Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (D) of the first paragraph of this Section 4.04 only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.”

5

Article 3
Miscellaneous

Section 3.01. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 3.02. Counterparts. This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 3.03. Full Force and Effect. Except as amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified, and confirmed by the Company and the Trustee. The consent of the Holders to this Supplemental Indenture shall not constitute an amendment or waiver of any provision of the Indenture except to the extent expressly set forth herein, and shall not be construed as a waiver of or consent to any further or future action on the part of the Company or waiver of any Default or Event of Default, except to the extent expressly set forth herein.

Section 3.04. Trustee Not Responsible For Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture except that the Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and perform its obligations hereunder.

Section 3.05. This Supplemental Indenture is an amendment supplemental to the Indenture and said Indenture and this Supplemental Indenture shall henceforth be read together.

6

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

E*TRADE FINANCIAL CORPORATION
By:
Name:
Title:

7

THE BANK OF NEW YORK, as Trustee
By:
Name:
Title:

8

The Letter of Transmittal and Consent and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address or facsimile number set forth below.

The Information Agent and Exchange Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

BY MAIL: P.O. Box 859208 Braintree, MA 02185-9208 Attention: Corporate Actions; E*TRADE	BY OVERNIGHT COURIER: 161 Bay State Drive Briantree, MA 02184 Attention: Corporate Actions; E*TRADE

By Facsimile:

(For Eligible Institutions only)

(781) 930-4942

Attention: E*TRADE

Confirmation by Telephone:

(781) 930-4900

Questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at its respective telephone numbers and mailing and delivery address listed above.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offer.